Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

TCF Financial Corporation:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial condition of TCF Financial Corporation and subsidiaries (the Corporation) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Corporation’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 2, 2020 expressed an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Assessment of the fair value measurements of acquired loans and leases and the core deposit intangible in the Merger

As discussed in Note 3 to the consolidated financial statements, on August 1, 2019 (the Merger Date), legacy TCF Financial Corporation (Legacy TCF) merged into Chemical Financial Corporation (Chemical) as legal acquirer and surviving company (the Merger). The merger was accounted for as a business combination using the acquisition method of accounting with Legacy TCF as the accounting acquirer. Accordingly, Legacy TCF acquired loans and leases with a fair value of $15.7 billion and established a core deposit intangible (CDI) with a fair value of $138.2 million. The fair value of acquired loans and leases was based on a discounted cash flow methodology that projected principal and interest payments using key assumptions of probability of default (PD), loss given default (LGD), discount rate, and prepayment rate. The fair value of the CDI was based on an income approach methodology whereby projected net cash flow benefits were derived from estimating costs to carry deposits compared to alternative funding costs, and included key assumptions related to discount rate, deposit interest rates, customer attrition rates, costs of alternative funding, and net maintenance costs.

We identified the assessment of the fair value measurements of acquired loans and leases and the CDI in the Merger as a critical audit matter. These fair value measurements involved a high degree of measurement uncertainty and subjectivity, which required industry knowledge and experience to evaluate the measurements. Specifically, the assessment of these fair value measurements encompassed the evaluation of the methodologies of acquired loans and leases and the CDI, including the key assumptions and the inputs used to develop the key assumptions. The fair value measurements of the loans and leases and the CDI also included an evaluation of the mathematical accuracy of certain calculations.

The following are the primary procedures we performed to address the critical audit matter. Tested certain internal controls over the (1) development of the overall fair value methodologies, (2) determination of the key assumptions, as listed above, (3) evaluating the inputs used to develop key assumptions, (4) calculation of the fair value measurements, and (5) analysis of the fair value measurements results. We evaluated the Corporation’s process to develop the fair value measurements and key assumptions by testing certain inputs used to develop the assumptions and considered the relevance and reliability of such inputs and assumptions. We involved valuation professionals with industry knowledge and experience who assisted in the evaluation of the:

•	overall fair value measurement methodologies for compliance with U.S. generally accepted accounting principles,

•	key assumptions, as listed above, and inputs used to develop those assumptions, that were used in the fair value measurements,

•	development and application of the PD and LGD assumptions used in the loan and leases fair value measurement,

•	individual risk ratings for acquired loans and leases, which are used in the selection of the PD assumption, for a selection of relationships within the commercial loan and leases portfolio, and

•	mathematical accuracy of certain calculations within the fair value measurements.

Assessment of the allowance for loan and lease losses related to loans and leases collectively evaluated for impairment

As discussed in Notes 3 and 8 to the consolidated financial statements, the Corporation’s allowance for loan and lease losses related to loans and leases collectively evaluated for impairment (the collective reserve) was $102.2 million of a total allowance of $113.1 million as of December 31, 2019. The Corporation estimated the collective reserve using methodologies that derive historical loss rates based on historical observation periods and loss emergence period assumptions. For the commercial loan and lease portfolio, such historical loss rates also incorporate risk ratings, and for certain commercial loans, the probability of default (PD) and loss given default (LGD). For the consumer loan portfolio, such historical loss rates also incorporate collateral fair values. The collective reserve includes adjustments for certain qualitative factors.

We identified the assessment of the collective reserve as a critical audit matter because it involved significant measurement uncertainty requiring subjective and complex auditor judgment, and knowledge and experience in the industry. Specifically, this assessment encompassed the evaluation of the collective reserve methodologies used to estimate the (1) historical loss rates, and their key inputs and assumptions, including the historical observation periods and loss emergence period assumptions for the commercial loan and lease portfolio and the consumer loan portfolio, risk ratings for the commercial loan and lease portfolio, PD and LGD for certain commercial loans, and collateral fair values for consumer loans; and (2) qualitative factors. The assessment included an evaluation of the mathematical accuracy of the collective reserve calculations. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.

The following are the primary procedures we performed to address the critical audit matter. Tested certain internal controls over the (1) development of the methodologies over the collective reserve and qualitative factors, (2) determination of the key inputs and assumptions used to estimate the historical loss rates, (3) determination of the qualitative factors, (4) calculation of the collective reserve, and (5) analysis of the collective reserve results compared to relevant trends and ratios. We evaluated the relevance and reliability of data, inputs, and assumptions used in the collective reserve. We involved credit risk professionals with industry knowledge and experience who assisted in the evaluation of the:

•	collective reserve methodologies, including the key inputs and assumptions, for compliance with U.S. generally accepted accounting principles,

•

length of the historical observation period assumptions used in (1) the historical loss rates for the commercial loan and lease portfolio, and the consumer loan portfolio, and (2) the PD and LGD for certain commercial loans,

•	methodologies used to develop the loss emergence period assumptions for the commercial loan and lease portfolio and the consumer loan portfolio,

•	individual risk ratings for a selection of relationships within the commercial loan and lease portfolio,

•	fair value of collateral for consumer loans,

•	qualitative factors and the effect of those factors on the collective reserve, and

•	mathematical accuracy of the collective reserve calculations for the commercial loan and lease portfolio and the consumer loan portfolio.

We evaluated the collective reserve by comparing current and historical reserve ratios and credit metrics. We also evaluated the results of the procedures performed to assess the sufficiency of the audit evidence obtained related to the collective reserve.

/s/ KPMG LLP

We have served as the Corporation’s auditor since 1991.

Detroit, Michigan

March 2, 2020

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	At December 31, 2019	At December 31, 2018
ASSETS
Cash and cash equivalents:
Cash and due from banks	$491,787	$279,267
Interest-bearing deposits with other banks	736,584	307,790

Total cash and cash equivalents	1,228,371	587,057
Federal Home Loan Bank and Federal Reserve Bank stocks, at cost	442,440	91,654
Investment securities:
Available-for-sale, at fair value	6,720,001	2,470,065
Held-to-maturity, at amortized cost (fair value of $144,844 and $149,267)	139,445	148,852

Total investment securities	6,859,446	2,618,917
Loans and leases held-for-sale (includes $91,202 and $18,070 at fair value)	199,786	90,664
Loans and leases	34,497,464	19,073,020
Allowance for loan and lease losses	(113,052)	(157,446)

Loans and leases, net	34,384,412	18,915,574
Premises and equipment, net	533,138	427,534
Goodwill	1,299,878	154,757
Other intangible assets, net	168,368	20,496
Loan servicing rights	56,313	23
Other assets	1,479,401	792,936

Total assets	$46,651,553	$23,699,612

LIABILITIES AND EQUITY
Liabilities
Deposits:
Noninterest-bearing	$7,970,590	$3,936,155
Interest-bearing	26,497,873	14,967,531

Total deposits	34,468,463	18,903,686
Short-term borrowings	2,669,145	—
Long-term borrowings	2,354,448	1,449,472
Other liabilities	1,432,256	790,194

Total liabilities	40,924,312	21,143,352

Equity
Preferred stock, $0.01 par value
Authorized—2,000,000 shares at December 31, 2019 and 30,000,000 shares at December 31, 2018
Issued and outstanding—7,000 shares at both December 31, 2019 and December 31, 2018	169,302	169,302
Common stock, $1.00 par value at both December 31, 2019 and December 31, 2018
Authorized—220,000,000 shares at December 31, 2019 and 142,268,000 shares at December 31, 2018
Issued—152,965,571 shares at December 31, 2019 and 88,198,460 shares at December 31, 2018	152,966	88,198
Additional paid-in capital	3,462,080	798,627
Retained earnings	1,896,427	1,766,994
Accumulated other comprehensive income (loss)	54,277	(33,138)
Treasury stock at cost and other (4,909,069 Treasury shares at December 31, 2018)	(28,037)	(252,182)

Total TCF Financial Corporation shareholders’ equity	5,707,015	2,537,801
Non-controlling interest	20,226	18,459

Total equity	5,727,241	2,556,260

Total liabilities and equity	$46,651,553	$23,699,612

See accompanying notes to consolidated financial statements.

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

	Year Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2017
Interest income
Interest and fees on loans and leases	$1,430,628	$1,082,135	$966,928
Interest on investment securities:
Taxable	106,027	41,406	22,818
Tax-exempt	11,651	17,138	14,896
Interest on loans held-for-sale	18,599	6,686	16,612
Interest on other earning assets	20,356	11,964	10,491

Total interest income	1,587,261	1,159,329	1,031,745

Interest expense
Interest on deposits	226,157	107,690	66,464
Interest on borrowings	72,072	43,144	27,807

Total interest expense	298,229	150,834	94,271

Net interest income	1,289,032	1,008,495	937,474
Provision for credit losses	65,282	46,768	68,443

Net interest income after provision for credit losses	1,223,750	961,727	869,031

Noninterest income
Leasing revenue	163,718	172,603	134,460
Fees and service charges on deposit accounts	127,860	113,242	115,567
Card and ATM revenue	87,221	78,406	75,165
Net gains on sales of loans and leases	26,308	33,695	45,318
Servicing fee revenue	20,776	27,334	41,347
Wealth management revenue	10,413	—	—
Net gains on investment securities	7,425	348	237
Other	21,811	28,769	23,969

Total noninterest income	465,532	454,397	436,063

Noninterest expense
Compensation and employee benefits	576,922	502,196	503,618
Occupancy and equipment	189,560	165,839	156,913
Lease financing equipment depreciation	76,426	73,829	55,901
Net foreclosed real estate and repossessed assets	13,523	17,050	17,756
Merger-related expenses	171,968	—	—
Other	303,716	255,486	325,746

Total noninterest expense	1,332,115	1,014,400	1,059,934

Income before income tax expense	357,167	401,724	245,160
Income tax expense (benefit)	50,241	86,096	(33,624)

Income after income tax expense (benefit)	306,926	315,628	278,784
Income attributable to non-controlling interest	11,458	11,270	10,147

Net income attributable to TCF Financial Corporation	295,468	304,358	268,637
Preferred stock dividends	9,975	11,588	19,904
Impact of preferred stock redemption	—	3,481	5,779

Net income available to common shareholders	$285,493	$289,289	$242,954

Earnings per common share
Basic	$2.56	$3.44	$2.83
Diluted	2.55	3.43	2.83
Weighted-average common shares outstanding
Basic	111,604,094	84,133,983	85,706,054
Diluted	111,818,365	84,324,686	85,734,575

See accompanying notes to consolidated financial statements.

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
(In thousands)	2019	2018	2017
Net income attributable to TCF Financial Corporation	$295,468	$304,358	$268,637
Other comprehensive income (loss), net of tax:
Net unrealized gains (losses) on available-for-sale investment securities and interest-only strips	84,120	(11,669)	16,454
Net unrealized gains (losses) on net investment hedges	(5,186)	10,450	(2,746)
Foreign currency translation adjustment	8,514	(13,368)	4,921
Recognized postretirement prior service cost	(33)	(34)	(29)

Total other comprehensive income (loss), net of tax	87,415	(14,621)	18,600

Comprehensive income	$382,883	$289,737	$287,237

See accompanying notes to consolidated financial statements.

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Equity

	TCF Financial Corporation
	Number of Shares Issued		Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock and Other	Total	Non- controlling Interest	Total Equity
(Dollars in thousands)	Preferred	Common
Balance, December 31, 2016	4,006,900	86,902,632	$263,240	$86,903	$777,583	$1,382,901	$(33,725)	$(49,419)	$2,427,483	$17,162	$2,444,645
Change in accounting principle	—	—	—		1,319	(1,319)	—	—	—	—	—

Balance, January 1, 2017	4,006,900	86,902,632	263,240	86,903	778,902	1,381,582	(33,725)	(49,419)	2,427,483	17,162	2,444,645
Reclassification of stranded tax effects from AOCI to retained earnings	—	—	—	—	—	3,392	(3,392)	—	—	—	—
Net income	—	—	—	—	—	268,637	—	—	268,637	10,147	278,784
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	18,600	—	18,600	—	18,600
Net investment by (distribution to) non-controlling interest	—	—	—	—	—	—	—	—	—	(9,482)	(9,482)
Public offering of Series C Preferred Stock	7,000	—	169,302	—	—	—	—	—	169,302	—	169,302
Redemption of Series A Preferred Stock	(6,900)	—	(166,721)	—	—	(5,779)	—	—	(172,500)	—	(172,500)
Repurchases of 226,848 shares of common stock	—	—	—	—	—	—	—	(9,163)	(9,163)	—	(9,163)
Dividends on 7.50% Series A Preferred Stock	—	—	—	—	—	(11,320)	—	—	(11,320)	—	(11,320)
Dividends on 6.45% Series B Preferred Stock	—	—	—	—	—	(6,450)	—	—	(6,450)	—	(6,450)
Dividends on 5.70% Series C Preferred Stock	—	—	—	—	—	(2,134)	—	—	(2,134)	—	(2,134)
Dividends on common stock of $0.59 per common share	—	—	—	—	—	(50,617)	—	—	(50,617)	—	(50,617)
Common shares purchased by TCF employee benefit plans	—	701,914	—	702	22,552	—	—	—	23,254	—	23,254
Stock compensation plans, net of tax	—	(130,838)	—	(131)	7,796	—	—	—	7,665	—	7,665
Change in shares held in trust for deferred compensation plans, at cost	—	—	—	—	(17,785)	—	—	17,785	—	—	—

Balance, December 31, 2017	4,007,000	87,473,708	$265,821	$87,474	$791,465	$1,577,311	$(18,517)	$(40,797)	$2,662,757	$17,827	$2,680,584

Change in accounting principle	—	—	—	—	—	(116)	—	—	(116)	—	(116)

Balance, January 1, 2018	4,007,000	87,473,708	265,821	87,474	791,465	1,577,195	(18,517)	(40,797)	2,662,641	17,827	2,680,468
Net income	—	—	—	—	—	304,358	—	—	304,358	11,270	315,628
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	(14,621)	—	(14,621)	—	(14,621)
Net investment by (distribution to) non-controlling interest	—	—	—	—	—	—	—	—	—	(10,638)	(10,638)
Redemption of Series B Preferred Stock	(4,000,000)	—	(96,519)	—	—	(3,481)	—	—	(100,000)	—	(100,000)
Repurchases of 4,668,722 shares of common stock	—	—	—	—	—	—	—	(212,929)	(212,929)	—	(212,929)
Dividends on 6.45% Series B Preferred Stock	—	—	—	—	—	(1,613)	—	—	(1,613)	—	(1,613)
Dividends on 5.70% Series C Preferred Stock	—	—	—	—	—	(9,975)	—	—	(9,975)	—	(9,975)
Dividends on common stock of $1.18 per common share	—	—	—	—	—	(99,490)	—	—	(99,490)	—	(99,490)
Common stock warrants exercised	—	553,279	—	553	(553)	—	—	—	—	—	—
Common shares purchased by TCF employee benefit plans	—	17,594	—	18	697	—	—	—	715	—	715
Stock compensation plans, net of tax	—	153,879	—	153	8,184	—	—	378	8,715	—	8,715
Change in shares held in trust for deferred compensation plans, at cost	—	—	—	—	(1,166)	—	—	1,166	—	—	—

Balance, December 31, 2018	7,000	88,198,460	$169,302	$88,198	$798,627	$1,766,994	$(33,138)	$(252,182)	$2,537,801	$18,459	$2,556,260

See accompanying notes to consolidated financial statements.

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Equity, Continued

	TCF Financial Corporation
	Number of Shares Issued		Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock and Other	Total	Non- controlling Interest	Total Equity
(Dollars in thousands)	Preferred	Common
Balance, December 31, 2018	7,000	88,198,460	$169,302	$88,198	$798,627	$1,766,994	$(33,138)	$(252,182)	$2,537,801	$18,459	$2,556,260
Net income	—	—	—	—	—	295,468	—	—	295,468	11,458	306,926
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	87,415	—	87,415	—	87,415
Reverse merger with Chemical Financial Corporation	—	65,539,678	—	65,540	2,687,153	—	—	265,863	3,018,556	—	3,018,556
Net investment by (distribution to) non-controlling interest	—	—	—	—	—	—	—	—	—	(9,691)	(9,691)
Repurchases of 2,111,725 shares of common stock	—	(657,817)	—	(658)	(26,846)	—	—	(58,805)	(86,309)	—	(86,309)
Dividends on 5.70% Series C Preferred Stock	—	—	—	—	—	(9,975)	—	—	(9,975)	—	(9,975)
Dividends on common stock of $1.29 per common share	—	—	—	—	—	(156,060)	—	—	(156,060)	—	(156,060)
Stock compensation plans, net of tax	—	(114,750)	—	(114)	4,474	—	—	15,759	20,119	—	20,119
Change in shares held in trust for deferred compensation plans, at cost	—	—	—	—	(1,328)	—	—	1,328	—	—	—

Balance, December 31, 2019	7,000	152,965,571	$169,302	$152,966	$3,462,080	$1,896,427	$54,277	$(28,037)	$5,707,015	$20,226	$5,727,241

See accompanying notes to consolidated financial statements.

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2019	2018	2017
Cash flows from operating activities
Net income	$306,926	$315,628	$278,784
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for credit losses	65,282	46,768	68,443
Share-based compensation expense	28,351	17,824	14,743
Depreciation and amortization	308,638	204,778	191,824
Impairment of goodwill and other intangible assets	—	—	73,409
Provision (benefit) for deferred income taxes	30,410	58,986	(53,729)
Net gains on sales of assets	(66,298)	(39,881)	(51,965)
Proceeds from sales of loans and leases held-for-sale	966,352	372,354	280,640
Originations of loans and leases held-for-sale, net of repayments	(835,047)	(375,622)	(430,121)
Impairment of loan servicing rights	3,882	—	—
Net change in other assets	(263,351)	(35,154)	(108,700)
Net change in other liabilities	162,533	39,898	17,826
Other, net	(65,921)	(41,949)	(36,196)

Net cash provided by (used in) operating activities	641,757	563,630	244,958

Cash flows from investing activities
Proceeds from sales of investment securities available-for-sale	1,986,386	254,146	—
Proceeds from maturities of and principal collected on investment securities available-for-sale	735,861	169,622	116,358
Purchases of investment securities available-for-sale	(2,806,598)	(1,230,430)	(353,557)
Proceeds from maturities of and principal collected on investment securities held-to-maturity	17,632	15,407	21,186
Purchases of investment securities held-to-maturity	(6,844)	(2,188)	(1,051)
Redemption of Federal Home Loan Bank stock	256,021	269,002	246,002
Purchases of Federal Home Loan Bank stock	(370,000)	(278,000)	(254,000)
Proceeds from sales of loans and leases	1,985,093	903,606	1,618,791
Loan and lease originations and purchases, net of principal collected	(2,037,489)	(957,672)	(2,726,967)
Proceeds from sales of other assets	113,771	88,942	63,875
Purchases of premises and equipment and lease equipment	(154,540)	(155,664)	(168,272)
Net cash acquired (paid) in business combinations	975,014	—	(8,120)
Other, net	(27,431)	20,935	26,103

Net cash provided by (used in) investing activities	666,876	(902,294)	(1,419,652)

Cash flows from financing activities
Net change in deposits	(901,522)	549,157	1,094,612
Net change in short-term borrowings	45,584	160	(4,747)
Proceeds from long-term borrowings	5,957,492	9,380,950	9,990,967
Payments on long-term borrowings	(5,499,669)	(9,182,536)	(9,816,286)
Payments on liabilities related to acquisition and portfolio purchase	(1,000)	(2,000)	(3,000)
Redemption of Series B preferred stock	—	(100,000)	—
Net proceeds from public offering of Series C preferred stock	—	—	169,302
Redemption of Series A preferred stock	—	—	(172,500)
Repurchases of common stock	(86,309)	(212,929)	(9,163)
Common shares sold to TCF employee benefit plans	—	715	23,254
Dividends paid on preferred stock	(9,975)	(11,588)	(19,904)
Dividends paid on common stock	(156,060)	(99,490)	(50,617)
Exercise of stock options	29	(997)	(57)
Payments related to tax-withholding upon conversion of share-based awards	(6,198)	(6,865)	(5,506)
Net investment by (distribution to) non-controlling interest	(9,691)	(10,638)	(9,482)

Net cash provided by (used in) financing activities	(667,319)	303,939	1,186,873

Net change in cash and due from banks	641,314	(34,725)	12,179
Cash and cash equivalents at beginning of period	587,057	621,782	609,603

Cash and cash equivalents at end of period	$1,228,371	$587,057	$621,782

Supplemental disclosures of cash flow information
Cash paid (received) for:
Interest on deposits and borrowings	$269,474	$139,026	$86,411
Income taxes, net	12,177	(26,308)	62,115
Noncash activities:
Transfer of loans and leases to other assets	88,716	105,247	100,608
Transfer of loans and leases from held for investment to held for sale, net	2,184,134	848,941	1,320,210

See accompanying notes to consolidated financial statements.

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1. Basis of Presentation

On August 1, 2019 (the “Merger Date”), TCF Financial Corporation, a Delaware corporation (“Legacy TCF”), merged with and into Chemical Financial Corporation, a Michigan corporation (“Chemical”), with Chemical continuing as the surviving legal corporation (the “Merger”). Immediately following the Merger, Chemical’s wholly owned bank subsidiary, Chemical Bank, a Michigan state-chartered bank, merged with and into Legacy TCF’s wholly owned bank subsidiary, TCF National Bank, a national banking association, with TCF National Bank surviving the merger (“TCF Bank”). Upon completion of the Merger, Chemical was renamed TCF Financial Corporation. TCF Financial Corporation (together with its direct and indirect subsidiaries, “we,” “us,” “our,” “TCF” or the “Corporation”), is a financial holding company, headquartered in Detroit, Michigan. TCF Bank has its main office in Sioux Falls, South Dakota. References herein to “TCF Financial” refer to TCF Financial Corporation on an unconsolidated basis.

The Merger was accounted for as a reverse merger using the acquisition method of accounting, therefore, Legacy TCF was deemed the acquirer for financial reporting purposes, even though Chemical was the legal acquirer. Accordingly, Legacy TCF’s historical financial statements are the historical financial statements of the combined company for all periods before the Merger Date. TCF’s results of operations for 2019 include the results of operations of Chemical on and after August 1, 2019. Results for periods before August 1, 2019 reflect only those of Legacy TCF and do not include the results of operations of Chemical. The number of shares issued and outstanding, earnings per share, additional paid-in-capital, dividends paid and all references to share quantities of TCF have been retrospectively restated to reflect the equivalent number of shares issued in the Merger as the Merger was treated as a reverse merger. See “Note 2. Merger” for further information. In addition, the assets and liabilities of Chemical as of the Merger Date have been recorded at their estimated fair value and added to those of Legacy TCF.

TCF Bank operates bank branches primarily located in Michigan, Illinois and Minnesota with additional locations in Arizona, Colorado, Ohio, South Dakota and Wisconsin (TCF’s “primary banking markets”). Through its direct subsidiaries, TCF Bank provides a full range of consumer-facing and commercial services, including consumer and commercial banking, trust and wealth management, and specialty leasing and lending products and services to consumers, small businesses and commercial customers.

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. These estimates are based on information available to management at the time the estimates are made. Actual results could differ from those estimates. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

In connection with the Merger, effective August 1, 2019, the Corporation renamed its Wholesale Banking segment to Commercial Banking to align with the way the Corporation is now managed. In addition, activity that was related to small business banking and private banking were moved from the Commercial Banking segment to the Consumer Banking segment. The Merger did not have any impact on Legacy TCF goodwill balances. The revised presentation of previously reported segment data has been applied retroactively for all periods presented in these financial statements. See “Note 25. Reportable Segments” for further information.

Note 2. Merger

As described in Note 1. Basis of Presentation, on August 1, 2019, the Corporation completed the Merger with Legacy TCF.

The Merger was an all-stock transaction. Pursuant to the merger agreement, on the Merger Date, each holder of Legacy TCF common stock received 0.5081 shares (the “Exchange Ratio”) of TCF’s common stock for each share of Legacy TCF common stock held. Each outstanding share of common stock of Chemical remained outstanding and was unaffected by the Merger other than by the change of the Corporation’s name from Chemical Financial Corporation to TCF Financial Corporation. As of the effective time of the Merger on August 1, 2019, TCF Financial had approximately 153.5 million shares of common stock outstanding. On the Merger Date, the shares of Legacy TCF common stock, which previously traded under the ticker symbol “TCF” on the New York Stock Exchange (the “NYSE”), ceased trading on, and were delisted from, the NYSE. Following the Merger, TCF Financial common stock continues to trade on the Nasdaq Stock Market (“NASDAQ”), but its ticker symbol changed from “CHFC” to “TCF” effective August 1, 2019.

Pursuant to the merger agreement, each outstanding share of Legacy TCF 5.70% Series C Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share (the “Legacy TCF Preferred Stock”) was converted into the right to receive one share of newly created 5.70% Series C Non-Cumulative Perpetual Preferred Stock of TCF, with a liquidation preference of $25,000 per share (the “New TCF Preferred Stock”), and each depository share representing 1/1000th of a share of Legacy TCF Preferred Stock was converted into one depositary share representing 1/1000th of a share of New TCF Preferred Stock. Immediately following the effective time of the Merger, as of August 1, 2019, TCF Financial had 7,000 shares of New TCF Preferred Stock outstanding and 7.0 million related depositary shares outstanding.

The Merger constituted a business combination and was accounted for as a reverse merger using the acquisition method of accounting, therefore, Legacy TCF was deemed the acquirer for financial reporting purposes even though Chemical was the legal acquirer. As a result, the historical financial statements of Legacy TCF became the historical financial statements of the combined company. In addition, the assets acquired, including the intangible assets identified, and assumed liabilities of Chemical as of the Merger Date, have been recorded at their estimated fair value and added to those of Legacy TCF. In many cases, the determination of fair value required management to make estimates about discount rates, expected future cash flows, market conditions and other future events that are highly subjective in nature and subject to change.

As the legal acquirer, Chemical (now TCF Financial Corporation) issued approximately 81.9 million shares of TCF Financial common stock in connection with the Merger, which represented approximately 53% of the voting interests in TCF Financial upon completion of the Merger. Guidance in Accounting Standards Codification (“ASC”) 805-40-30-2 explains that the purchase price in a reverse acquisition is determined based on “the number of equity interests the legal acquiree would have had to issue to give the owners of the legal acquirer the same percentage equity interest in the combined entity that results from the reverse acquisition.” The first step in calculating the purchase price in the Merger is to determine the ownership of the combined company following the Merger. The table below summarizes the ownership of the combined company (“TCF Financial”) following the Merger, as well as the market capitalization of the combined company using shares of Chemical and Legacy TCF common stock outstanding at July 31, 2019 and Chemical’s closing price on July 31, 2019.

(Dollars in thousands)	TCF Financial Ownership and Market Value
	Number of Chemical Outstanding Shares	Percentage Ownership	Market Value at $42.04 Chemical Share Price
Legacy TCF shareholders	81,920,494	53.38%	$3,443,938
Chemical shareholders	71,558,755	46.62	3,008,330

Total	153,479,249	100.00	$6,452,268

Next, the hypothetical number of shares Legacy TCF would have to issue to give Chemical owners the same percentage ownership in the combined company is calculated in the table below (based on shares of Legacy TCF common stock outstanding at July 31, 2019):

	Hypothetical Legacy TCF Ownership
	Number of Legacy TCF Outstanding Shares	Percentage Ownership
Legacy TCF shareholders	161,229,078	53.38%
Chemical shareholders	140,835,967	46.62

Total	302,065,045	100.00

Finally, the purchase price is calculated based on the number of hypothetical shares of Legacy TCF common stock issued to Chemical shareholders multiplied by the share price as demonstrated in the table below.

(Dollars in thousands, except per share data)
Number of hypothetical Legacy TCF shares issued to Chemical shareholders	140,835,967
Legacy TCF market price per share as of July 31, 2019	$21.38
Purchase price determination of hypothetical Legacy TCF shares issued to Chemical shareholders	3,011,073
Value of Chemical stock options hypothetically converted to options to acquire shares of Legacy TCF common stock	7,335
Cash in lieu of fractional shares	148

Purchase price consideration	$3,018,556

The following table provides the purchase price allocation as of the Merger Date and the assets acquired and liabilities assumed at their estimated fair value as of the Merger Date as recorded by the Corporation. We recorded the estimate of fair value based on initial valuations available at the Merger Date and these estimates were considered preliminary as of September 30, 2019, and subject to adjustment for up to one year after the Merger Date. While we believe that the information available on the Merger Date provided a reasonable basis for estimating fair value, we expect that we may obtain additional information and evidence during the measurement period that would result in changes to the estimated fair value amounts. The measurement period ends on the earlier of one year after the Merger Date or the date we are able to determine that we have obtained all necessary information about the facts and circumstances that existed as of Merger Date. During the fourth quarter of 2019, we obtained additional information and evidence on certain acquired assets and assumed liabilities and adjusted the estimated fair value accordingly. We anticipate finalizing all valuations and recording final adjustments during the first quarter of 2020. These adjustments include: (i) changes in the estimated fair value of loans and leases acquired, (ii) changes in deferred tax assets related to fair value estimates and changes in the expected realization of items considered to be net operating loss carryforwards and (iii) changes in goodwill as a result of the net effect of any adjustments.

(In thousands)
Purchase price consideration:
Stock	$3,018,556
Fair value of assets acquired(1):
Cash and cash equivalents	975,014
Federal Home Loan Bank and Federal Reserve Bank stocks	218,582
Investment securities	3,774,738
Loans held-for-sale	44,532
Loans and leases	15,730,605
Premises and equipment	140,219
Loan servicing rights	59,567
Other intangible assets	159,532
Net deferred tax asset(2)	61,647
Other assets	552,432

Total assets acquired	21,716,868
Fair value of liabilities assumed(1):
Deposits	16,418,215
Short-term borrowings	2,629,426
Long-term borrowings	442,323
Other liabilities	353,469

Total liabilities assumed	19,843,433
Fair value of net identifiable assets	1,873,435

Goodwill resulting from Merger(1)	$1,145,121

(1)

All amounts were previously reported in the Corporation’s Quarterly Report on Form 10-Q for the three- and nine-month periods ended September 30, 2019, with the exception of the following adjustments to fair value based on additional information obtained in the the fourth quarter of 2019: (i) loans and leases ($4.4 million increase), (ii) other intangible assets ($42.0 million decrease), (iii) net deferred tax asset ($12.3 million increase), (iv) other assets ($1.4 million decrease), (v) deposits ($196 thousand increase), (vi) other liabilities ($7.9 million increase) and (vii) goodwill resulting from Merger ($34.8 million increase).

(2)

Net deferred tax asset includes acquisition-related fair value adjustments, loss and tax credit carry forwards, and deferred tax impacts of loan servicing rights and core deposit and customer intangibles.

As described in more detail in Note 3. Summary of Significant Accounting Policies below, all Chemical loans and leases were recorded at their estimated fair value as of the Merger Date with no carryover of the related allowance for loan and lease losses. The acquired loans and leases were segregated into two classifications at acquisition, purchased credit impaired (“PCI”) loans accounted for under the provisions of Accounting Standards Codification (“ASC”) Topic 310-30, and purchased nonimpaired loans and leases, also referred to as purchased loans and leases. The excess of cash flows expected to be collected over the estimated fair value of PCI loans is referred to as the accretable yield and is accreted into interest income over the estimated remaining life of the loan using the effective yield method. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayment and estimates of future credit losses expected to be incurred, is referred to the nonaccretable difference.

Information regarding acquired loans and leases included in loans and leases acquired at the Merger Date was as follows:

(In thousands)
PCI loans:
Contractually required payments receivable	$413,176
Nonaccretable difference	(63,014)

Expected cash flows	350,162
Accretable yield	38,479

Fair value of PCI loans	$311,683
Purchased nonimpaired loans and leases:
Unpaid principal balance	$15,636,020
Fair value discount	(217,098)

Fair value at acquisition	15,418,922

Total fair value at acquisition	$15,730,605

Supplemental disclosures of cash flow information related to investing and financing activities regarding the Merger are as follows for the year ended December 31, 2019:

(In thousands)
Business combination
Fair value of tangible assets acquired	$21,497,769
Goodwill, loan servicing rights and other identifiable intangible assets acquired	1,364,220
Liabilities assumed	19,843,433
Common stock and stock options converted	3,018,556

Other intangible assets consisted of core deposits and customer relationship intangibles with estimated fair values at the Merger Date of $138.2 million and $21.3 million, respectively. Core deposit intangibles are being amortized over a weighted-average life of ten years on an accelerated basis. Customer relationship intangibles are being amortized over a weighted-average life of 15.6 years based on expected economic benefits of the underlying intangible assets. The weighted-average life of amortizable intangibles acquired in the Merger was eleven years.

As a result of the Merger, we recorded $1.1 billion of goodwill. Of the $1.1 billion, $522.0 million was attributable to Consumer Banking and $623.1 million was attributable to Commercial Banking. The goodwill recorded is not deductible for income tax purposes.

Pro Forma Combined Results of Operations (Unaudited) The following pro forma financial information presents the consolidated results of operations of Legacy TCF and Chemical as if the Merger had occurred as of January 1, 2017 with pro forma adjustments. The pro forma adjustments give effect to any change in interest income due to the accretion of the discount (amortization of premium) associated with the fair value adjustments to acquired loans and leases, any change in interest expense due to estimated premium amortization/discount accretion associated with the fair value adjustments to acquired time deposits and borrowings and other debt and the amortization of the core deposit intangible that would have resulted had the deposits been acquired as of January 1, 2017. Merger-related expenses incurred by TCF during the year ended December 31, 2019 are not reflected in the pro forma amounts. The pro forma information does not necessarily reflect the results of operations that would have occurred had Legacy TCF merged with Chemical at the beginning of 2017. Anticipated cost savings that have not yet been realized are also not reflected in the pro forma amounts for the years ended December 31, 2019, 2018 and 2017.

	Year Ended December 31,
(In thousands, except per share data)	2019	2018	2017
Net interest income and other noninterest income	$2,225,244	$2,228,154	$2,086,745
Net income	587,335	590,594	432,128
Net income available to common shareholders	577,360	575,525	406,445
Earnings per share:
Basic	$3.77	$3.70	$2.61
Diluted	3.75	3.67	2.60

Note 3. Summary of Significant Accounting Policies

Business Combinations Pursuant to the guidance of ASC Topic 805 (“ASC 805”), the Corporation recognized assets acquired, including identified intangible assets, and the liabilities assumed in mergers and acquisitions at their fair values as of the acquisition date, with the acquisition and merger-related transaction and restructuring costs expensed in the period incurred.

ASC 805 affords a measurement period beyond the acquisition date that allows the opportunity to finalize the acquisition accounting in the event that new information is identified that existed as of the acquisition date but was not known or available at that time. This measurement period ends on the earlier of one year after the acquisition or the date information about the facts and circumstances that existed at the acquisition are available. TCF anticipates that measurement period adjustments may arise from adjustments to the fair values of Chemical’s assets and liabilities recorded at the Merger Date, as additional information and evidence is obtained. In the event that a measurement period adjustment is identified, TCF will recognize the adjustment as part of its acquisition accounting, which may result in an adjustment to goodwill in the period the adjustment was identified.

In determining the estimated fair value of assets acquired as part of the Merger with Chemical, including the estimated fair value of acquired loans and leases and a core deposit intangible, management relied on a framework of internal controls in place to evaluate the relevance and reliability of key inputs and assumptions used in the fair value and to ensure the mathematical accuracy used to determine an appropriate fair value. Acquired loans and leases were valued using a discounted cash flow methodology with adjustments to contractual cash flows for probability of default, loss given default, discount rates and prepayments rates. Management based the assumptions used on historical data or available market information. The fair value of the core deposit intangible was estimated under the income approach based on discounted net cash flows. This estimate was determined by projecting net cash flow benefits derived from estimating costs to carry deposits compared to alternative funding costs, and includes key assumptions related to deposit interest rates, customer attrition rates, costs of alternative funding, discount rate, and net maintenance costs.

These assumptions were based on both internal data and available market information. Management reviewed the relevance and reliability of key valuation inputs used to support key assumptions. In cases where management utilized a third-party to assist with the valuation, management assessed the qualifications of the third-party and reviewed all outputs provided by the third-party for reasonableness. See “Note 2. Merger” for further information.

Fair Value Measurements Fair value for assets and liabilities measured at fair value on a recurring or nonrecurring basis refers to the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants in the market in which the reporting entity transacts such sales or transfers based on the assumptions market participants would use when pricing an asset or liability. Assumptions are developed based on prioritizing information within a fair value hierarchy that gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, such as the reporting entity’s own data.

The Corporation may choose to elect the fair value measurement option on eligible financial instruments. Unrealized gains and losses on items for which the fair value measurement option has been elected are reported in earnings at each subsequent reporting date. At December 31, 2019 and 2018, the Corporation had elected the fair value option on certain loans, primarily residential mortgage loans, it originates for the purpose of selling in secondary markets. The Corporation has not elected the fair value option for any other financial assets or liabilities as of December 31, 2019.

Allowance for Loan and Lease Losses The Corporation’s reserving methodology used to determine the appropriate level of the allowance for loan and lease losses is a critical accounting estimate. The allowance for loan and lease losses is maintained at a level believed to be appropriate to provide for probable loan and lease losses incurred in the portfolio as of the balance sheet date, including known or anticipated problem loans and leases, as well as for loans and leases which are not currently known to require specific allowances. As discussed in the Loans and Leases Acquired in a Business Combination paragraph below, acquired loans and leases do not have an allowance for loan and lease losses recorded until there is a deterioration in credit subsequent to acquisition. Loans classified as troubled debt restructuring (“TDR”) loans are considered impaired loans, along with nonaccrual commercial loans and leases and certain consumer loans. The Corporation individually evaluates impairment on all impaired loans and leases. All other loans and leases are evaluated collectively for impairment. A reserve for unfunded credit commitments such as letters of credit, financial guarantees and binding unfunded loan commitments is recorded in other liabilities on the Consolidated Statements of Financial Condition.

Loan impairment on consumer residential mortgage and home equity TDR loans is a key component of the allowance for loan and lease losses. Impairment is generally based on the present value of the expected future cash flows discounted at the loan’s initial effective interest rate, unless the loans are collateral dependent, in which case loan impairment is based on the fair value of the collateral less estimated selling costs. Impairment on other consumer loans is generally based on the fair value of collateral less estimated selling costs.

Commercial TDR and impaired loans and leases are generally measured at the present value of the expected future cash flows discounted at the initial effective interest rate of the loan or lease, unless the loan or lease is collateral dependent, in which case impairment is based on the fair value of collateral less estimated selling costs; however, if payment or satisfaction of the loan or lease is dependent on the operation, rather than the sale of the collateral, the impairment does not include estimated selling costs.

The impairment for all other loans and leases is evaluated collectively by various characteristics. The collective evaluation of incurred losses in these portfolios is based on their historical loss rates multiplied by the respective loss emergence periods. Factors utilized in the determination of the amount of the allowance include historical trends in loss rates, a portfolio’s overall risk characteristics, changes in its character or size, risk rating migration, delinquencies, collateral values, economic outlook and prevailing economic conditions. The various quantitative and qualitative factors used in the methodologies are reviewed on a periodic basis.

Loans and leases are charged off to the extent they are deemed to be uncollectible. Charge-offs are utilized in the historical data in calculating the allowance for loan and lease losses. Consumer residential mortgage and home equity loans are charged off to the estimated fair value of the underlying collateral, less estimated selling costs, no later than 150 days past due. Additional review of the fair value, less estimated costs to sell, compared with the recorded value occurs upon foreclosure and additional charge-offs are recorded if necessary. Commercial loans and leases that are considered collateral dependent are charged off to estimated fair value, less estimated selling costs when it becomes probable, based on current information and events, that all principal and interest amounts will not be collectible in accordance with their contractual terms. Consumer installment loans will generally be charged off in full no later than 120 days past due, unless repossession is reasonably assured and in process, in which case the loan would be charged off to the fair value of the collateral, less estimated selling costs. Consumer loans in bankruptcy status may be charged down to the fair value of the collateral, less estimated selling costs, within 60 days past due based on specific criteria. Deposit account overdrafts are reported in other loans. Net losses on uncollectible overdrafts are reported as net charge-offs in the allowance for loan and lease losses within 60 days from the date of overdraft. Loans that are not collateral dependent are charged off when deemed uncollectible based on specific facts and circumstances.

The amount of the allowance for loan and lease losses significantly depends on management’s estimates of key factors and assumptions affecting valuation, appraisals of collateral, evaluations of performance and status and the amounts and timing of future cash flows expected to be received. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers, lessees or properties. These estimates are reviewed quarterly and adjustments, if necessary, are recorded in the provision for credit losses in the periods in which they become known.

Management maintains a framework of controls over the estimation process for the allowance of loan and lease losses, including review of collective reserve methodologies for compliance with GAAP. Management has a quarterly process to review the appropriateness of historical observation periods and loss emergence period assumptions, risk ratings assigned to commercial loans and leases, and discount rate assumptions used to estimate the fair value of consumer real estate. Management reviews its qualitative framework and the effect on the collective reserve compared with relevant credit risk factors and consistency with credit trends. Management also maintains controls over the information systems, models and spreadsheets used in the quantitative components of the reserve estimate. This includes the quality and accuracy of historical data used to derive loss rates, as well as the probability of default and loss given default used in certain commercial loan models. The results of this process are summarized and presented to management quarterly for their approval of the recorded allowance. See “Note 8. Allowance for Loan and Lease Losses and Credit Quality” for further information on the allowance for loan and lease losses.

Federal Home Loan Bank and Federal Reserve Bank Stocks The Corporation is required to hold nonmarketable equity securities, comprised of Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) stock, as a condition of membership. These securities are accounted for at cost, less any impairment. Impairment is assessed based on the ultimate recoverability of the investment. These securities do not have a readily determinable fair value as their ownership is restricted and there is no market for these securities. These securities can only be redeemed or sold at their par value and only to the respective issuing government supported institution or to another member institution. FHLB and FRB stock can only be redeemed upon giving notice to each issuing entity and may be subject to restrictions on the amount of stock that can be redeemed at any one time. The nonmarketable equity securities are periodically evaluated for impairment. Management considers these nonmarketable equity securities to be long-term investments. The Corporation recognizes dividend income from its FHLB stock holdings in the period that dividends are declared. See “Note 5. Federal Home Loan Bank and Federal Reserve Bank Stocks” for further information on nonmarketable equity securities.

Investment Securities Held-to-Maturity Investment securities held-to-maturity are carried at cost and adjusted for amortization of premiums or accretion of discounts using a level yield method; however, transfers of investment securities available-for-sale to investment securities held-to-maturity are made at fair value at the date of transfer. The unrealized holding gain or loss at the date of each transfer is retained in accumulated other comprehensive income (loss) and in the carrying value of the held-to-maturity investment security. Such amounts are then amortized over the remaining life of the transferred investment security as an adjustment of the yield on those securities. The Corporation evaluates investment securities held-to-maturity for other than temporary impairment on a quarterly basis. Declines in value considered other than temporary, if any, would be recorded in noninterest income within net gains on investment securities. See “Note 6. Investment Securities” for further information on investment securities held-to-maturity.

Investment Securities Available-for-Sale Investment securities available-for-sale are carried at fair value with the unrealized gains or losses net of related deferred income taxes reported within accumulated other comprehensive income (loss). The cost of investment securities sold is determined on a specific identification basis and gains or losses on sales of investment securities available-for-sale are recognized on trade dates. Discounts and premiums on investment securities available-for-sale are amortized using a level yield method over the expected life of the security, or to the earliest call date for premiums on investment securities with call features. The Corporation evaluates investment securities available-for-sale for other than temporary impairment on a quarterly basis. Declines in value considered other than temporary, if any, would be recorded in noninterest income within net gains on investment securities. See “Note 6. Investment Securities” for further information on investment securities available-for-sale.

Loans and Leases Held-for-Sale Loans and leases designated as held-for-sale are generally carried at the lower of cost or fair value. Any amount by which cost exceeds fair value is initially recorded as a valuation allowance and subsequently recorded in net gains (losses) on sales of loans and leases when sold. Fair value calculations include the servicing value of loans as well as any accrued interest. From time to time, management identifies and designates, primarily consumer loans held in the loan portfolios, for sale. These loans are transferred to loans and leases held-for-sale at the lower of cost or fair value at the time of transfer net of any associated allowance for loan and lease losses.

Certain residential mortgage loans held-for-sale are recorded at fair value under the elected fair value option as prescribed by ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). The Corporation generally sells conforming long-term fixed interest rate mortgage loans it originates in the secondary market. Gains on the sales of these loans are determined using the specific identification method. The Corporation sells residential mortgage loans in the secondary market on servicing retained and servicing released bases. The fair value election allows for a more effective offset of the changes in fair value of residential mortgage loans held-for-sale and the derivative instruments used to economically hedge them without having to apply complex hedge accounting provisions. Residential mortgage loans held-for-sale are carried at fair value, with changes in fair value recorded through earnings.

Loans and Leases Held-for-Investment Loans and leases designated as held-for-investment are reported at historical cost including net direct fees and costs associated with originating and acquiring loans and leases. The net direct fees and costs for sales-type leases are offset against revenues recorded at the commencement of sales-type leases. Discounts and premiums on acquired loans, net direct fees and costs, unearned discounts and finance charges, and unearned lease income are amortized to interest income using methods that approximate a level yield over the estimated remaining lives of the loans and leases. Net direct fees and costs on all lines of credit are amortized on a straight line basis to fees and service charges over the contractual life of the line of credit and adjusted for payoffs. See “Note 7. Loans and Leases” for further information on loans and leases.

Loans and Leases Acquired in a Business Combination The Corporation record loans and leases acquired in a business combination at fair value at the acquisition date and the fair value discount or premium is recognized as an adjustment to yield over the remaining life of each loan or lease. Credit discounts are included in the determination of fair value; therefore, an allowance for loan and lease losses is not recorded at the acquisition date. Purchased and acquired loans and leases are evaluated at the acquisition date and classified as either (i) loans and leases purchased without evidence of deteriorated credit quality since origination, or (ii) loans purchased with evidence of deteriorated credit quality since origination for which it is probable that all contractually required payments will not be collected, referred to as purchase credit impaired (PCI) loans. PCI loans are considered to be impaired and are accounted for under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”). In determining whether an acquired loan should be classified as a PCI loan, the Corporation must make numerous assumptions, interpretations and judgments using internal and third-party credit quality information to determine whether or not it is probable that the Corporation will be able to collect all contractually required payments. This is a point in time assessment and is inherently subjective due to the nature of the available information and judgment involved. Evidence of credit quality deterioration as of the acquisition date may include statistics such as past due and nonaccrual status, recent borrower credit scores and loan-to-value percentages. The excess of cash flows expected to be collected over the estimated fair value of PCI loans is referred to as the accretable yield and is accreted into interest income over the estimated remaining life of the loan using the effective yield method. The Corporation estimates the expected cash flows based on the expected remaining life of the loans, which includes the effects of estimated prepayments and estimates of future credit losses. Cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, is referred to as the nonaccretable difference.

The Corporation does not classify PCI loans as nonaccrual loans subsequent to acquisition because the loans are recorded at net realizable value based on the principal and interest expected to be collected on the loan. Judgment is required to estimate the timing and amount of cash flows expected to be collected when the loans are not performing in accordance with the original contractual terms.

The Corporation re-estimate the cash flows expected to be collected over the life of PCI loans quarterly. These evaluations require the Corporation to use key assumptions and estimates, similar to the initial estimate of fair value. A decrease in estimated cash flows due to deterioration in credit quality will result in additional reserves recognized in the allowance for loan and lease losses in addition to a transfer from accretable yield to nonaccretable difference.

Purchased and acquired loans and leases outside the scope of ASC 310-30 are accounted for under ASC 310-20, Receivables—Nonrefundable Fees and Other Costs. For purchased and acquired loans and leases, credit discounts representing the expected losses on principal over the life of the loan are a component of the initial fair value. If there is additional credit deterioration after the purchase date additional reserves are recognized in the allowance for loan and lease losses. The net discount or premium is accreted or amortized to interest income over the life of the loan. See “Note 7. Loans and Leases” for further information on loans and leases.

Nonaccrual Loans and Leases Loans and leases are generally placed on nonaccrual status when the collection of interest or principal is 90 days or more past due, unless, in the case of commercial loans and leases, they are well secured and in the process of collection. Delinquent consumer home equity junior lien loans are placed on nonaccrual status when there is evidence that the related third-party first lien mortgage may be 90 days or more past due, or foreclosure, charge-off or collection action has been initiated. TDR loans are placed on nonaccrual status prior to the past due thresholds outlined above if repayment under the modified terms is not likely after performing a well-documented credit analysis.

Loans and leases on nonaccrual status are generally reported as nonaccrual loans until there is sustained repayment performance for six consecutive months, with the exception of loans not reaffirmed upon discharge under Chapter 7 bankruptcy, which remain on nonaccrual status until a well-documented credit analysis indicates full repayment of the remaining pre-discharged contractual principal and interest is likely. Income on these loans and leases is recognized on a cash basis when there is sustained repayment performance for nine or 12 consecutive months based on the credit evaluation and the loan is not more than 60 days delinquent.

Generally, when a loan or lease is placed on nonaccrual status, uncollected interest accrued in prior years is charged off against the allowance for loan and lease losses and interest accrued in the current year is reversed against interest income. For nonaccrual leases that have been discounted with third-party financial institutions on a non-recourse basis, the related liability is also placed on nonaccrual status. Interest payments received on loans and leases in nonaccrual status are generally applied to principal unless the remaining principal balance has been determined to be fully collectible, in which case interest income is recognized on a cash basis. See “Note 8. Allowance for Loan and Lease Losses and Credit Quality” for further information on nonaccrual loans and leases.

Leases The Corporation enters into lease contracts as both a lessor and a lessee. A contract, or part of a contract, is considered a lease if it conveys the right to obtain substantially all of the economic benefits from, and the right to direct and use, an identified asset for a period of time in exchange for consideration. The determination of lease classification requires various judgments and estimates by management which may include the fair value of the equipment at lease inception, useful life of the equipment under lease, estimate of the lease residual value and collectability of minimum lease payments. Management has policies and procedures in place for the determination of lease classification and review of the related judgments and estimates for all leases.

As a lessor, the Corporation provides various types of lease financing that are classified for accounting purposes as direct financing, sales-type or operating leases. Leases that transfer substantially all of the benefits and risks of ownership to the lessee are classified as direct financing or sales-type leases and are recorded in loans and leases. Direct financing and sales-type leases are carried at the combined present value of future minimum lease payments and lease residual values.

Interest income on net investment in direct financing and sales-type leases is recognized using methods that approximate a level yield over the fixed, non-cancelable term of the lease, including pro rata rent payments received for the interim period until the lease contract commences and the fixed, non-cancelable lease term begins. Sales-type leases generate selling profit (loss), which is recognized on the commencement date by recording lease revenue net of lease cost. Lease revenue consists of the present value of the future minimum lease payments and lease cost consists of the leased equipment’s net book value, less the present value of its residual.

Some lease financing contracts include a residual value component, which represents the estimated fair value of the leased equipment at the expiration of the initial term of the transaction. The estimation of residual values involves judgment regarding product and technology changes, customer behavior, shifts in supply and demand and other economic assumptions. The Corporation reviews residual assumptions when assessing potential impairment of the net investment in direct financing and sales-type leases each quarter. Decreases in the expected residual value are reflected through an increase in the provision for credit losses, which results in an increase to the allowance for loan and lease losses.

The Corporation may sell minimum lease payment receivables, primarily as a credit risk reduction tool, to third-party financial institutions at fixed rates, on a non-recourse basis, with its underlying equipment as collateral. For those transactions that qualify for sale accounting, the related lease cash flow stream and the non-recourse financing are derecognized. For those transactions that do not qualify for sale accounting, the underlying lease remains on the Consolidated Statements of Financial Condition and non-recourse debt is recorded in the amount of the proceeds received. The Corporation retains servicing of these leases and bills, collects and remits funds to the third-party financial institution. Upon default by the lessee, the third-party financial institutions may take control of the underlying collateral which the Corporation would otherwise retain as residual value.

Leases that do not transfer substantially all benefits and risks of ownership to the lessee are classified as operating leases. Such leased equipment and related initial direct costs are included in other assets and depreciated to their estimated salvage value on a straight-line basis over the term of the lease. Lease financing equipment depreciation is recorded in noninterest expense on the Consolidated Statements of Income. Operating lease payments received are recognized as lease income on the Consolidated Statements of Income when due and recorded as a component of leasing revenue in noninterest income. An allowance for lease losses is not provided on operating leases. See “Note 7. Loans and Leases” for further information on leases.

As a lessee, the Corporation enters into contracts to lease real estate, information technology equipment and various other types of equipment. Leases that transfer substantially all of the benefits and risks of ownership to the Corporation are classified as finance leases, while all others are classified as operating leases. At lease commencement, a lease liability and right-of-use asset are calculated and recognized for both types of leases. The lease liability is equal to the present value of future minimum lease payments. The right-of-use asset is equal to the lease liability, plus any initial direct costs and prepaid lease payments, less any lease incentives received. Operating lease right-of-use assets are recorded in other assets and finance lease right-of-use assets are recorded in premises and equipment, net. The Corporation uses the appropriate term FHLB rate to determine the discount rate for the present value calculation of future minimum payments when an implicit rate is not known for a given lease. The lease term used in the calculation includes any options to extend that the Corporation is reasonably certain to exercise.

Subsequent to lease commencement, lease liabilities recorded for finance leases are measured using the effective interest rate method and the related right-of-use assets are amortized on a straight-line basis over the lease term. Interest expense and amortization expense are recorded separately in the Consolidated Statements of Income in interest expense on borrowings and occupancy and equipment noninterest expense, respectively. For operating leases, total lease cost is comprised of lease expense, short-term lease cost, variable lease cost and sublease income. Lease expense includes future minimum lease payments, which are recognized on a straight-line basis over the lease term, as well as common area maintenance charges, real estate taxes, insurance and other expenses, where applicable, which are expensed as incurred. Total lease cost for operating leases is recorded in occupancy and equipment in noninterest expense. See “Note 12. Operating Lease Right-of-Use Assets and Liabilities” for further information.

Premises and Equipment Premises and equipment, including right-of-use assets for finance leases and leasehold improvements, are carried at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of owned assets (up to 39 years for buildings, and ranging from three to 15 years for all other depreciable owned assets), over the lease term for right-of-use assets and over the lesser of the estimated useful life of the related asset or the lease term for leasehold improvements. Maintenance and repairs are charged to expense as incurred. Rent expense for leased land with facilities is recognized in occupancy and equipment expense. Rent expense for leases with free rent periods or scheduled rent increases is recognized on a straight-line basis over the lease term. See “Note 9. Premises and Equipment, Net” for further information on premises and equipment.

Goodwill and Other Intangible Assets All assets and liabilities acquired in purchase acquisitions, including other intangibles, are initially recorded at fair value. Goodwill is recorded when the purchase price of an acquisition is greater than the fair value of net assets, including identifiable intangible assets. Goodwill is not amortized, but assessed for impairment annually at the reporting unit level. The Corporation has historically performed its annual assessment as of December 31st. As a result of its Merger, the Corporation has elected to perform its annual test in the fourth quarter utilizing September 30th financial data. The change in assessment date is not material to the financial statements and allows management more time to perform the analysis of the significant goodwill generated as a result of the Merger. Interim impairment analysis may be required if events occur or circumstances change that would more-likely-than-not reduce a reporting unit’s fair value below its carrying amount. Other intangible assets are amortized on a straight-line basis or accelerated method over their estimated useful lives and are subject to impairment if events or circumstances indicate a possible inability to realize their carrying amounts.

When testing for goodwill impairment, the Corporation has the option to perform a qualitative assessment of goodwill. The Corporation may also elect to perform a quantitative test without first performing a qualitative analysis. If the qualitative assessment is performed and the Corporation concludes it is more-likely-than-not that a reporting unit’s fair value is less than its carrying amount, a quantitative analysis is performed. Quantitative valuation methodologies primarily include a discounted cash flow analysis in determining the fair value of reporting units. If the fair value is less than the carrying amount, additional analysis is required to measure the amount of impairment. Impairment losses, if any, are recorded as a charge to other noninterest expense and an adjustment to the carrying value of goodwill.

Loan Servicing Rights Loan servicing rights (“LSRs”) are recognized as assets or liabilities as a result of selling residential mortgage and commercial real estate loans in the secondary market while retaining the right to service these loans and receive servicing income over the life of the loan, and from acquisitions of other banks that had LSRs. An LSR is recorded at estimated fair value when initially recognized. Fair value is determined by the present value of expected cash flows received in excess of a market servicing rate. If the amount earned to service assets is equal to the market rate, no value is recorded. Subsequently, LSRs are accounted for at the lower of amortized cost or fair value and amortized in proportion to and over the period of net servicing income. Unexpected prepayments of mortgage loans result in increased amortization of LSRs, as the remaining book value of the LSRs is expensed at the time of prepayment. LSRs are assessed quarterly for impairment. See “Note 11. Loan Servicing Rights” for further information.

Interest-only Strips The Corporation sells loans with or without interest-only strips to third party financial institutions. For those transactions that achieve sale treatment, the underlying loans are removed from the Consolidated Statements of Financial Condition. The Corporation may receive as part of the sale consideration an interest in the future cash flows of borrower loan payments, known as an interest-only strip. The interest-only strip is recorded at fair value in other assets with the unrealized gains or losses net of deferred income taxes reported within accumulated other comprehensive income (loss), similar to investment securities available-for-sale. The fair value of the interest-only strip represents the present value of future cash flows expected to be received by the Corporation. After initial recording of the interest-only strip, the accretable yield is measured as the difference between the initial investment, or fair value, and the cash flows expected to be collected. The accretable yield is amortized into interest income over the life of the interest-only strip using the effective yield method. The expected cash flows are evaluated quarterly to determine if they have changed from previous projections. Declines in the value of interest-only strips that are considered other than temporary are recorded in other noninterest expense, with amounts previously recorded within accumulated other comprehensive income (loss) being reclassified as appropriate. See “Note 7. Loans and Leases” for further information on interest-only strips.

Other Real Estate Owned and Repossessed and Returned Assets Other real estate owned and repossessed and returned assets is comprised of assets acquired through foreclosure, repossession or returned to the Corporation. These assets are initially recorded at the lower of the loan or lease carrying amount or fair value of the collateral less estimated selling costs at the time of transfer to real estate owned or repossessed and returned assets. The fair value of other real estate owned is based on independent appraisals, real estate brokers’ price opinions or automated valuation methods, less estimated selling costs. The fair value of repossessed and returned assets is based on available pricing guides, auction results or price opinions, less estimated selling costs. Any carrying amount in excess of the fair value less estimated selling costs is charged off to the allowance for loan and lease losses upon transfer. Subsequently, if the fair value of an asset, less the estimated costs to sell, declines to less than the carrying amount of the asset, the shortfall is recognized in the period in which it becomes known and is included in foreclosed real estate and repossessed assets, net expense. Operating expenses of properties and recoveries on sales of other real estate owned are also recorded in noninterest expense within net foreclosed real estate and repossessed assets. Operating revenue from foreclosed property is included in other noninterest income. See “Note 8. Allowance for Loan and Lease Losses and Credit Quality” for further information on other real estate owned and repossessed and returned assets.

Investments in Qualified Affordable Housing Projects, Federal Historic Projects and New Market Tax Credits The Corporation has investments in affordable housing limited liability entities that either operate qualified affordable housing projects or invest in other limited liability entities formed to operate affordable housing projects, which generally accounts for under the proportional amortization method. However, depending on circumstances, the effective yield, equity or cost methods may be utilized. The Corporation also has investments in federal historic projects and new market projects, which are accounted for under the equity method. The amount of the investments, along with any unfunded equity contributions that are unconditional and legally binding, are recorded in other assets on the Consolidated Statements of Financial Condition. A liability for the unfunded equity contributions is recorded in accrued expenses and other liabilities on the Consolidated Statements of Financial Condition. The tax credits and amortization of the investments are recorded as a component of income tax expense (benefit). Investments in affordable housing limited liability entities are considered VIEs because the Corporation, as a limited partner, lacks the power to direct the activities that most significantly impact the entities’ economic performance. The Corporation has concluded it is not the primary beneficiary of the investments in affordable housing limited liability entities and therefore, they are not consolidated. The maximum exposure to loss on the VIE investments is limited to the carrying amount of the investments and the potential recapture of any recognized tax credits. The Corporation believes the likelihood of the tax credits being recaptured is remote, as a loss would require the managing entity to fail to meet certain government compliance requirements. Further, certain of the Corporation’s investments in affordable housing limited liability entities include guaranteed minimum returns which are backed by an investment grade credit-rated company, which reduces the risk of loss. See “Note 13. Investments in Qualified Affordable Housing Projects, Federal Historic Projects and New Market Tax Credits” for further information on investments in affordable housing limited liability entities.

Derivative Instruments All derivative instruments are recognized at fair value within other assets and other liabilities. The Corporation’s derivative instruments may be subject to master netting arrangements and collateral arrangements and qualify for offset in the Consolidated Statements of Financial Condition. A master netting arrangement with a counterparty creates a right of offset for amounts due to and from that same counterparty that is enforceable in the event of a default or bankruptcy. The Corporation’s policy is to recognize amounts subject to master netting arrangements and collateral arrangements on a net basis in the Consolidated Statements of Financial Condition. The value of derivative instruments will vary over their contractual terms as the related underlying rates fluctuate. The accounting for changes in the fair value of a derivative instrument depends on whether or not the contract has been designated and qualifies as a hedge. To qualify as a hedge, a contract must be highly effective at reducing the risk associated with the exposure being hedged. In addition, for a contract to be designated as a hedge, the risk management objective and strategy must be documented at inception. Hedge documentation must also identify the hedging instrument, the asset or liability and type of risk to be hedged and how the effectiveness of the contract is assessed prospectively and retrospectively. To assess effectiveness, the Corporation uses statistical methods such as regression analysis. A contract that has been, and is expected to continue to be effective at offsetting changes in fair values or the net investment, must be assessed and documented at least quarterly. If it is determined that a contract is not highly effective at hedging the designated exposure, hedge accounting is discontinued.

Upon origination of a derivative instrument, the contract is designated either as a hedge of the exposure to changes in the fair value of an asset or liability due to changes in market risk (“fair value hedge”), a hedge of the volatility of an investment in foreign operations driven by changes in foreign currency exchange rates (“net investment hedge”) or is not designated as a hedge.

Fair Value Hedges TCF Bank entered into an interest rate swap agreement related to its contemporaneously issued subordinated debt, which settles through a central clearing house. The swap was designated as a fair value hedge and effectively converts the fixed interest rate to a floating rate based on the three-month London InterBank Offered Rate (“LIBOR”) plus a fixed number of basis points on the $150.0 million notional amount through February 27, 2025, the maturity date of the subordinated debt.

The interest rate swap substantially offsets the change in fair value of the hedged underlying subordinated debt that is attributable to the changes in market risk. The gains and losses related to changes in the fair value of the interest rate swap, as well as the offsetting changes in fair value of the hedged debt, are recorded in interest on borrowings effective January 1, 2018 and were previously recorded in other noninterest income.

Net Investment Hedges Forward foreign exchange contracts, which generally settle within 34 days, are used to manage the foreign exchange risk associated with the Corporation’s net investment in TCF Commercial Finance Canada, Inc. (“TCFCFC”), a wholly-owned indirect Canadian subsidiary of TCF Bank. Changes in net investment hedges recorded within other comprehensive income (loss) are subsequently reclassified to other noninterest expense during the period in which the foreign investment is substantially liquidated or when other elements of the currency translation adjustment are reclassified to income.

Derivatives Not Designated as Hedges The Corporation executes interest rate contracts with commercial banking customers to facilitate their respective risk management strategies. Those interest rate contracts are simultaneously hedged with offsetting interest rate contracts that the Corporation executes with a third party and generally settles through a central clearing house, minimizing the Corporation’s net risk exposure. As the interest rate contracts do not meet hedge accounting requirements, changes in the fair value of both the customer contracts and the offsetting contracts are recorded in other noninterest income. These contracts have original fixed maturity dates ranging from 3 to 10 years.

Portions of loans to commercial banking customers with associated interest rate contracts may be sold or purchased by TCF Bank. In such circumstances, the Corporation often executes risk participation agreements (“RPAs”) directly with the party that owns the remaining portion of the loan. These agreements require the party that has not originated the interest rate contract with the borrower to assume a portion of the risk that the borrower will default on the interest rate contract obligation. As the RPAs do not meet hedge accounting requirements, changes in the fair value of these contracts are recorded in other noninterest income. These contracts have original fixed maturity dates matching the associated interest rate contracts.

Certain of the Corporation’s forward foreign exchange contracts are not designated as hedges and are generally settled within 34 days. Changes in the fair value of these forward foreign exchange contracts are recorded in other noninterest expense.

The Corporation enters into interest rate lock commitments in conjunction with the sale of certain consumer real estate loans. These interest rate lock commitments are agreements to extend credit under certain specified terms and conditions at fixed rates with original lock expirations generally within 10 months. They are not designated as hedges and accordingly, changes in the valuation of these commitments are recorded in net gains on sales of loans and leases.

Mandatory forward loan sale commitments are accounted for as derivatives and recorded at fair value, with changes in fair value recorded through earnings. The Corporation recognizes revenue associated with the expected future cash flows of servicing loans for loans held-for-sale at the time a forward loan sale commitment is made to originate a held-for-sale loan.

The Corporation has written and purchased option derivatives consisting of instruments to facilitate an equity-linked time deposit product (the “Power Equity CD”). The Power Equity CD is a time deposit that provides the purchaser a guaranteed return of principal at maturity plus a potential equity return (a written option), while the Corporation receives a known stream of funds based on the equity return (a purchased option). The written and purchased options are mirror derivative instruments which are carried at fair value on the Consolidated Statements of Financial Condition.

During the second quarter of 2012, the Corporation sold its Visa® Class B stock. In conjunction with the sale, the Corporation and the purchaser entered into a derivative transaction whereby the Corporation may receive or be required to make cash payments whenever the conversion ratio of the Visa Class B stock into Visa Class A stock is adjusted. The fair value of this derivative has been determined using estimated future cash flows using probability weighted scenarios for multiple estimates of Visa’s aggregate exposure to covered litigation matters, which include consideration of amounts funded by Visa into its escrow account for the covered litigation matters. Changes, if any, in the valuation of this swap agreement, which has no determinable maturity date, are recorded in other noninterest expense. See “Note 23. Derivative Instruments” for further information on derivative instruments.

Bank-Owned Life Insurance The Corporation has life insurance policies on certain key officers of TCF Bank. The bank-owned life insurance policies of the Corporation were obtained through its merger with Chemical Bank in August 2019. Bank-owned life insurance is recorded at the cash surrender value, net of surrender charges, and is included within other assets on the Consolidated Statements of Financial Condition and tax-exempt income from the periodic changes in the cash surrender values are recorded as other noninterest income on the Consolidated Statements of Income. The total cash surrender value of the bank owned life insurance policies totaled $167.6 million at December 31, 2019. Bank owned life insurance income was $1.5 million for the year ended December 31, 2019.

Short-term Borrowings Short-term borrowings are comprised of short-term FHLB advances with original scheduled maturities of one year or less, and collateralized customer deposits, which represent funds deposited by customers that are collateralized by investment securities owned by the Corporation, as these deposits are not covered by Federal Deposit Insurance Corporation (“FDIC”) insurance and are reflected as a liability in the accompanying Consolidated Statements of Financial Condition. See “Note 15. Borrowings” for further information.

Long-term Borrowings Long-term borrowings are comprised of subordinated debentures, long-term FHLB advances, discounted lease rentals, and finance lease obligations. See Note 15. Borrowings for further information.

Advertising Costs Advertising costs are expensed as incurred. The Corporation has entered into long-term contracts for sponsorships or naming rights of certain events and buildings. Costs associated with these contracts are generally expensed ratable over the contract term.

Income Taxes The Corporation files consolidated and separate company U.S. federal income tax returns, combined and separate company state income tax returns and foreign income tax returns. Current and deferred tax assets and liabilities are measured based on the provisions of enacted tax law.

Income taxes are accounted for using the asset and liability method. Under this method, current income tax expense represents the estimated liability for the current period and includes income tax expense related to uncertain tax positions. When income and expenses are recognized in different periods for tax purposes than for book purposes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Differences in the tax and book carrying amounts of assets and liabilities can also be generated when the Corporation acquires other businesses or bank branches. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recorded in income tax expense (benefit) in the period in which the enactment date occurs. If current period income tax rates change, the impact on the annual effective income tax rate is applied year to date in the period of enactment.

The determination of current and deferred income taxes is based on analyses of many factors, including interpretation of income tax laws, the evaluation of uncertain tax positions, temporary differences between the tax and financial reporting bases of assets and liabilities, estimates of amounts due or owed, the timing of reversals of temporary differences and current financial accounting standards. Additionally, there can be no assurance that estimates and interpretations used in determining income tax assets or liabilities will not be challenged by taxing authorities. Actual results could differ significantly from the estimates and tax law interpretations used in determining the current and deferred income tax assets and liabilities.

In the preparation of income tax returns, tax positions are taken based on interpretation of income tax laws for which the outcome is uncertain. At each balance sheet date, management reviews and evaluates the status of uncertain tax positions and makes estimates of amounts ultimately due or owed. The benefits of tax positions are recorded in income tax expense (benefit) net of the estimates of ultimate amounts due or owed, including any applicable interest and penalties. Changes in the estimated amounts due or owed may result from closing of the statute of limitations on tax returns, new legislation, clarification of existing legislation through government pronouncements, judicial action and through the examination process. The Corporation’s policy is to record interest and penalties, if any, related to unrecognized tax benefits in income tax expense (benefit). See “Note 16. Income Taxes” for further information on income taxes.

Share-based Compensation The fair value of restricted stock awards, stock options and restricted stock units is determined on the date of grant and amortized to compensation and employee benefits expense, with a corresponding increase to additional paid-in capital, over the longer of the service period or performance period, but in no event beyond an employee’s retirement date or date of employment termination. For performance-based restricted stock or stock units, the Corporation estimates the degree to which performance conditions will be met to determine the number of shares or units that will vest and the related expense. Compensation and employee benefits expense is adjusted in the period such estimates change. Non-forfeitable dividends, if any, paid on shares of restricted stock are recorded to retained earnings for shares that are expected to vest and to compensation and employee benefits expense for shares that are not expected to vest.

Income tax benefits (detriments) related to stock compensation, where the fair value on vesting or exercise of the award is greater than (less than) the grant date value less any proceeds on exercise, are recognized in income tax expense (benefit). See “Note 20. Share-based Compensation” for further information on stock-based compensation.

Earnings Per Common Share The Corporation’s restricted stock awards that pay non-forfeitable common stock dividends meet the criteria of a participating security. Accordingly, earnings per share is calculated using the two-class method under which earnings are allocated to both common shares and participating securities.

All shares of restricted stock are deducted from weighted-average shares outstanding for the computation of basic earnings per common share. Shares of performance-based restricted stock and restricted stock units are included in the calculation of diluted earnings per common share using the treasury stock method at the beginning of the quarter in which the performance goals have been achieved. All other shares of restricted stock, which vest over specified time periods, stock options and warrants are included in the calculation of diluted earnings per common share using the treasury stock method. See “Note 25. Earnings Per Common Share” for further information on earnings per share.

Accumulated Other Comprehensive Income (Loss) Comprehensive income of the Corporation includes net income and adjustments to shareholders’ equity for changes in unrealized gains and losses on investment securities available-for-sale, interest only strips, and net investment hedges, as well as foreign currency translation adjustments and recognized postretirement prior service cost. All items included in comprehensive income are net of income taxes. The Corporation presents “Comprehensive income” as a component in the Consolidated Statements of Equity and the components of other comprehensive income (loss) separately in the Consolidated Statements of Comprehensive Income. See “Note 29. Accumulated Other Comprehensive Income (Loss)” for further information on accumulated other comprehensive income (loss).

Recently Adopted Accounting Pronouncements

Effective January 1, 2019, the Corporation adopted ASU No. 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes, which permits the use of the OIS Rate based on the SOFR as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815 in addition to the interest rates on direct Treasury obligations of the U.S. government, the London Interbank Offered Rate (“LIBOR”) swap rate, the OIS Rate based on the Fed Funds Effective Rate and the Securities Industry and Financial Markets Association Municipal Swap Rate. The adoption of this ASU was on a prospective basis for qualifying new or redesignated hedging relationships entered into on or after January 1, 2019. The adoption of this guidance did not have a material impact on the consolidated financial statements.

Effective January 1, 2019, the Corporation adopted ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force), which requires the decision to capitalize or expense implementation costs incurred in a cloud computing arrangement (i.e. a hosting arrangement) that is a service contract to follow the internal-use software guidance in ASC 350-40. The Corporation’s policy had been to expense these costs as incurred. The adoption of this ASU was on a prospective basis. The adoption of this guidance did not have a material impact on the consolidated financial statements.

Effective January 1, 2019, the Corporation adopted ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments to nonemployees by aligning it more consistently with the accounting for share-based payments to employees. The new guidance in ASC 718 supersedes the guidance in ASC 505-50. The adoption of this ASU was on a modified retrospective basis with no cumulative effect adjustment recorded. The adoption of this guidance did not have a material impact on the consolidated financial statements.

Effective January 1, 2019, the Corporation adopted ASU No. 2017-11, Earnings Per Share (Topic 260): Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, which simplifies the accounting for certain equity-linked financial instruments and embedded features with the down round features that reduce the exercise price when the pricing of a future round of financing is lower. The adoption of this ASU was on a modified retrospective basis. The adoption of this guidance did not have a material impact on the consolidated financial statements.

Effective January 1, 2019, the Corporation adopted ASU No. 2016-02, Leases (Topic 842), which, along with other amendments, requires lessees to recognize most leases on their balance sheet. Lessor accounting is largely unchanged. The ASU requires both quantitative and qualitative disclosure regarding key information about leasing arrangements from both lessees and lessors. Effective January 1, 2019, the Corporation also adopted the following ASUs, which further amend the original lease guidance in Topic 842: (i) ASU No. 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840) and Leases (Topic 842): Amendments to SEC Paragraphs, which rescinds certain SEC Observer comments and staff announcements from the lease guidance and incorporates SEC staff announcements on the effect of a change in tax law on leveraged leases from ASC 840 into ASC 842; (ii) ASU No. 2018-01, Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842, which amends the new lease guidance to add an optional transition practical expedient that permits an entity to continue applying its current accounting policy for land easements that existed or expired before January 1, 2019; (iii) ASU No. 2018-10, Codification Improvements to Topic 842, Leases, which makes narrow scope improvements to the standard for specific issues; (iv) ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method allowing the standard to be applied at the adoption date and provides a practical expedient related to separating components of a contract for lessors; (v) ASU No. 2018-20, Leases (Topic 842): Narrow-Scope Improvements for Lessors, which allows lessors to elect to account for all sales taxes as lessee costs, instead of determining whether they are lessee or lessor costs in each individual jurisdiction. It requires lessor costs paid by lessees directly to third parties to be excluded from revenue, requires lessors to account for costs excluded from the consideration of a contract that are paid by the lessor as revenue and requires certain variable payments to be allocated (rather than recognized) to lease and nonlease components when changes occur in the facts and circumstances on which the variable payments are based; and (vi) ASU No. 2019-01, Leases (Topic 842): Codification Improvements, which allows lessors that are not manufacturers or dealers to calculate the fair value of an underlying asset as its cost less any volume or trade discount, requires lessors to classify principal payments received from direct financing and sales-type leases as investing activities in the statement of cash flows and clarifies that certain disclosure requirements that were explicitly excluded from annual reporting during the year of adoption are also excluded from interim reporting during the same year. These ASUs were adopted on a modified retrospective basis. Management elected the practical expedients and optional transition method, which allow for leases entered into prior to January 1, 2019 to be accounted for consistent with prior guidance. Management evaluated the Corporation’s leasing contracts and activities, and developed methodologies and processes to estimate and account for the right-of-use assets and lease liabilities based on the present value of future lease payments. On January 1, 2019, the Corporation recorded right-of-use assets and lease liabilities totaling $91.9 million and $112.8 million, respectively. The Corporation also recorded additional right-of-use assets and lease liabilities totaling $39.8 million and $41.6 million on August 1, 2019 as a result of the Merger. The impact to capital ratios as a result of increased risk-weighted assets is immaterial. The adoption of this guidance did not result in a material change to lessee expense recognition. The changes to lessor accounting, as well as changes in customer behavior driven by the adoption of these ASUs, impacts the results of the leasing and equipment financing businesses, including earlier recognition of expense due to a narrower definition of initial direct costs and the timing of revenue recognition for certain leases, resulting in more revenue being deferred over the lease term.

Recently Issued Accounting Pronouncements

In January 2020, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)-Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the Emerging Issues Task Force), which clarifies the interactions between Topic 321, Topic 323 and Topic 815, including accounting for the transition into and out of the equity method and measuring certain purchased options and forward contracts to acquire investments. The adoption of this ASU will be required beginning with the Corporation’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2021. Early adoption is allowed. Management is currently evaluating the impact of this guidance on the consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify the accounting for income taxes by removing certain exceptions to the general rules found in Topic 740—Income Taxes. The adoption of this ASU will be required beginning with the Corporation’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2021. Early adoption is allowed. Management is currently evaluating the impact of this guidance on the consolidated financial statements.

In November 2019, the FASB issued ASU No. 2019-08, Compensation-Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements-Share-Based Consideration Payable to a Customer, which requires entities to measure and classify share based payment awards granted to a customer by applying the guidance in Topic 718. The adoption of this ASU will be required beginning with the Corporation’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2020. Early adoption is allowed. The adoption of this guidance will not have a material impact on the consolidated financial statements.

In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606, which makes targeted improvements to the accounting for collaborative arrangements in response to questions raised as a result of the issuance of ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The adoption of this ASU will be required beginning with the Corporation’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2020. Early adoption is allowed. The adoption of this guidance will not have a material impact on the consolidated financial statements.

In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, which provides an elective exemption to private companies from applying variable interest entities (“VIE”) guidance to all entities under common control if certain criteria are met. In addition, this ASU contains an amendment applicable to all entities which amends how a decision maker or service provider determines whether its fee is a variable interest in a VIE when a related party under common control also has an interest in the VIE. The adoption of this ASU will be required beginning with the Corporation’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2020. Early adoption is allowed. The adoption of this guidance will not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. The adoption of this ASU will be required beginning with the Corporation’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2020. Certain of the amendments require prospective application, while the remainder require retrospective application. Early adoption is allowed either for the entire standard or only the provisions that eliminate or modify the requirements. Management is currently evaluating which adoption method will be selected as well as the related potential impact of this guidance on the consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Subsequent to adoption, goodwill impairment will be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance largely remains unchanged. The adoption of this ASU will be required beginning with the Corporation’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2020 on a prospective basis. Early adoption is allowed. The adoption of this guidance will not have a material impact on the consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets (including off-balance sheet exposures), including trade and other receivables, debt securities held-to-maturity, loans, net investments in leases and purchased financial assets with credit deterioration. The ASU requires the use of a current expected credit loss (“CECL”) methodology to determine the allowance for credit losses for loans and debt securities held to maturity. CECL requires loss estimates for the remaining estimated life of the asset to be measured using historical loss data as well as adjustments for current conditions and reasonable and supportable forecasts of future economic conditions. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, which clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20 and should be accounted for in accordance with Topic 842. In April 2019, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which clarifies and corrects certain unintended applications of the guidance contained in each of the amended Topics. In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief, which provides an option to irrevocably elect the fair value option in Subtopic 825-10 to certain instruments within the scope of Subtopic 326-20 upon adoption of Topic 326. In November 2019, the FASB issued ASU No. 2019-11, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which clarifies that expected recoveries of amounts previously written off or expected to be written off should be included in the estimate of allowance for credit losses for purchased financial assets with credit deterioration, provides certain transition relief for TDR accounting when the discounted cash flow method is used to estimate credit losses, allows entities to elect to disclose separately the total amount of accrued interest included in the amortized cost basis as a single balance to meet certain disclosure requirements, and clarifies that an entity should assess whether it reasonably expects the borrower will be able to continually replenish collateral securing financial assets when electing a practical expedient to measure the estimate of expected credit losses by comparing the amortized cost basis of the financial asset and the fair value of collateral securing the financial asset as of the reporting date. The adoption of these ASUs will be reflected using a modified retrospective approach with a cumulative effect adjustment recorded as of January 1, 2020 in the Corporation’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2020. CECL represents a significant change in GAAP and is expected to result in a significant change to industry practice, which the Corporation expects will continue to evolve over time.

The Corporation has established a governance structure to implement these ASUs and has developed a methodology and set of models to be used upon adoption. At December 31, 2019, loan and lease portfolios totaled $34.5 billion with a corresponding allowance for loan and lease losses (“ALLL”) of $113.1 million under current GAAP. Based on parallel runs of the CECL process that the Corporation has performed alongside the current ALLL process, the Corporation estimates that the adoption of the standard will result in an allowance for credit losses (“ACL”) that is larger than the current ALLL levels by $200.0 million to $225.0 million in total for all portfolios. Approximately 20% of the anticipated increase from ALLL to ACL relates to originated loans and leases, with the largest impact on the consumer segment given the longer duration of the portfolios. A significant portion of the anticipated increase from ALLL to ACL is a result of new requirements to record ACL related to acquired loans and leases, regardless of any credit mark recorded. Approximately 80% of the anticipated increase from ALLL to ACL relates to acquired loans and leases, which were recorded at estimated fair value at their respective acquisition dates, the majority of which relate to loans and leases acquired in the Merger. Under current GAAP, credit marks are included in the determination of the fair value adjustments reflected as a discount to the carrying value of the loans, and an ALLL is not recorded on acquired loans and leases until there is evidence of credit deterioration post acquisition. However, upon adoption of CECL an ACL is recorded for all acquired loans and leases based on the lifetime loss concept. Further, for acquired loans and leases that do not meet the definition of purchase credit deteriorated (“PCD”), the credit and interest marks which remain from acquisition accounting as of December 31, 2019 will continue to accrete over the life of loan. For acquired loans that meet the definition of PCI and convert to PCD at adoption, the ACL recorded is recognized through a gross-up that increases the amortized cost basis of loans with a corresponding ACL, and therefore results in little to no impact to the cumulative effect adjustment to retained earnings. The adoption of CECL will also result in an increase in the liability for unfunded commitments of between $10.0 million and $15.0 million. For other assets within the scope of the standard such as debt securities held-to-maturity, trade and other receivables, management expects the impact from the standard to be inconsequential. The Corporation estimates a cumulative tax effected adjustment to record ACL and to increase the unfunded commitment liability results in a reduction to retained earnings of $160.0 million to $175.0 million. Management is finalizing its review of certain asset-specific risk characteristics and of the most recent model run related to acquired loans. Management is also evaluating financial statement and disclosure impacts, as well as determining whether to elect to utilize the three-year phase-in period for regulatory impact of CECL. As the Corporation finalizes the implementation of the standard in the first quarter of 2020, final decisions by management will result in the specific January 1, 2020 ACL impact being established.

The initial increase to the Corporation’s allowance for loan and lease losses and liability for unfunded commitments will be recorded as an adjustment to beginning of the year retained earnings. Post adoption, as loans and leases are added to the portfolio, the Corporation expects higher levels of allowance for credit losses determined by CECL assumptions, resulting in accelerated recognition of provision for credit losses, as compared to historical results.

Note 4. Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks and interest-bearing deposits in other banks.

At December 31, 2019 and 2018, TCF Bank was required by Federal Reserve regulations to maintain reserves of $177.0 million and $106.2 million, respectively, in cash on hand or at the Federal Reserve Bank. We maintain cash balances that are restricted as to their use in accordance with certain obligations. Cash payments received on loans serviced for third parties are generally held in separate accounts until remitted. We may also retain cash balances for collateral on certain borrowings and derivative contracts. We maintained restricted cash totaling $68.6 million and $38.3 million at December 31, 2019 and 2018, respectively.

Note 5. Federal Home Loan Bank and Federal Reserve Bank Stocks

Investments were as follows:

	At December 31,
(In thousands)	2019	2018
Federal Home Loan Bank stock, at cost	$318,473	$54,019
Federal Reserve Bank stock, at cost	123,967	37,635

Total investments	$442,440	$91,654

The investments in FHLB stock are required investments related to the Corporation’s membership in and borrowings from the FHLB of Des Moines, and additional commitments from the FHLB of Indianapolis and Cincinnati. The Corporation’s investments in the FHLB of Des Moines, Indianapolis and Cincinnati could be adversely impacted by the financial operations of the Federal Home Loan Banks and actions of their regulator, the Federal Housing Finance Agency. The amount of FRB stock that TCF Bank is required to hold is based on TCF Bank’s capital structure. We periodically evaluate investments for other than temporary impairment. There was no impairment of these investments in 2019, 2018 and 2017.

Note 6. Investment Securities

The amortized cost and fair value of investment securities were as follows:

	Investment Securities Available-for-sale, At Fair Value
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2019
Debt securities:
Government and government-sponsored enterprises	$235,045	$18	$678	$234,385
Obligations of states and political subdivisions	852,096	12,446	687	863,855
Mortgage-backed securities:
Residential agency	4,492,427	68,797	6,103	4,555,121
Residential non-agency	374,046	1,166	616	374,596
Commercial agency	645,814	8,639	2,049	652,404
Commercial non-agency	39,398	17	205	39,210

Total mortgage-backed debt securities	5,551,685	78,619	8,973	5,621,331
Corporate debt and trust preferred securities	451	—	21	430

Total investment securities available-for-sale	$6,639,277	$91,083	$10,359	$6,720,001

At December 31, 2018
Debt securities:
Obligations of states and political subdivisions	$566,304	$46	$9,479	$556,871
Mortgage-backed securities:
Residential agency	1,845,451	8,026	26,728	1,826,749
Residential non-agency	4	—	—	4
Commercial agency	85,245	1,196	—	86,441

Total mortgage-backed debt securities	1,930,700	9,222	26,728	1,913,194

Total investment securities available-for-sale	$2,497,004	$9,268	$36,207	$2,470,065

	Investment Securities Held-to-Maturity
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2019
Residential agency mortgage-backed securities	$135,769	$5,576	$177	$141,168
Corporate debt and trust preferred securities	3,676	—	—	3,676

Total investment securities held-to-maturity	$139,445	$5,576	$177	$144,844

At December 31, 2018
Residential agency mortgage-backed securities	$146,052	$1,460	$1,045	$146,467
Corporate debt and trust preferred securities	2,800	—	—	2,800

Total investment securities held-to-maturity	$148,852	$1,460	$1,045	$149,267

Gross unrealized losses and fair value of investment securities aggregated by investment category and the length of time the securities were in a continuous loss position were as follows:

	At December 31, 2019
	Less than 12 months		12 months or more		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Investment securities available-for-sale
Debt securities:
Government and government sponsored enterprises	$226,177	$678	$—	$—	$226,177	$678
Obligations of states and political subdivisions	60,639	687	—	—	60,639	687
Mortgage-backed securities:
Residential agency	667,511	3,586	200,534	2,517	868,045	6,103
Residential non-agency	140,403	616	—	—	140,403	616
Commercial agency	176,880	2,049	—	—	176,880	2,049
Commercial non-agency	25,560	205	—	—	25,560	205

Total mortgage-backed debt securities	1,010,354	6,456	200,534	2,517	1,210,888	8,973
Corporate debt and trust preferred securities	430	21	—	—	430	21

Total investment securities available-for-sale	$1,297,600	$7,842	$200,534	$2,517	$1,498,134	$10,359

Investment securities held-to-maturity
Residential agency mortgage-backed securities	$7,116	$72	$9,209	$105	$16,325	$177

Total investment securities held-to-maturity	$7,116	$72	$9,209	$105	$16,325	$177

	At December 31, 2018
	Less than 12 months		12 months or more		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Investment securities available-for-sale
Debt securities:
Obligations of states and political subdivisions	$3,620	$—	$526,817	$9,479	$530,437	$9,479
Residential agency mortgage-backed securities	102,709	184	838,482	26,544	941,191	26,728

Total investment securities available-for-sale	$106,329	$184	$1,365,299	$36,023	$1,471,628	$36,207

Investment securities held-to-maturity
Residential agency mortgage-backed securities	$3,074	$14	$31,738	$1,031	$34,812	$1,045

Total investment securities held-to-maturity	$3,074	$14	$31,738	$1,031	$34,812	$1,045

At December 31, 2019 there were 517 investment securities in an unrealized loss position. We have assessed each investment security with unrealized losses for credit impairment. As part of that assessment we evaluated and concluded that it is more-likely-than-not that we will not be required and do not intend to sell any of the investment securities prior to recovery of the amortized cost. Unrealized losses on investment securities were primarily due to changes in interest rates.

The gross gains and losses on sales of investment securities were as follows:

	Year Ended December 31,
(In thousands)	2019	2018	2017
Gross realized gains	$10,877	$1,148	$—
Gross realized losses	3,491	1,021	—
Recoveries on previously impaired investment securities held-to-maturity	39	221	237

Net gains on investment securities	$7,425	$348	$237

The amortized cost and fair value of investment securities by final contractual maturity were as follows. Securities with multiple maturity dates are classified in the period of final maturity. The final contractual maturities do not consider possible prepayments and therefore expected maturities may differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	At December 31, 2019		At December 31, 2018
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Investment Securities Available-for-Sale
Due in one year or less	$66,124	$66,112	$—	$—
Due in 1-5 years	191,364	192,065	24,464	24,375
Due in 5-10 years	547,813	555,523	509,832	503,768
Due after 10 years	5,833,976	5,906,301	1,962,708	1,941,922

Total investment securities available-for-sale	$6,639,277	$6,720,001	$2,497,004	$2,470,065

Investment Securities Held-to-Maturity
Due in 1-5 years	$3,550	$3,550	$2,400	$2,400
Due in 5-10 years	58	64	430	432
Due after 10 years	135,837	141,230	146,022	146,435

Total investment securities held-to-maturity	$139,445	$144,844	$148,852	$149,267

At December 31, 2019 and 2018, investment securities with a carrying value of $627.0 million and $1.6 million, respectively, were pledged as collateral to secure certain deposits and borrowings.

Note 7. Loans and Leases

Loans and leases were as follows:

	At December 31,
(In thousands)	2019	2018
Commercial loan and lease portfolio:
Commercial and industrial	$11,439,602	$6,298,240
Commercial real estate	9,136,870	2,830,705
Lease financing	2,699,869	2,530,163

Total commercial loan and lease portfolio	23,276,341	11,659,108

Consumer loan portfolio:
Residential mortgage	6,179,805	2,335,835
Consumer installment	1,542,411	2,003,572
Home equity	3,498,907	3,074,505

Total consumer loan portfolio	11,221,123	7,413,912

Total loans and leases(1)	$34,497,464	$19,073,020

(1)

Loans and leases are reported at historical cost including net direct fees and costs associated with originating and acquiring loans and leases, lease residuals, unearned income and unamortized purchase premiums and discounts. The aggregate amount of these loan and lease adjustments was a net deferred cost of $201.5 million and $1.5 million at December 31, 2019 and 2018, respectively.

Acquired Loans and Leases The Corporation acquired loans and leases at fair value in the Merger and in previous acquisitions completed by Legacy TCF. Certain loans acquired were classified as PCI and are accounted for under ASC 310-30, which recognizes the expected shortfall of expected future cash flows, as compared to the contractual amount due, as nonaccretable difference. Any excess of the net present value of expected future cash flows over the acquisition date fair value is recognized as the accretable yield. The accretable yield is recognized over the expected remaining life of the acquired loan. In the event an acquired loan is renewed or extended, the loan continues to be accounted for as an acquired loan in accordance with ASC 310-30.

The carrying value and changes in accretable yield of all PCI loans were as follows:

	At or For Year Ended December 31,
(In thousands)	2019	2018
Balance of PCI loans, beginning of period	$3,817	$11,844
Accretable Yield
Balance, beginning of period	$961	$1,051
Addition attributable to the Merger	38,479	—
Accretion recognized in interest income	(11,453)	(215)
Net reclassification (to) from nonaccretable difference	10,091	370
Payments received	(10,445)	(245)

Balance, end of period	$27,633	$961

Balance of PCI loans, end of period	$246,786	$3,817

Leases Effective January 1, 2019, we adopted ASU No. 2016-02, Leases (Topic 842), and related ASUs on a modified retrospective basis, electing the practical expedients and optional transition method. As such, the following leasing disclosures include information at or for the year ended December 31, 2019.

The components of the net investment in direct financing and sales-type leases were as follows:

(In thousands)	At December 31, 2019
Carrying amount	$2,794,212
Unguaranteed residual assets	152,030
Net direct fees and costs and unearned income	(246,373)

Total net investment in direct financing and sales-type leases	$2,699,869

The carrying amount of the sales-type and direct financing leases subject to residual value guarantees was $277.1 million at December 31, 2019.

The components of total lease income were as follows:

(In thousands)	Year Ended December 31, 2019
Interest income—loans and leases:
Interest income on net investment in direct financing and sales-type leases	$131,547
Leasing revenue (noninterest income):
Lease income from operating lease payments	100,975
Profit (loss) recorded on commencement date on sales-type	35,694
Gain (losses) on sales of leased equipment	27,049

Leasing Revenue	163,718

Total lease income	$295,265

Lease financing equipment depreciation on equipment leased to others was $76.4 million and the net book value of equipment leased to others and related initial direct costs under operating leases was $289.7 million at December 31, 2019.

Undiscounted future minimum lease payments receivable for direct financing and sales-type leases, and a reconciliation to the carrying amount recorded at December 31, 2019 were as follows:

(In thousands)
2020	$298,172
2021	432,641
2022	553,109
2023	588,042
2024	528,749
Thereafter	257,911
Equipment under leases not yet commenced	47,141

Total undiscounted future minimum lease payments receivable for direct financing and sales-type leases	2,705,765
Third-party residual value guarantees	88,447

Total carrying amount of direct financing and sales-type leases	$2,794,212

Undiscounted future minimum lease payments expected to be received for operating leases at December 31, 2019 were as follows:

(In thousands)
2020	$75,507
2021	54,274
2022	31,494
2023	14,405
2024	5,283
Thereafter	3,674

Total undiscounted future minimum lease payments	$184,637

Loan Sales The following table summarizes the net gains on sales of loans and leases. We retain servicing on a majority of loans sold. See “Note 11. Loan Servicing Rights” for further information.

	Year Ended December 31,
(In millions)	2019	2018	2017
Sale proceeds, net	$2,951,445	$1,275,960	$1,899,430
Recorded investment in loans and leases sold, including accrued interest	2,888,408	1,238,018	1,837,500
Loss on transfer of loans to held-for-sale, interest-only strips at initial value and other	(36,729)	(4,247)	(16,612)

Net gains on sales of loans and leases	$26,308	$33,695	$45,318

During the fourth quarter of 2019, we completed the sale of the Legacy TCF auto finance portfolio of $1.1 billion, which had been included within loans held-for-sale at September 30, 2019, resulting in a $27.5 million loss for the year, included in net gains on sales of loans and leases.

The remaining interest-only strips on the balance sheet related to loan sales were as follows:

	At December 31,
(In thousands)	2019	2018
Interest-only strips	$12,813	$16,835

We recorded $62 thousand, $661 thousand and $1.6 million of impairment charges on interest-only strips in 2019, 2018 and 2017, respectively.

The Corporation’s agreements to sell consumer loans typically contain certain representations, warranties and covenants regarding the loans sold or securitized. These representations, warranties and covenants generally relate to, among other things, the ownership of the loan, the validity, priority and perfection of the lien securing the loan, accuracy of information supplied to the buyer or investor, the loan’s compliance with the criteria set forth in the agreement, the manner in which the loans will be serviced, payment delinquency and compliance with applicable laws and regulations. These agreements generally require the repurchase of loans or indemnification in the event we breach these representations, warranties or covenants and such breaches are not cured. In addition, some agreements contain a requirement to repurchase loans as a result of early payoffs by the borrower, early payment default of the borrower or the failure to obtain valid title. Losses related to repurchases pursuant to such representations, warranties and covenants were immaterial for 2019, 2018 and 2017.

Note 8. Allowance for Loan and Lease Losses and Credit Quality

The rollforwards of the allowance for loan and lease losses were as follows:

	At or For the Year Ended December 31, 2019
(In thousands)	Consumer Loan Portfolio	Commercial Loan and Lease Portfolio	Total Loans and Leases
Balance, beginning of period	$80,017	$77,429	$157,446
Charge-offs	(50,480)	(47,455)	(97,935)
Recoveries	23,653	6,731	30,384

Net (charge-offs) recoveries	(26,827)	(40,724)	(67,551)

Provision for credit losses	17,492	47,790	65,282
Other(1)	(42,110)	(15)	(42,125)

Balance, end of period	$28,572	$84,480	$113,052

	At or For the Year Ended December 31, 2018
(In thousands)	Consumer Loan Portfolio	Commercial Loan and Lease Portfolio	Total Loans and Leases
Balance, beginning of period	$98,085	$72,956	$171,041
Charge-offs	(64,520)	(20,208)	(84,728)
Recoveries	26,487	3,216	29,703

Net (charge-offs) recoveries	(38,033)	(16,992)	(55,025)

Provision for credit losses	24,851	21,917	46,768
Other(1)	(4,886)	(452)	(5,338)

Balance, end of period	$80,017	$77,429	$157,446

	At or For the Year Ended December 31, 2017
(In thousands)	Consumer Loan Portfolio	Commercial Loan and Lease Portfolio	Total Loans and Leases
Balance, beginning of period	$92,292	$67,977	$160,269
Charge-offs	(59,831)	(19,261)	(79,092)
Recoveries	30,916	3,736	34,652

Net (charge-offs) recoveries	(28,915)	(15,525)	(44,440)

Provision for credit losses	47,911	20,532	68,443
Other(1)	(13,203)	(28)	(13,231)

Balance, end of period	$98,085	$72,956	$171,041

(1)	Primarily includes the transfer of the allowance for loan and lease losses to loans and leases held-for-sale.

The allowance for loan and lease losses and loans and leases outstanding by type of allowance methodology were as follows:

	At December 31, 2019
(In thousands)	Consumer Loan Portfolio	Commercial Loan and Lease Portfolio	Total Loans and Leases
Allowance for loan and lease losses:
Collectively evaluated for impairment	$26,430	$75,756	$102,186
Individually evaluated for impairment	1,468	5,769	7,237
Loans acquired with deteriorated credit quality	674	2,955	3,629

Total	$28,572	$84,480	$113,052

Loans and leases outstanding:
Collectively evaluated for impairment	$11,087,534	$22,986,607	$34,074,141
Individually evaluated for impairment	60,694	115,843	176,537
Loans acquired with deteriorated credit quality	72,895	173,891	246,786

Total	$11,221,123	$23,276,341	$34,497,464

	At December 31, 2018
(In thousands)	Consumer Loan Portfolio	Commercial Loan and Lease Portfolio	Total Loans and Leases
Allowance for loan and lease losses:
Collectively evaluated for impairment	$57,113	$68,140	$125,253
Individually evaluated for impairment	22,904	9,289	32,193

Total	$80,017	$77,429	$157,446

Loans and leases outstanding:
Collectively evaluated for impairment	$7,285,753	$11,587,372	$18,873,125
Individually evaluated for impairment	128,159	67,919	196,078
Loans acquired with deteriorated credit quality	—	3,817	3,817

Total	$7,413,912	$11,659,108	$19,073,020

Accruing and Nonaccrual Loans and Leases The Corporation’s key credit quality indicator is the receivable’s payment performance status, defined as accruing or nonaccruing. Nonaccrual loans and leases are those which management believes have a higher risk of loss. Delinquent balances are determined based on the contractual terms of the loan or lease. Loans and leases that are over 60 days delinquent have a higher potential to become nonaccrual and generally are a leading indicator for future charge-off trends. The Corporation’s accruing and nonaccrual loans and leases were as follows:

	At December 31, 2019
(In thousands)	Current	30-89 Days Delinquent and Accruing	90 Days or More Delinquent and Accruing	Total Accruing	Nonaccrual	Total
Commercial loan and lease portfolio:
Commercial and industrial	$11,283,832	$29,780	$331	$11,313,943	$53,812	$11,367,755
Commercial real estate	8,993,360	10,291	1,440	9,005,091	29,735	9,034,826
Lease financing	2,662,354	24,657	1,901	2,688,912	10,957	2,699,869

Total commercial loan and lease portfolio	22,939,546	64,728	3,672	23,007,946	94,504	23,102,450
Consumer loan portfolio:
Residential mortgage	6,056,817	17,245	559	6,074,621	38,577	6,113,198
Consumer installment	1,536,714	4,292	108	1,541,114	714	1,541,828
Home equity	3,434,771	22,568	—	3,457,339	35,863	3,493,202

Total consumer loan portfolio	11,028,302	44,105	667	11,073,074	75,154	11,148,228

PCI loans(1)	217,206	3,843	25,737	246,786	$—	246,786

Total	$34,185,054	$112,676	$30,076	$34,327,806	$169,658	$34,497,464

(1)

PCI loans that are not performing in accordance with contractual terms are not reported as nonaccrual because these loans were recorded at their net realizable value based on the principal and interest TCF expects to collect on these loans.

	At December 31, 2018
(In thousands)	Current	30-89 Days Delinquent and Accruing	90 Days or More Delinquent and Accruing	Total Accruing	Nonaccrual	Total
Commercial loan and lease portfolio:
Commercial and industrial	$6,253,949	$13,653	$760	$6,268,362	$26,061	$6,294,423
Commercial real estate	2,826,187	—	—	2,826,187	4,518	2,830,705
Lease financing	2,498,811	21,477	1,882	2,522,170	7,993	2,530,163

Total commercial loan and lease portfolio	11,578,947	35,130	2,642	11,616,719	38,572	11,655,291
Consumer loan portfolio:
Residential mortgage	2,291,435	10,014	1,275	2,302,724	33,111	2,335,835
Consumer installment	1,951,302	40,340	3,349	1,994,991	8,581	2,003,572
Home equity	3,042,968	5,883	—	3,048,851	25,654	3,074,505

Total consumer loan portfolio	7,285,705	56,237	4,624	7,346,566	67,346	7,413,912

PCI loans(1)	3,639	—	178	3,817	$—	3,817

Total	$18,868,291	$91,367	$7,444	$18,967,102	$105,918	$19,073,020

(1)

PCI loans that are not performing in accordance with contractual terms are not reported as nonaccrual because these loans were recorded at their net realizable value based on the principal and interest TCF expects to collect on these loans.

In addition to the receivables payment performance status, credit quality is also analyzed using risk categories, which vary based on the size and type of credit risk exposure and additionally measure liquidity, debt capacity, coverage and payment behavior as shown in the borrower’s financial statements. The risk categories also measure the quality of the borrower’s management and the repayment support offered by any guarantors. Loan and lease credit classifications are derived from standard regulatory rating definitions, which include: pass, special mention, substandard, doubtful and loss. Substandard and doubtful loans and leases have well-defined weaknesses, but may never result in a loss.

The following schedule presents the recorded investment of loans and leases by credit risk categories.

(In thousands)	Pass	Special Mention	Substandard	Total
At December 31, 2019
Commercial loan and lease portfolio:
Commercial and industrial	$10,930,939	$315,097	$193,566	$11,439,602
Commercial real estate	8,891,361	170,114	75,395	9,136,870
Lease financing	2,646,874	28,091	24,904	2,699,869

Total commercial loan and lease portfolio	22,469,174	513,302	293,865	23,276,341

Consumer loan portfolio:
Residential mortgage	6,135,096	565	44,144	6,179,805
Consumer installment	1,541,524	—	887	1,542,411
Home equity	3,457,292	456	41,159	3,498,907

Total consumer loan portfolio	11,133,912	1,021	86,190	11,221,123

Total loans and leases	$33,603,086	$514,323	$380,055	$34,497,464

At December 31, 2018
Commercial loan and lease portfolio:
Commercial and industrial	$6,033,321	$158,296	$106,623	$6,298,240
Commercial real estate	2,792,103	12,864	25,738	2,830,705
Lease financing	2,480,964	25,195	24,004	2,530,163

Total commercial loan and lease portfolio	11,306,388	196,355	156,365	11,659,108

Consumer loan portfolio:
Residential mortgage	2,294,740	3,606	37,489	2,335,835
Consumer installment	1,981,844	1,302	20,426	2,003,572
Home equity	3,043,296	3,747	27,462	3,074,505

Total consumer loan portfolio	7,319,880	8,655	85,377	7,413,912

Total loans and leases	$18,626,268	$205,010	$241,742	$19,073,020

Troubled Debt Restructurings In certain circumstances, the Corporation may consider modifying the terms of a loan for economic or legal reasons related to the customer’s financial difficulties. If the Corporation grants a concession, the modified loan is classified as a troubled debt restructuring (“TDR”). TDRs typically involve a deferral of the principal balance of the loan, a reduction of the stated interest rate of the loan or, in certain limited circumstances, a reduction of the principal balance of the loan or the loan’s accrued interest. All loans classified as TDR loans are considered to be impaired.

The following table presents the recorded investment of loan modifications first classified as TDRs during the periods presented:

	Year Ended December 31,
	2019		2018		2017
(In thousands)	Pre- modification Investment	Post- modification Investment	Pre- modification Investment	Post- modification Investment	Pre- modification Investment	Post- modification Investment
Commercial loan and lease portfolio:
Commercial and industrial	$5,347	$5,347	$7,253	$7,253	$10,266	$10,241
Commercial real estate	35,997	35,997	5,228	5,228	3,077	3,077

Total commercial loan and lease portfolio	41,344	41,344	12,481	12,481	13,343	13,318

Consumer loan portfolio:
Residential mortgage	6,053	5,912	5,333	5,259	7,666	7,480
Consumer installment	217	183	1,052	1,052	892	892
Home equity	4,144	4,089	2,182	2,181	2,169	2,157

Total consumer loan portfolio	10,414	10,184	8,567	8,492	10,727	10,529

Total	$51,758	$51,528	$21,048	$20,973	$24,070	$23,847

The following table presents TDR loans:

	At December 31, 2019			At December 31, 2018
(In thousands)	Accruing TDR Loans	Nonaccrual TDR Loans	Total TDR Loans	Accruing TDR Loans	Nonaccrual TDR Loans	Total TDR Loans
Commercial loan and lease portfolio	$12,986	$5,356	$18,342	$12,665	$6,153	$18,818
Consumer loan portfolio	12,403	14,875	27,278	85,794	22,554	108,348

Total	$25,389	$20,231	$45,620	$98,459	$28,707	$127,166

Commitments to lend additional funds to borrowers whose terms have been modified in TDRs were $638 thousand at both December 31, 2019 and December 31, 2018.

Loan modifications to troubled borrowers are no longer disclosed as TDR loans in the calendar years after modification if the loans were modified to an interest rate equal to or greater than the yields of new loan originations with comparable risk at the time of restructuring and if the loan is performing based on the restructured terms; however, these loans are still considered impaired and follow the Corporation’s impaired loan reserve policies.

The following table summarizes the TDR loans that defaulted during the periods presented that were modified during the respective reporting period or within one year of the beginning of the respective reporting period. The Corporation considers a loan to have defaulted when under the modified terms it becomes 90 or more days delinquent, has been transferred to nonaccrual status, has been charged down or has been transferred to other real estate owned or repossessed and returned assets.

	Year Ended December 31,
(In thousands)	2019	2018	2017
Defaulted TDR loan balances modified during the applicable period
Commercial loan and lease portfolio:
Commercial and industrial	$956	$4,697	$555

Total commercial loan and lease portfolio	956	4,697	555

Consumer loan portfolio:
Residential mortgage	1,325	3,258	2,819
Consumer installment	1,555	1,436	1,169
Home equity	401	558	841

Total consumer loan portfolio	3,281	5,252	4,829

Defaulted TDR loan balances	$4,237	$9,949	$5,384

Impaired Loans and Leases Effective January 1, 2019, in conjunction with the adoption of ASU No. 2016-02, Leases (Topic 842) and related ASUs, the Corporation considers impaired loans and leases to include nonaccrual commercial loans and leases, as well as all commercial and consumer TDR loans. Previously, the Corporation did not include impaired leases within the following tables. For purposes of this disclosure, PCI loans have been excluded. In the following table, the balance of impaired loans and leases represents the amount recorded within loans and leases on the Consolidated Statements of Financial Condition, whereas the unpaid contractual balance represents the balances legally owed by the borrowers.

Information on impaired loans and leases at December 31, 2019 and information on impaired loans at December 31, 2018 was as follows:

	At December 31, 2019			At December 31, 2018
(In thousands)	Unpaid Contractual Balance	Loan and Lease Balance	Related Allowance Recorded	Unpaid Contractual Balance	Loan Balance	Related Allowance Recorded
Impaired loans and leases with an allowance recorded:
Commercial loan and lease portfolio:
Commercial and industrial	$20,069	$20,090	$2,844	$35,444	$32,326	$6,354
Commercial real estate	4,225	3,962	333	4,905	4,474	1,108
Lease financing	10,956	10,956	2,592	—	—	—

Total commercial loan and lease portfolio	35,250	35,008	5,769	40,349	36,800	7,462

Consumer loan portfolio:
Residential mortgage	24,297	22,250	1,030	63,004	60,172	17,216
Consumer installment	—	—	—	919	647	81
Home equity	9,418	8,791	438	27,386	25,836	5,288

Total consumer loan portfolio	33,715	31,041	1,468	91,309	86,655	22,585

Total impaired loans and leases with an allowance recorded	68,965	66,049	7,237	131,658	123,455	30,047

Impaired loans and leases without an allowance recorded:
Commercial loan and lease portfolio:
Commercial and industrial	55,889	39,098	—	2,239	2,237	—
Commercial real estate	69,143	41,737	—	4,275	4,208	—

Total commercial loan and lease portfolio	125,032	80,835	—	6,514	6,445	—

Consumer loan portfolio:
Residential mortgage	31,142	22,594	—	11,636	9,494	—
Consumer installment	2,095	880	—	15,400	10,770	—
Home equity	24,709	6,179	—	10,620	1,429	—

Total consumer loan portfolio	57,946	29,653	—	37,656	21,693	—

Total impaired loans and leases without an allowance recorded	182,978	110,488	—	44,170	28,138	—

Total impaired loans and leases	$251,943	$176,537	$7,237	$175,828	$151,593	$30,047

The average balances of impaired loans and leases and interest income recognized on impaired loans and leases for the year ended December 31, 2019 and the average loan balance of impaired loans and interest income recognized on impaired loans for the years ended December 31, 2018 and December 31, 2017 were as follows:

	Year Ended December 31,
	2019		2018		2017
(In thousands)	Average Loan and Lease Balance	Interest Income Recognized	Average Loan Balance	Interest Income Recognized	Average Loan Balance	Interest Income Recognized
Impaired loans and leases with an allowance recorded
Commercial loan and lease portfolio:
Commercial and industrial	$26,208	$54	$29,285	$282	$20,260	$347
Commercial real estate	4,218	172	5,588	—	8,388	16
Lease financing	5,478	153	—	—	—	—

Total commercial loan and lease portfolio	35,904	379	34,873	282	28,648	363

Consumer loan portfolio:
Residential mortgage	41,211	1,942	68,850	1,653	89,247	2,125
Consumer installment	324	1	834	—	3,223	—
Home equity	17,313	849	29,327	1,609	43,932	2,111

Total consumer loan portfolio	58,848	2,792	99,011	3,262	136,402	4,236

Total impaired loans and leases with an allowance recorded	94,752	3,171	133,884	3,544	165,050	4,599

Impaired loans and leases without an allowance recorded
Commercial loan and lease portfolio:
Commercial and industrial	20,667	205	2,527	173	1,971	200
Commercial real estate	22,972	1,209	4,350	231	10,136	709

Total commercial loan and lease portfolio	43,639	1,414	6,877	404	12,107	909

Consumer loan portfolio:
Residential mortgage	16,044	983	9,923	655	11,428	896
Consumer installment	5,825	256	9,284	302	5,103	209
Home equity	3,804	174	1,553	216	1,864	463

Total consumer loan portfolio	25,673	1,413	20,760	1,173	18,395	1,568

Total impaired loans and leases without an allowance recorded	69,312	2,827	27,637	1,577	30,502	2,477

Total impaired loans and leases	$164,064	$5,998	$161,521	$5,121	$195,552	$7,076

Other Real Estate Owned and Repossessed and Returned Assets Other real estate owned, repossessed and returned assets and consumer real estate loans in process of foreclosure were as follows:

	At December 31,
(In thousands)	2019	2018
Other real estate owned	$34,256	$17,403
Repossessed and returned assets	8,045	14,574
Consumer real estate loans in process of foreclosure	17,758	15,540

On August 1, 2019, the Corporation acquired $14.6 million of other real estate owned and $338 thousand of repossessed and returned assets in connection with the Merger. Other real estate owned and repossessed and returned assets were written down $7.7 million, $3.4 million and $6.2 million in 2019, 2018 and 2017, respectively.

Note 9. Premises and Equipment, Net

Premises and equipment, net were as follows:

	At December 31,
(In thousands)	2019	2018
Land	$151,332	$144,754
Office buildings	334,673	268,495
Leasehold improvements	59,141	51,868
Furniture, equipment and computer software	440,678	404,743
Premises and equipment leased under finance leases	3,180	3,180

Subtotal	989,004	873,040
Accumulated depreciation and amortization	(455,866)	(445,506)

Premises and equipment, net	$533,138	$427,534

Depreciation and amortization expense related to premises and equipment was $75.3 million, $48.6 million and $45.9 million for 2019, 2018 and 2017, respectively.

Note 10. Goodwill and Other Intangible Assets

Goodwill was as follows:

	At December 31,
(In thousands)	2019	2018
Goodwill related to consumer banking segment	$764,389	$141,246
Goodwill related to commercial banking segment	535,489	13,511

Goodwill, net	$1,299,878	$154,757

The Corporation recorded goodwill in the amount of $1.1 billion related to the merger with Legacy TCF and Chemical completed on August 1, 2019. Goodwill was allocated to the appropriate reporting unit based on the relative fair value of assets acquired and deposits held by the reporting unit. This methodology allocates goodwill in proportion to the assets held by each reporting unit as well as incorporating the value of the funding source provided by the in place deposits. The reporting units aggregate between the Consumer Banking and Commercial Banking segments. See “Note 2. Merger” for further information. There was an impairment charge to goodwill of $73.0 million in 2017 related to the acquisition of Gateway One as a result of the Corporation’s decision to discontinue auto finance loan originations effective December 31, 2017. Goodwill related to Gateway One was fully impaired at December 31, 2017. There was no impairment of goodwill in 2019 and 2018.

The following table sets forth the carrying amount and accumulated amortization of intangible assets that are amortizable and arose from business combinations or other acquisitions.

(In thousands)	Core deposit intangibles	Program agreements	Non-compete agreements	Customer relationships	Total
At December 31, 2019
Gross carrying value	$141,232	$14,700	$9,000	$21,949	$186,881
Accumulated amortization	(11,016)	(1,031)	(5,618)	(848)	(18,513)

Net carrying amount	$130,216	$13,669	$3,382	$21,101	$168,368
At December 31, 2018
Gross carrying value	$3,049	$14,700	$9,250	$600	$27,599
Accumulated amortization	(2,502)	(408)	(3,643)	(550)	(7,103)

Net carrying amount	$547	$14,292	$5,607	$50	$20,496

There was no impairment of other intangible assets in 2019 and 2018. There was an impairment charge of $368 thousand in 2017 related to the customer relationships intangible asset attributable to Gateway One as a result of the Corporation’s decision to discontinue auto finance loan originations effective December 31, 2017. The Gateway One customer relationships intangible asset was fully impaired at December 31, 2017 and written off in 2018.

Amortization expense for intangible assets was $11.7 million, $3.4 million and $2.0 million for 2019, 2018 and 2017, respectively.

The estimated future amortization expense on intangible assets for the next five years is as follows:

(In thousands)	Total
2020	$21,992
2021	20,136
2022	18,180
2023	16,868
2024	16,161

On August 1, 2019, the Corporation completed the merger with Chemical. As a result, the Corporation recorded $159.5 million in intangible assets consisting of core deposits and customer relationships intangibles. See “Note 2. Merger” for further information.

Note 11. Loan Servicing Rights

Information regarding LSRs was as follows:

	At December 31,
(in thousands)	2019	2018	2017
Balance, beginning of period	$23	$25	$30
Acquired in the Merger	59,567	—	—
New servicing assets created	4,969	7	4
Impairment (charge) recovery	(3,882)	—	—
Amortization	(4,364)	(9)	(9)

Balance, end of period	$56,313	$23	$25

Valuation allowance, end of period	$(3,882)	—	—

Loans serviced for others that have servicing rights capitalized, end of period	$6,566,892	—	—

Total loan servicing, late fee and other ancillary fee income, included in servicing fee income, related to loans serviced for others that have servicing rights capitalized was $7.0 million for December 31, 2019.

Note 12. Operating Lease Right-of-Use Assets and Liabilities

Operating lease right-of-use assets, included in other assets, were $118.7 million at December 31, 2019. Operating lease liabilities, included in other liabilities, were $138.4 million at December 31, 2019. In connection with the Merger, the Corporation recorded $39.8 million and $41.6 million of operating lease right-of-use assets and operating lease liabilities, respectively. Undiscounted future minimum operating lease payments and a reconciliation to the amount recorded as operating lease liabilities at December 31, 2019 were as follows:

(In thousands)
2020	$32,819
2021	24,635
2022	19,707
2023	16,943
2024	15,332
Thereafter	43,958

Total undiscounted future minimum operating lease payments	153,394
Discount	(15,001)

Total operating lease liabilities	$138,393

As of December 31, 2019, the Corporation had approximately $233.6 million in additional leases for real property that have not yet commenced and are excluded from the operating lease liability table above. Of this amount, $231.6 million was related to a lease agreement for the Corporation’s new headquarters building in Detroit, Michigan signed on May 31, 2019 by Legacy Chemical, with an organization 50% owned by indirect related parties. The new headquarter lease has a term of 22.5 years commencing January 1, 2022 with renewal options.

The weighted-average discount rate and remaining lease term for operating leases was as follows:

At December 31, 2019
Weighted-average discount rate	2.67%
Weighted-average remaining lease term (years)	6.8 years

The components of total lease cost for operating leases, included in occupancy and equipment noninterest expense, were as follows:

(In thousands)	Year Ended December 31, 2019
Lease expense	$39,724
Short-term and variable lease cost	732
Sublease income	(1,716)

Total lease cost for operating leases	$38,740

Supplemental cash flow information related to operating leases was as follows:

(In thousands)	Year Ended December 31, 2019
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$131,305
Cash paid for amounts included in the measurement of lease liabilities—operating	33,231

Note 13. Investments in Qualified Affordable Housing Projects, Federal Historic Projects and New Market Tax Credits

The Corporation invests in qualified affordable housing projects, federal historic projects, and new market tax credits for the purposes of community reinvestment and to obtain tax credits. Return on the Corporation’s investment in these projects comes in the form of pass-through tax credits and tax losses. The carrying value of the investments is included in other assets. The Corporation primarily utilizes the proportional amortization method to account for investments in qualified affordable housing projects and the equity method to account for investments in other tax credit projects.

Under the proportional amortization method, the Corporation amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits. The Corporation recognized amortization expense of investments in qualified affordable housing projects of $13.3 million, $9.9 million and $9.6 million for the years ended December 31, 2019, 2018 and 2017, respectively. Amortization expense was offset by tax credits and other tax benefits of $16.6 million, $11.6 million and $12.5 million for the years ended December 31, 2019, 2018 and 2017, respectively. The Corporation’s remaining investment in qualified affordable housing projects accounted for under the proportional amortization method totaled $195.8 million at December 31, 2019 and $90.9 million at December 31, 2018.

Under the equity method, the Corporation’s share of the earnings or losses is included in other noninterest expense. The Corporation’s remaining investment in federal historic projects, all of which were acquired in the Merger, totaled $43.6 million at December 31, 2019. During the year ended December 31, 2019, $4.6 million of income tax benefit was recognized due to the federal historic tax credits, which was partially offset by amortization expense, inclusive of impairment, of $4.0 million.

The Corporation’s unfunded equity contributions relating to investments in qualified affordable housing projects, federal historic projects and new market tax credits are included in other liabilities. The Corporation’s remaining unfunded equity contributions totaled $131.3 million at December 31, 2019 and $56.2 million at December 31, 2018.

Management analyzes these investments for potential impairment when events or changes in circumstances indicate that it is more-likely-than-not that the carrying amount of the investment will not be realized. An impairment loss is measured as the amount by which the carrying amount of an investment exceeds its fair value.

Note 14. Deposits

Deposits were as follows:

	At December 31,
	2019		2018
(Dollars in thousands)	Amount	Year-to-Date Weighted-average Rate	Amount	Year-to-Date Weighted-average Rate
Checking:
Noninterest bearing	$7,948,637	—%	$3,921,710	—%
Interest bearing	5,966,178	0.36	2,459,617	0.03

Total checking	13,914,815	0.15	6,381,327	0.01
Savings	8,521,093	0.72	6,122,257	0.36
Money market	4,576,999	1.38	1,609,422	0.75
Certificates of deposit	7,455,556	2.01	4,790,680	1.54

Total deposits	$34,468,463	0.88%	$18,903,686	0.59%

Excluded from total deposits are account overdrafts which have been classified as loans. At December 31, 2019 and 2018, overdrafts totaled $19.0 million and $9.6 million, respectively.

Scheduled maturities for certificates of deposits, including Certificate of Deposit Account Registry Service (“CDARS”) deposits, IRA deposits and brokered deposits at December 31, 2019 were as follows:

(In thousands)
2020	$6,503,237
2021	504,528
2022	326,592
2023	64,463
2024	46,723
Thereafter	10,013

Total	$7,455,556

The aggregate amount of certificates of deposit with balances equal to or greater than the Federal Deposit Insurance Corporation insurance limit of $250,000 was $2.2 billion and $782.4 million at December 31, 2019 and 2018, respectively.

Note 15. Borrowings

TCF Bank is a member of the FHLB, which provides short- and long-term funding collateralized by mortgage related assets to its members.

Collateralized deposits include TCF Bank’s Repurchase Investment Sweep Agreement product collateralized by mortgage-backed securities, and funds deposited by customers that are collateralized by investment securities owned by TCF Bank, as these deposits are not covered by FDIC insurance.

Short-term borrowings (borrowings with an original maturity of less than one year) were as follows:

	At December 31, 2019		At December 31, 2018
(Dollars in thousands)	Amount	Weighted- average Rate	Amount	Weighted- average Rate
FHLB advances	$2,450,000	1.85%	$—	—%
Collateralized deposits	219,145	0.64	—	—

Total short-term borrowings	$2,669,145	1.75%	$—	—%

On August 5, 2019, TCF Financial entered into a $50.0 million unsecured 364-day revolving credit facility bearing interest at the then applicable Eurocurrency Rate plus 150 basis points, available to be used, as needed, to fund growth, common stock repurchases or other general corporate purposes. The revolving credit facility contains covenants related to certain thresholds that must be maintained related to various capital adequacy levels, asset quality and profitability ratios, and certain restrictions on levels of indebtedness. TCF Financial had no outstanding balance under the revolving credit facility and was in compliance with all covenants at December 31, 2019.

Long-term borrowings were as follows:

		At December 31, 2019	At December 31, 2018
(Dollars in thousands)	Stated Rate	Amount	At Amount
FHLB advances due 2020 to 2025 (1)(2)	1.30% - 2.72%	$1,822,058	$1,100,000
Subordinated debt:
Subordinated debt obligation due 2022	6.25%	109,338	109,095
Subordinated debt obligation due 2025	4.60%	148,681	148,461
Subordinated debt obligation due 2029	4.13%	148,657	—
Subordinated debt securities due 2032-2035 (3)(4)	3.54% - 5.34%	19,021	—
Hedge related adjustment		2,773	(4,165)

Total subordinated debt obligations		428,470	253,391

Discounted lease rentals due 2020 to 2024	2.64% - 6.50%	100,882	92,976
Finance lease obligation due 2038	3.73%	3,038	3,105

Total long-term borrowings		$2,354,448	$1,449,472

(1)	Includes the current portion of FHLB advances of $110.0 million at December 31, 2019.
(2)	The December 31, 2019 balance includes advances payable of $1.81 billion and purchase accounting premiums of $12.1 million.
(3)	The December 31, 2019 balance includes advances payable of $20.6 million and purchase accounting discounts of $1.6 million.
(4)	Floating-rate based on three-month LIBOR plus 1.45% - 3.25%.

FHLB Advances As a result of the Merger, the Corporation assumed long-term FHLB advances. These long-term FHLB advances have maturity dates ranging from 2020 to 2025 and carried interest rates ranging from 1.30% to 2.72% at December 31, 2019. FHLB advances are collateralized by residential mortgage and commercial real estate loans.

Subordinated Debt Obligations As a result of the Merger, the Corporation assumed subordinated debt securities totaling $19.0 million. Included in the obligations assumed in the Merger were $5.6 million of obligations due in 2032 with a carrying interest rate based on the three-month LIBOR plus 3.25% and $13.4 million of obligations due in 2034 and 2035 with carrying interest rates based on the three-month LIBOR plus 1.45% to 2.85%.

On July 2, 2019, TCF Bank issued $150.0 million of fixed-to-floating rate subordinated notes (the “2029 Notes”) at par. The fixed-to-floating rate subordinated notes, due July 2, 2029, bear an initial interest rate of 4.125% per annum, payable semi-annually in arrears on January 2 and July 2, commencing on January 2, 2020. The 2029 Notes are redeemable at TCF Bank’s option beginning on July 2, 2024. Effective July 2, 2024, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR rate plus 237.5 basis points, payable quarterly in arrears on January 2, April 2, July 2 and October 2, commencing on October 2, 2024. TCF Bank incurred issuance costs of $1.5 million that are amortized as interest expense to the call date in 2024 using the effective interest method.

At December 31, 2019, TCF Bank had pledged loans secured by consumer and commercial real estate and FHLB stock with an aggregate carrying value of $10.5 billion. At December 31, 2019, $1.5 billion of the FHLB advances outstanding were prepayable at the Corporation’s option.

The contractual maturities of long-term borrowings at December 31, 2019 were as follows:

(In thousands)
2020	$315,100
2021	1,321,934
2022	146,005
2023	26,308
2024	11,003
Thereafter	534,098

Total long-term borrowings	$2,354,448

Note 16. Income Taxes

Applicable income taxes in the Consolidated Statements of Income were as follows:

(In thousands)	Current	Deferred	Total
Year Ended December 31, 2019:
Federal	$(8,471)	$40,038	$31,567
State	23,154	(9,564)	13,590
Foreign	5,148	(64)	5,084

Total	$19,831	$30,410	$50,241

Year Ended December 31, 2018:
Federal	$9,424	$54,858	$64,282
State	13,251	3,722	16,973
Foreign	4,435	406	4,841

Total	$27,110	$58,986	$86,096

Year Ended December 31, 2017:
Federal	$14,384	$(62,913)	$(48,529)
State	237	9,340	9,577
Foreign	5,484	(156)	5,328

Total	$20,105	$(53,729)	$(33,624)

Reconciliations to the Corporation’s effective income tax rates from the statutory federal income tax rates were as follows:

	Year Ended December 31,
	2019	2018	2017
Federal income tax rate	21.00%	21.00%	35.00%
Increase (decrease) resulting from:
Tax basis adjustment	(3.30)	—	—
State income tax, net of federal tax	3.01	3.34	3.92
Tax credit investments	(1.94)	(0.34)	(0.89)
Tax-exempt income	(1.74)	(1.64)	(3.86)
Merger deferred tax reprice	(1.59)	—	—
State tax settlements, net of federal tax	(1.40)	—	(1.38)
Non-controlling interest tax effect	(0.67)	(0.59)	(1.45)
Stock compensation	(0.64)	(0.64)	(1.15)
Tax reform effects, net	—	(0.26)	(53.29)
Nondeductible goodwill impairment effect	—	—	10.43
Other, net	1.34	0.56	(1.05)

Effective income tax rate	14.07%	21.43%	(13.72)%

As a result of the Tax Cuts and Jobs Act, enacted on December 22, 2017 (“Tax Reform”), the Corporation recorded a reasonable estimate of a net tax benefit of $130.7 million in its consolidated financial statements for 2017, primarily resulting from the re-measurement of the Corporation’s estimated net deferred tax liability. Certain of these amounts were provisional in nature, as all the information necessary to record more precise amounts was not available, prepared or analyzed for 2017. The Corporation recorded an additional net tax benefit of $1.1 million in the second quarter of 2018 for the finalization of the provisional amounts recorded in 2017.

The Corporation considers its undistributed foreign earnings to be reinvested indefinitely. This position is based on management’s determination that cash held in the Corporation’s foreign jurisdictions is not needed to fund its U.S. operations and that it either has reinvested or has intentions to reinvest these earnings. While management currently intends to indefinitely reinvest all of the Corporation’s foreign earnings, should circumstances or tax laws change, the Corporation may need to record additional income tax expense in the period in which such determination or tax law change occurs.

Due to the shift to a worldwide territorial tax regime as part of Tax Reform, future repatriations of foreign earnings are no longer subject to U.S. federal income tax. However, these foreign earnings may be subject to foreign withholding taxes should they be distributed in the form of dividends. As of December 31, 2019, the estimated withholding taxes that could be due on these earnings was $4.7 million.

Reconciliations of the changes in unrecognized tax benefits were as follows:

	At or For the Year Ended December 31,
(In thousands)	2019	2018	2017
Balance, beginning of period	$5,872	$4,645	$4,690
Increases for tax positions related to the current year	444	903	200
Increases for tax positions related to prior years	445	1,438	86
Decreases for tax positions related to prior years	(1,498)	(970)	(331)
Settlements with taxing authorities	(2,479)	—	—
Decreases related to lapses of applicable statutes of limitation	(89)	(144)	—

Balance, end of period	$2,695	$5,872	$4,645

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $2.1 million and $3.7 million at December 31, 2019 and 2018, respectively. The Corporation recognizes increases and decreases for interest and penalties related to unrecognized tax benefits, where applicable, in income tax expense (benefit). The Corporation recognized approximately $400 thousand of tax benefit, $100 thousand of tax expense and $600 thousand of tax benefit for 2019, 2018 and 2017, respectively, related to interest and penalties. Interest and penalties of approximately $300 thousand and $700 thousand were accrued at December 31, 2019 and 2018, respectively.

The Corporation’s federal income tax returns are open and subject to examination for 2016 and later tax return years. The Corporation’s various state income tax returns are generally open for 2015 and later tax return years based on individual state statutes of limitation. The Corporation’s various foreign income tax returns are open and subject to examination for 2015 and later tax return years. Changes in the amount of unrecognized tax benefits within the next 12 months from normal expirations of statutes of limitation are not expected to be material.

The Corporation’s deferred tax assets and deferred tax liabilities were as follows:

	At December 31,
(In thousands)	2019	2018
Deferred tax assets:
Net operating losses and other carryforwards	$70,820	$20,591
Acquisition-related fair value adjustments	44,800	—
Stock compensation and deferred compensation plans	42,980	32,686
Allowance for loan and lease losses	25,178	33,546
Nonaccrual interest	6,209	637
Investment securities available-for-sale	—	9,235
Other	5,516	3,787

Deferred tax assets	195,503	100,482
Valuation allowance	(12,840)	(14,291)

Total deferred tax assets, net of valuation allowance	182,663	86,191

Deferred tax liabilities:
Lease financing	339,691	297,603
Goodwill and other intangibles	35,031	2,290
Premises and equipment	30,122	40,130
Investment securities available-for-sale	16,760	—
Loan servicing rights	12,989	—
Loan fees and discounts	10,098	17,465
Prepaid expenses	9,508	7,921
Other	7,862	7,319

Total deferred tax liabilities	462,061	372,728

Net deferred tax liabilities	$279,398	$286,537

The net operating losses and other carryforwards at December 31, 2019 consisted of federal net operating losses of $23.0 million that expire in 2026 through 2034, state net operating losses of $7.4 million that expire in 2020 through 2039, charitable contribution carryforwards of $3.4 million that expire in 2024, capital loss carryforwards of $200 thousand that expire in 2022, federal credit carryforwards of $19.5 million that expire in 2028 through 2039 and federal credit carryforwards of $5.0 million that do not expire. The valuation allowance against the Corporation’s deferred tax asset at December 31, 2019 consisted of state net operating losses of $12.3 million and capital loss carryforwards of $600 thousand. The valuation allowance at December 31, 2019 and 2018 principally applies to net operating losses and capital loss carryforwards that, in the opinion of management, are more-likely-than-not to expire unutilized. However, to the extent that tax benefits related to these carryforwards are realized in the future, the reduction in the valuation allowance will reduce income tax expense.

Note 17. Revenue from Contracts with Customers

The Corporation earns a variety of revenue, including interest and fees, from customers, as well as revenues from noncustomers. The majority of the Corporation’s sources of revenue are included in interest income and noninterest income and are outside of the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Other sources of revenue fall within the scope of ASC 606 and are mostly included in noninterest income.

The Corporation recognizes revenue when the performance obligations related to the transfer of goods or services under the terms of a contract are satisfied. Some obligations are satisfied at a point in time, while others are satisfied over a period of time. Revenue is recognized as the amount of consideration expected to be received in exchange for transferring goods or services to a customer and is segregated based on the nature of product and services offered as part of contractual arrangements. Revenue streams within the scope of ASC 606 are discussed below.

•

Fees and Service Charges on Deposit Accounts Fees and service charges on deposit accounts includes fees and other charges the Corporation receives to provide various services, including but not limited to, service charges on deposit accounts and other fees including account analysis fees, monthly service fees, overdraft services, transferring funds, and accepting and executing stop-payment orders. The Corporation’s performance obligation for account analysis fees and monthly service fees are generally satisfied and, therefore, revenue is recognized over the period in which the service is provided. Deposit account related fees are largely transactional based, and therefore, the performance obligation is satisfied and the related revenue is recognized at the point in time when the transaction occurs.

•

Wealth Management Revenue Wealth management revenue includes fee income generated from personal and institutional customers. The Corporation also provides investment management services. Revenue is recognized over the period of time the services are rendered. Wealth management revenue also includes commissions that are earned for placing a brokerage transaction for execution. Revenue is recognized once the transaction is completed and the Corporation is entitled to receive consideration.

•

Card and ATM Revenue Card and ATM revenue includes ATM surcharges and debit card related revenue. ATM surcharges and certain debit card fees are transactional based and, therefore, the performance obligation is satisfied and the related revenue is recognized at the point in time when the transaction occurs. Other debit card fees satisfied over a period of time are recognized over the period in which the service is provided.

•

Other Noninterest Income Other noninterest income includes wire transfer fees, safe deposit box income and check orders. The consideration includes both fixed (e.g., safe deposit box fees) and transaction (i.e., wire-transfer fee and check orders) fees. Fixed fees are recognized over the period of time the service is provided, while transaction fees are recognized when a specific service is rendered to the customer.

•

Net Foreclosed Real Estate and Repossessed Assets Expense Net foreclosed real estate and repossessed assets expense includes net gain or loss on sales of other real estate owned and repossessed assets. Revenue is recognized at the time the sale is complete and the Corporation is entitled to receive consideration, including sales that are seller financed as receipt of all payment is expected.

The following tables present total noninterest income segregated between contracts with customers within the scope of ASC 606 and those within the scope of other GAAP topics.

	Year Ended December 31, 2019
	Within the scope of ASC 606			Out of scope of ASC 606	Total
(In thousands)	Consumer Banking	Commercial Banking	Enterprise Services
Noninterest income
Fees and service charges on deposit accounts	$112,733	$4,924	$—	$10,203	$127,860
Wealth management revenue	2,204	—	—	8,209	10,413
Card and ATM revenue	81,465	6	—	5,750	87,221
Other noninterest income	241	9,280	14,573	215,944	240,038

Total	$196,643	$14,210	$14,573	$240,106	$465,532

Noninterest expense
Net foreclosed real estate and repossessed assets	$(1,088)	$546	$(18)	$14,083	$13,523

	Year Ended December 31, 2018
	Within the scope of ASC 606			Out of scope of ASC 606	Total
(In thousands)	Consumer Banking	Commercial Banking	Enterprise Services
Noninterest income
Fees and service charges on deposit accounts	$108,883	$4,224	$—	$135	$113,242
Card and ATM revenue	78,119	4	—	283	78,406
Other noninterest income	1,363	11,387	21,592	228,407	262,749

Total	$188,365	$15,615	$21,592	$228,825	$454,397

Noninterest expense
Net foreclosed real estate and repossessed assets	$—	$(246)	$—	$17,296	$17,050

	December 31, 2017
	Within the scope of ASC 606			Out of scope of ASC 606	Total
(In thousands)	Consumer Banking	Commercial Banking	Enterprise Services
Noninterest income
Fees and service charges on deposit accounts	$111,222	$4,176	$—	$169	$115,567
Card and ATM revenue	74,992	4	—	169	75,165
Other noninterest income	(5,766)	8,188	16,039	226,870	245,331

Total	$180,448	$12,368	$16,039	$227,208	$436,063

Noninterest expense
Net foreclosed real estate and repossessed assets	$—	$424	$—	$17,332	$17,756

Contract Balances A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Corporation’s noninterest income streams are largely based on transactional activity, or standard month-end revenue accruals such as asset management fees based on month-end market values. Consideration is most often received immediately or shortly after the Corporation satisfies its performance obligation and revenue is recognized. The Corporation does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances.

Note 18. Equity

Preferred Stock Preferred stock was as follows:

	At December 31,
(In thousands)	2019	2018
Series C non-cumulative perpetual preferred stock	$169,302	$169,302

Pursuant to the merger agreement, each outstanding share of Legacy TCF 5.70% Series C Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share (the “Legacy TCF Preferred Stock”) was converted into the right to receive one share of newly created 5.70% Series C Non-Cumulative Perpetual Preferred Stock of TCF, par value $0.01 per share, with a liquidation preference of $25,000 per share (equivalent to $25 per depositary share) (the “New TCF Preferred Stock”), and each depository share representing 1/1000th of a share of Legacy TCF Preferred Stock was converted into one depositary share representing 1/1000th of a share of New TCF Preferred Stock. Immediately following the Merger Date, the Corporation had 7,000 shares of New TCF Preferred Stock outstanding and 7,000,000 related depositary shares outstanding. Dividends are payable on the Series C Preferred Stock if, as and when declared by TCF’s Board of Directors on a non-cumulative basis on March 1, June 1, September 1 and December 1 of each year. The Series C Preferred Stock may be redeemed at the Corporation’s option in whole or in part on December 1, 2022 or on any dividend payment date thereafter.

On March 1, 2018, the Corporation redeemed all 4,000,000 of the outstanding shares of the 6.45% Series B non-cumulative perpetual preferred stock of TCF Financial Corporation, par value $0.01 per share, with a liquidation preference of per share (the “Series B Preferred Stock”) for $100.0 million. Deferred stock issuance costs of $3.5 million originally recorded as a reduction to preferred stock upon the issuance of the Series B Preferred Stock were reclassified to retained earnings and resulted in a one-time, non-cash reduction to net income available to common shareholders utilized in the computation of earnings per common share and diluted earnings per common share for 2018. Dividends were payable on the Series B Preferred Stock if, as and when declared by the Corporation’s Board of Directors on a non-cumulative basis on March 1, June 1, September 1 and December 1 of each year.

Restricted Retained Earnings Retained earnings at TCF Bank at December 31, 2019 included approximately $170.2 million for which no provision for federal income taxes has been made. This amount represents earnings legally appropriated to thrift bad debt reserves and deducted for federal income tax purposes in prior years and is generally not available for payment of cash dividends or other distributions to shareholders. Future payments or distributions of these appropriated earnings could create a tax liability for the Corporation based on the amount of the distributions and the tax rates in effect at that time.

Treasury Stock and Other Treasury stock and other were as follows:

	At December 31,
(In thousands)	2019	2018
Treasury stock, at cost	$—	$222,816
Shares held in trust for deferred compensation plans, at cost	28,037	29,366

Total	$28,037	$252,182

The Corporation repurchased $86.3 million of its common stock in the year ended December 31, 2019 pursuant to its share repurchase program. Repurchases of common stock prior to the Merger date were recorded as treasury stock. In connection with the merger, all previously outstanding Legacy TCF treasury stock was eliminated. Subsequent to the merger, repurchases of common stock were retired. The Corporation repurchased $212.9 million and $9.2 million of its common stock for 2018 and 2017, respectively, pursuant to its share repurchase program. These shares were recorded as treasury stock. At December 31, 2019, the Corporation had the authority to repurchase an additional $122.5 million in aggregate value of shares pursuant to its share repurchase program.

The Corporation reissued 347,329 shares of treasury stock at a cost of $12.9 million in 2019 related to grants of restricted stock awards compared to 8,130 shares of treasury stock at a cost of $378 thousand in 2018. There were no reissuances of treasury stock in 2017.

The cost of TCF common stock held in trust for the deferred compensation plans, including the Directors Deferred Compensation Plans, TCF Financial 2015 Omnibus Incentive Plan and the TCF 401K Supplemental Plan, is reported in a manner similar to treasury stock (that is, changes in fair value are not recognized) with a corresponding deferred compensation obligation reflected in additional paid-in capital. Upon resignation, death, disability or termination of a deferred compensation plan participant or based on other contractual requirements, the shares held in trust are distributed to the respective plan’s participant or beneficiary, as applicable. See “Note 20. Share-based Compensation” and “Note 21. Retirement Plans” for further information on deferred compensation plans.

Non-controlling Interest in Subsidiaries TCF has a joint venture with The Toro Company (“Toro”) called Red Iron Acceptance, LLC (“Red Iron”). Red Iron provides U.S. distributors and dealers and select Canadian distributors of the Toro® and Exmark® branded products with sources of financing. TCF and Toro maintain a 55% and 45% ownership interest, respectively, in Red Iron. As TCF has a controlling financial interest in Red Iron, its financial results are consolidated in TCF’s financial statements. Toro’s interest is reported as a non-controlling interest within equity.

Note 19. Regulatory Capital Requirements

TCF and TCF Bank are subject to minimum capital requirements administered by the federal banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the federal banking regulators that could have a material adverse effect on TCF. In general, TCF Bank may not declare or pay a dividend to TCF Financial in excess of 100% of its net retained earnings for the current year combined with its net retained earnings for the preceding two calendar years, which was $340.8 million at December 31, 2019, without prior approval of the Office of the Comptroller of the Currency (the “OCC”). The OCC also has the authority to prohibit the payment of dividends by a national bank when it determines such payments would constitute an unsafe and unsound banking practice. TCF Bank’s ability to make capital distributions in the future may require regulatory approval and may be restricted by its federal banking regulators. TCF Bank’s ability to make any such distributions will also depend on its earnings and ability to meet minimum regulatory capital requirements in effect during future periods. In the future, these capital adequacy standards may be higher than existing minimum regulatory capital requirements.

The Basel III capital standards allowed institutions not subject to the advanced approaches requirements to opt out of including components of accumulated other comprehensive income (loss) in common equity Tier 1 capital. TCF and TCF Bank made the one-time permanent election to not include accumulated other comprehensive income (loss) in regulatory capital.

Regulatory capital information for TCF and TCF Bank was as follows:

	TCF		TCF Bank
	At December 31,		At December 31,
(Dollars in thousands)	2019	2018	2019	2018	Well- capitalized Standard	Minimum Capital Requirement(1)
Regulatory Capital:
Common equity Tier 1 capital	$4,050,826	$2,224,183	$4,039,191	$2,282,013
Tier 1 capital	4,236,648	2,408,393	4,059,417	2,300,472
Total capital	4,681,630	2,750,581	4,524,051	2,675,347
Regulatory Capital Ratios:
Common equity Tier 1 capital ratio	10.99%	10.82%	10.97%	11.10%	6.50%	4.50%
Tier 1 risk-based capital ratio	11.49	11.72	11.03	11.19	8.00	6.00
Total risk-based capital ratio	12.70	13.38	12.29	13.01	10.00	8.00
Tier 1 leverage ratio	9.49	10.44	9.10	9.97	5.00	4.00

(1)	Excludes capital conservation buffer of 2.5% and 1.875% at December 31, 2019 and 2018, respectively.

Note 20. Share-based Compensation

Before the Merger, Chemical and Legacy TCF granted share-based awards under their respective share-based compensation plans, including the Chemical Stock Incentive Plan of 2019 (the “Stock Incentive Plan of 2019””) and the TCF Financial 2015 Omnibus Incentive Plan (the “Legacy TCF Omnibus Incentive Plan”). At December 31, 2019, there were 1,808,804 shares reserved for issuance under the Stock Incentive Plan of 2019 and there were 2,271,524 shares reserved for issuance under the Legacy TCF Omnibus Incentive Plan.

In connection with the Merger, each equity award granted under Legacy TCF’s equity plans, including the Legacy TCF Omnibus Incentive Plan, was legally assumed by the combined company and adjusted so that its holder is entitled to receive a number of shares of TCF Financial’s common stock equal to the product of (a) the number of shares of Legacy TCF common stock subject to such award multiplied by (b) the Exchange Ratio and (c) rounded, as applicable, to the nearest whole share, and otherwise subject to the same terms and conditions (including, without limitation, with respect to vesting conditions (taking into account any vesting that occurred at the Merger Date) and cash dividend equivalent rights). For any Legacy TCF equity awards that were subject to performance-based vesting at multiple achievement levels, the number of shares of Legacy TCF common stock underlying such award was calculated and fixed as of the Merger Date assuming achievement of the applicable performance conditions at the greater of target level performance or the actual level of achievement of Legacy TCF’s performance results through the latest practicable date before the Merger Date. Such awards converted into service-based vesting awards with the applicable vesting date to be the last day of the original performance period. For purposes of Legacy TCF equity awards for which performance was achievable at a single level, the performance condition was deemed satisfied as of the Merger Date.

In connection with the Merger, all outstanding stock options, performance-based restricted stock units and time-vesting restricted stock units of Chemical (collectively, the “Chemical equity awards”) which were outstanding immediately before the Merger Date continue to be awards in respect of TCF Financial common stock following the Merger, subject to the same terms and conditions that were applicable to such awards before the Merger Date, except with respect to performance-based restricted stock units. The performance-based restricted stock units for which performance results had not been measured were measured as of the latest practicable date before the Merger Date and the number of performance-based restricted stock units was fixed at the greater of the target (100%) performance level or actual performance (the “Chemical earned awards”) and such Chemical earned awards will continue to vest based on the executive’s continued service through the end of the applicable performance period.

The fair value of share-based awards is recognized as compensation expense over the requisite service or performance period. Compensation expense for share-based awards was $15.2 million, $16.5 million and $12.7 million for the years ended December 31, 2019, 2018 and 2017, respectively. The excess tax benefit realized from share-based compensation transactions during the years ended December 31, 2019, 2018 and 2017 was a benefit of $2.3 million, $2.6 million and $2.8 million, respectively.

Restricted Stock Units

The Corporation can grant performance-based restricted stock units (“PRSUs”) and time-based restricted stock units (“TRSUs”) (collectively referred to as “RSUs”) under the Stock Incentive Plan of 2019 and the Legacy TCF Omnibus Incentive Plan; provided that, RSUs granted under the Legacy TCF Omnibus Incentive Plan may only be granted to former employees of Legacy TCF. At December 31, 2019, there were no PRSUs outstanding dependent on achieving certain performance target levels and the grantee completing the requisite service period. The TRSUs vest upon satisfaction of a service condition. Upon achievement of the performance target level and/or satisfaction of a service condition, as applicable, the RSUs are converted into shares of TCF Financial’s common stock on a one-to-one basis.

A summary of the activity for RSUs for the years ended December 31, 2019, 2018 and 2017 is presented below:

	Number of Units	Weighted-average Grant Date Fair Value Per Unit
Outstanding at December 31, 2016	228,867	$12.86
Outstanding at December 31, 2016 as adjusted for conversion	116,289	25.31
Granted	67,130	37.72

Outstanding at December 31, 2017	360,988	15.17
Outstanding at December 31, 2017 as adjusted for conversion	183,419	29.86
Granted	60,181	43.78
Forfeited/canceled	(10,411)	28.59
Vested	(26,609)	28.81

Outstanding at December 31, 2018	406,575	17.33
Outstanding at December 31, 2018 as adjusted for conversion	206,580	34.11
Granted	638,138	41.99
Acquired in the Merger(1)	879,779	47.36
Forfeited/canceled	(26,347)	43.43
Vested	(186,330)	38.11

Outstanding at December 31, 2019	1,511,820	44.49

(1)	Inclusive of certain Legacy TCF PRSUs which were converted at their maximum payout into 55,022 TRSUs with a weighted-average grant date fair value per unit of $42.06.

Unrecognized compensation expense related to RSUs totaled $42.6 million at December 31, 2019 and is expected to be recognized over the remaining weighted-average period of 2.2 years.

Restricted Stock Awards

The Corporation’s restricted stock award transactions were as follows:

	Number of Awards	Weighted-Average Grant Date Fair Value Per Award
Outstanding at December 31, 2016	3,536,175	$12.81
Outstanding at December 31, 2016 as adjusted for conversion	1,796,678	25.21
Granted	296,404	32.42
Forfeited/canceled	(293,174)	22.39
Vested	(458,772)	26.86

Outstanding at December 31, 2017	2,639,663	$13.65
Outstanding at December 31, 2017 as adjusted for conversion	1,341,136	26.86
Granted	387,909	42.61
Forfeited/canceled	(119,366)	29.77
Vested	(446,447)	24.09

Outstanding at December 31, 2018	2,289,446	16.70
Outstanding at December 31, 2018 as adjusted for conversion	1,163,232	32.87
Granted	269,915	40.82
Forfeited/canceled	(136,489)	34.18
Vested	(408,353)	34.37

Outstanding at December 31, 2019	888,305	$40.67

At December 31, 2019, there were no shares of performance-based restricted stock awards outstanding. Unrecognized stock compensation expense for restricted stock awards was $18.5 million at December 31, 2019 with a weighted-average remaining amortization period of 2.4 years.

Stock Options

A summary of activity for the Corporation’s stock options is presented below:

	Non-Vested Stock Options Outstanding		Stock Options Outstanding
	Number of Options	Weighted- average Exercise Price	Number of Options	Weighted- average Exercise Price
Outstanding at December 31, 2016	—	$—	404,000	$15.75
Outstanding at December 31, 2016 as adjusted for conversion	—	—	205,272	31.00
Exercised	—	—	(19,308)	31.00

Outstanding at December 31, 2017	—	—	366,000	15.75
Outstanding at December 31, 2017 as adjusted for conversion			185,964	31.00
Exercised	—	—	(185,964)	31.00

Outstanding at December 31, 2018	—	—	—	—
Acquired in the Merger(1)	127,906	39.38	520,379	29.48
Exercised	—	—	(25,602)	30.10
Forfeited/canceled	(5,953)	32.81	—	—
Expired	—	—	(756)	32.81
Vested	(1,144)	46.95	1,144	46.95

Outstanding at December 31, 2019	120,809	$39.63	495,165	$29.48

Exercisable/vested at December 31, 2019			495,165	$29.48

(1)	Options acquired in the Merger expire ten years from the date of grant and vest ratably over a five-year period.

The weighted-average remaining contractual term was 3.87 years for all stock options outstanding and 3.25 years for all exercisable stock options at December 31, 2019. The intrinsic value of all outstanding in-the-money stock options and exercisable in-the-money stock options was $10.1 million and $9.0 million, respectively, at December 31, 2019. The aggregate intrinsic values of outstanding and exercisable options at December 31, 2019 were calculated based on the closing market price of TCF Financial’s common stock on December 31, 2019 of $46.80 per share less the exercise price. Options with intrinsic values less than zero, or “out-of-the-money” options, are not included in the aggregate intrinsic value reported.

During the year ended December 31, 2019, $771 thousand cash was received from option exercises.

At December 31, 2019, unrecognized compensation expense related to stock options totaled $586 thousand and is expected to be recognized over a remaining weighted average period of 1.7 years.

Note 21. Retirement Plans

The Corporation maintains four Legacy TCF employee benefit plans: (i) the TCF 401K Plan (the “TCF 401K”), (ii) the TCF 401K Supplemental Plan (the “Legacy TCF Supplemental Plan”), (iii) the TCF Cash Balance Pension Plan (the “Legacy TCF Pension Plan”), a defined benefit pension plan, and (iv) the TCF Postretirement Plan (the “Legacy TCF Postretirement Plan”). Effective November 1, 2019, the Legacy TCF Pension Plan has been terminated.

The Corporation also maintains the Chemical employee benefit plans that existed before the Merger: (i) the Chemical Financial Corporation Nonqualified Postretirement Benefit Plan (the “Chemical Postretirement Benefit Plan”), and (ii) the Chemical Financial Corporation 401k Savings Plan (the “Chemical 401k”). In addition, Chemical has a pension plan, the Chemical Pension Plan (together with TCF Pension Plan, defined as the “Pension Plans”), which is a defined benefit pension plan, that was terminated effective August 31, 2019.

Qualified Defined Benefit Pension Plans

The Board of Directors of Legacy TCF approved the termination of the Legacy TCF Pension Plan, a qualified defined benefit plan, effective November 1, 2019. The Legacy TCF Pension Plan covered employees who were hired prior to June 30, 2004, were at least 21 years old and had worked 1,000 hours. Effective March 31, 2006, Legacy TCF amended the Legacy TCF Pension Plan to discontinue compensation credits for all participants. Interest credits will continue to be paid until participants’ accounts are distributed from the Legacy TCF Pension Plan. The Corporation makes a monthly interest credit to each participant’s account. The interest rate used to determine the monthly interest credit is based on the one-year average of the 5-year Treasury Constant Maturity Rate plus 25 basis points, rounded to the nearest quarter point, capped at 12% and determined at the beginning of each year. The weighted-average interest crediting rate was 3.00% and 2.25% for 2019 and 2018, respectively. All participant accounts are 100% vested. At December 31, 2019 the Legacy TCF Pension Plan was remeasured and resulted in the Corporation recording an expense of $2.3 million related to the fair value adjustment. The Legacy TCF Pension Plan was fully funded as of December 31, 2019. The Corporation does not consolidate the assets and liabilities associated with the Legacy TCF Pension Plan.

The termination of the Chemical Pension Plan was approved effective August 31, 2019. The discount rate was adjusted to 3.48% based on the remeasurement of the Chemical Pension Plan required due to the Merger and the termination. At the time of the Merger, as a result of the termination, the Corporation recognized a prepaid asset representing the funded status of the Chemical Pension Plan, net of estimated settlement costs, and the balance previously recorded in accumulated other comprehensive income was eliminated. The purchase accounting adjustment, as a result of the Merger, was reported in goodwill. At December 31, 2019, the Chemical Pension Plan’s annual remeasurement resulted in the Corporation recording an expense of $4.0 million related to the fair value adjustment. The Chemical Pension Plan was fully funded as of December 31, 2019.

Nonqualified Postretirement Benefit Plans

The Legacy TCF Postretirement Plan provides health care benefits to eligible retired employees who retired prior to December 31, 2009. Effective January 1, 2000, the Corporation modified the Postretirement Plan for employees not yet eligible for benefits under the Postretirement Plan by eliminating the Corporation subsidy. The provisions for full-time and retired employees then eligible for these benefits were not changed. The Postretirement Plan is not funded.

The Chemical Postretirement Benefit Plan provides medical and dental benefits, upon retirement, to a limited number of active and retired employees. The majority of the retirees are required to make contributions toward the cost of their benefits based on their years of credited service and age at retirement. Covered employees include those who were at least age 50 as of January 1, 2012, that retire at age 60 or older, have at least 25 years of service with Chemical and are participants in the active employee group health insurance plan. Eligible employees may also cover their spouse until age 65 as long as the spouse is not offered health insurance coverage through his or her employer. Employees and their spouses eligible to participate in the Chemical Postretirement Benefit Plan are required to make contributions toward the cost of their benefits upon retirement, with the contribution levels designed to cover the projected overall cost of these benefits over the long-term. Retiree contributions are generally adjusted annually. The accounting for these postretirement benefits anticipates changes in future cost-sharing features such as retiree contributions, deductibles, copayments and coinsurance. The benefits can be amended, modified or terminated by the Corporation at any time.

401(k) Savings Plans

The TCF 401K, a qualified postretirement benefit and employee stock ownership plan, allows participants to make contributions of up to 50% of their covered compensation on a tax-deferred and/or after-tax basis, subject to the annual covered compensation limitation imposed by the Internal Revenue Service (“IRS”). TCF matches the contributions of all participants with TCF common stock at the rate of $1 per dollar for employees with one or more years of service up to a maximum company contribution of 5.0% of the employee’s covered compensation per pay period subject to the annual covered compensation limitation imposed by the IRS. Employee contributions vest immediately and matching contributions made subsequent to January 1, 2016 vest immediately. The corporation matching contributions made prior to January 1, 2016 are subject to a graduated vesting schedule based on an employee’s years of service with full vesting after five years. Dividends on TCF’s common shares held in the 401K reduce retained earnings and the shares are considered outstanding for computing earnings per share.

Employees have the opportunity to diversify and invest their account balance, including matching contributions, in various mutual funds or TCF common stock. At December 31, 2019, the fair value of the assets in the TCF 401K totaled $583.0 million and included $194.0 million invested in TCF common stock. Dividends on TCF common shares held in the 401K reduce retained earnings and the shares are considered outstanding for computing earnings per share. The Corporation’s matching contributions are expensed when earned. The Corporation’s contributions to the TCF 401K were $12.3 million for each of 2019, 2018 and 2017.

The Legacy TCF Supplemental Plan, a nonqualified plan, allows certain employees to contribute up to 50% of their salary and bonus. The Corporation’s matching contributions to this plan totaled $1.2 million, $1.3 million and $1.2 million for 2019, 2018 and 2017, respectively. The Corporation made no other contributions to this plan, other than payment of administrative expenses. The amounts deferred under this plan are invested in TCF common stock or mutual funds. At December 31, 2019 and 2018, the fair value of the assets in the plan totaled $69.7 million and $51.7 million, respectively, and included $27.6 million and $23.0 million, respectively, invested in TCF common stock. The plan’s assets invested in TCF common stock are held in trust and included in treasury stock and other. See “Note 18. Equity” for further information on treasury stock and other.

The Chemical 401K, a qualified postretirement benefit plan, is available to all former Chemical employees that continue to be employed following the Merger Date, and provides tax-deferred salary deductions and alternative investment options. The Corporation provides a safe harbor matching contribution of the participant’s elective deferrals up to a maximum of 6.0% of eligible compensation up to the maximum amount imposed by the IRS. The Chemical 401K provides the option to invest in TCF common stock. The Corporation’s matching contributions are expensed when earned. The Corporation’s contributions to the Chemical 401K were $4.1 million for 2019.

As of December 31, 2019, the Chemical 401K is merged with and into the TCF 401K.

Benefit Obligations and Plan Expenses

The measurement of the benefit obligation, prepaid pension asset, pension liability and annual pension expense involves actuarial valuation methods and the use of actuarial and economic assumptions. Due to the long-term nature of the Pension Plans’ obligation, actual results may differ significantly from the actuarial-based estimates. Differences between estimates and actual experience are recorded in the year they arise. The Corporation closely monitors all assumptions and updates them annually. The Corporation does not consolidate the assets and liabilities associated with the Pension Plans. The information set forth in the following tables is based on current actuarial reports.

The following schedule sets forth the changes in the benefit obligation and plan assets of the Corporation’s Plans:

	Pension Plans		Postretirement Benefit Plans
	At or For the Year Ended December 31,
(In thousands)	2019	2018	2019	2018
Benefit obligation:
Benefit obligation, beginning of year	$28,330	$31,389	$3,320	$3,717
Benefit obligation acquired in Merger	136,587	—	2,271	—
Service cost	—	—	1	—
Interest cost	3,013	983	149	110
Net actuarial loss (gain)	3,831	(630)	(19)	(115)
Benefits paid	(5,785)	(3,412)	(446)	(392)

Benefit obligations, end of year	165,976	28,330	5,276	3,320

Fair value of plan assets:
Fair value of plan assets, beginning of year	32,844	36,863	—	—
Fair value of plan assets acquired in Merger	141,746	—	—	—
Actual gain (loss) on plan assets	333	(607)	—	—
Benefits paid	(5,439)	(3,412)	(377)	(392)
Employer contributions	—	—	377	392

Fair value of plan assets, end of year	169,484	32,844	—	—

Funded status of plan, end of period	$3,508	$4,514	$(5,276)	$(3,320)

Accumulated benefit obligation	$165,976	$28,330

Amounts recognized in the Consolidated Statements of Financial Condition:
Prepaid (accrued) benefit cost, end of period	$3,508	$4,514	$(5,276)	$(3,320)
Prior service cost included in accumulated other comprehensive income (loss)	$—	$—	$(101)	$(147)

Weighted-average rate assumptions of the Corporation’s Plans follow:

	Legacy TCF Pension Plan			Chemical Pension Plan			Legacy TCF Postretirement Plan			Chemical Postretirement Plan
(In thousands)	2019	2018	2017	2019	2018	2017	2019	2018	2017	2019	2018	2017
Discount rate used in determining benefit obligation -December 31	2.17%	3.95%	3.30%	2.54%	—%	—%	2.70%	3.85%	3.15%	3.14%	—%	—%
Discount rate used in determining expense	3.95	3.30	3.60	3.48	—	—	3.85	3.15	3.40	3.11	—	—
Expected long-term return on Pension Plan Assets	1.75	1.50	1.50	3.48	—	—	—	—	—	—	—	—
Health care cost trend rate assumed for next year	—	—	—	—	—	—	5.45	5.6	5.7	—	—	—
Final health care cost trend rate	—	—	—	—	—	—	4.50	4.5	4.5	—	—	—
Year that final health care trend rate is reached	—	—	—	—	—	—	2038	2038	2038	—	—	—

The discount rates used to determine the projected benefit obligation for the Legacy TCF Pension Plan and Legacy TCF Postretirement Plan were determined by matching estimated benefit cash flows to a yield curve derived from corporate bonds rated AA by either Moody’s or Standard and Poor’s. Bonds containing call or put provisions were excluded. The average estimated duration of benefit cash flows was 6.18 years for the TCF Pension Plan. The discount rate used to determine the projected benefit obligation for the Chemical Pension Plan was determined by equating the present value of the projected benefit payments of the Chemical Pension Plan on an ongoing basis as of December 31, 2019, to the Plan’s projected plan termination liability as of December 31, 2019. The discount rate used to determine the projected benefit obligation for the Chemical Postretirement Plan was determined by using an independent third party valuation model as of December 31, 2019.

The net periodic benefit plan (income) cost included in other noninterest expense for the Corporation’s Plans was as follows for the years ended December 31:

	Pension Plans			Postretirement Plans
(In thousands)	2019	2018	2017	2019	2018	2017
Interest cost	$3,013	$983	$1,138	$149	$110	$133
Service cost	—	—	—	1	—	—
Return on plan assets	(333)	607	(1,174)	—	—	—
Recognized actuarial (gain) loss	3,831	(630)	765	(19)	(115)	(248)
Amortization of prior service cost	—	—	—	(46)	(46)	(46)

Net periodic benefit plan (income) cost	$6,511	$960	$729	$85	$(51)	$(161)

The Corporation is eligible to contribute up to $10.0 million to the Pension Plans until the 2019 federal income tax return extended due date under various IRS funding methods. The Corporation made no cash contributions to the Legacy TCF Pension Plan or Chemical Pension Plan in 2019, 2018 and 2017, respectively. The Corporation does not expect to be required to contribute to the Pension Plans in 2020.

The Corporation contributed $377 thousand, $392 thousand and $332 thousand to the TCF Postretirement Plan in 2019, 2018 and 2017, respectively and no contributions were made to the Chemical Postretirement Plan in 2019. The Corporation expects to contribute $384 thousand to the Postretirement Plans in 2020. The Corporation currently has no plans to pre-fund the Postretirement Plans in 2020.

The following schedule presents estimated future benefit payments for the next 10 years under the Corporation’s Plans for retirees already receiving benefits and future retirees, assuming they retire and begin receiving unreduced benefits as soon as they are eligible:

(In thousands)	Pension Plans	Postretirement Plans
2020	$168,945	$623
2021	—	594
2022	—	563
2023	—	518
2024	—	484
2025 - 2029	—	1,866

Total	$168,945	$4,648

Pension Plan Assets

TCF’s Pension Plan investment policy permits investments in cash, money market mutual funds, direct fixed income securities to include U.S. Treasury securities and U.S. Government-sponsored enterprises, and indirect fixed income investment securities made in fund form (mutual fund or institutional fund) where the fund invests in fixed income securities in investment grade corporate credits, non-investment grade floating-rate bank loans and non-investment grade bonds.

The assets of the Chemical Pension Plan were historically invested by the Wealth Management department of Chemical Bank. The Chemical Pension Plan’s primary investment objective is long-term growth coupled with income. In consideration of the Pension Plan’s fiduciary responsibilities, emphasis is placed on quality investments with sufficient liquidity to meet benefit payments and plan expenses, as well as providing the flexibility to manage the investments to accommodate current economic and financial market conditions. To meet the Chemical Pension Plan’s long-term objective within the constraints of prudent management, target ranges have been set for the three primary asset classes: an equity securities range from 40.0% to 70.0%, a debt securities range from 20.0% to 60.0%, and a cash and cash equivalents and other range from 0.0% to 10.0%. Modest asset positions outside of these targeted ranges may occur due to the repositioning of assets within industries or other activity in the financial markets. Equity securities are primarily comprised of both individual securities and equity-based mutual funds, invested in either domestic or international markets. The stocks are diversified among the major economic sectors of the market and are selected based on balance sheet strength, expected earnings growth, the management team and position within their industries, among other characteristics. Debt securities are comprised of U.S. dollar denominated bonds issued by the U.S. Treasury, U.S. government agencies and investment grade bonds issued by corporations. The notes and bonds purchased are primarily rated “A” or better by the major bond rating companies from diverse industries.

The Pension Plans’ assets are measured at fair value on a recurring basis and grouped in three levels, based on the markets in which the assets are traded and the degree and reliability of estimates and assumptions used to determine fair value. Mutual funds, U.S. Treasury Bills, equity securities and interest-bearing cash are categorized as Level 1. The fair value of Level 1 assets is based on quotes from independent asset pricing services based on active markets. Mortgage-backed securities and U.S. Treasury and government sponsored agency bonds and notes are categorized as Level 2. The fair value of level 2 assets is based on prices obtained from independent pricing sources that are based on observable transactions of similar instruments, but not quoted markets. At December 31, 2019 and 2018, there were no assets categorized as Level 3. The fair value of the collective investment fund is based on the net asset value (“NAV”) of units as a practical expedient, and therefore the asset is not classified in the fair value hierarchy.

The following schedule sets forth the fair value of the Pension Plans’ assets and the level of valuation inputs used to value those assets at December 31, 2019 and 2018.

	At December 31, 2019
(In thousands)	Level 1	Level 2	Level 3	Total
Cash	$3,579	$—	$—	$3,579
Debt Securities:
U.S. Treasury and government sponsored agency bonds and notes	—	86,952	—	86,952
Mutual funds(1)	69,845	—	—	69,845
Corporate bonds	—	6,718	—	6,718
Mortgage-backed securities	—	2,346	—	2,346
Other	775	—	—	775

Total investments at fair value	$74,199	$96,016	$—	$170,215

	At December 31, 2018
(In thousands)	Level 1	Level 2	Level 3	Total
Cash	$83	$—	$—	$83
Debt Securities:
Mutual funds(1)	21,566	—	—	21,566
U.S. Treasury Bills	2,993	—	—	2,993
Mortgage-backed securities	—	3,399	—	3,399
Collective investment fund (measured at NAV of units as a practical expedient)	—	—	—	4,812

Total investments at fair value	$24,642	$3,399	$—	$32,853

(1)	Comprised primarily of money market mutual funds, fixed-income bonds issued by the U.S. Treasury and government sponsored agencies and bonds of U.S. and foreign issuers from diverse industries.

At December 31, 2019 and 2018, the Pension Plans did not hold any shares of the Corporation’s common stock.

Accumulated Other Comprehensive Loss

The following sets forth the changes in accumulated other comprehensive income (loss), before tax, related to the Corporation’s Pension Plans and Postretirement Plans during 2019:

	At or For the Year Ended December 31,
	Postretirement Plans
(In thousands)	2019	2018	2017
Accumulated other comprehensive income (loss) before tax, beginning of period	$(147)	$(193)	$(239)
Net actuarial income (loss)
Amortization of prior service credit (recognized in net periodic benefit cost)	46	46	46

Accumulated other comprehensive income (loss) before tax, end of period	$(101)	$(147)	$(193)

Note 22. Commitments, Contingent Liabilities and Guarantees

Financial Instruments with Off-Balance Sheet Risk In the normal course of business, the Corporation enters into financial instruments with off-balance sheet risk, primarily to meet the financing needs of its customers. These financial instruments, which are issued or held for purposes other than trading, involve elements of credit and interest-rate risk in excess of the amounts recognized in the Consolidated Statements of Financial Condition.

The Corporation’s exposure to credit loss, in the event of nonperformance by the counterparty to the financial instrument is represented by the contractual amount of the commitments. The Corporation uses the same credit policies in making these commitments as it does for making direct loans. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained is based on a credit evaluation of the customer.

Financial instruments with off-balance sheet risk were as follows:

(In thousands)	At December 31, 2019	At December 31, 2018
Commitments to extend credit:
Commercial	$5,743,072	$1,280,707
Consumer	2,305,096	1,627,960

Total commitments to extend credit	8,048,168	2,908,667
Standby letters of credit and guarantees on industrial revenue bonds	129,192	20,662

Total	$8,177,360	$2,929,329

Commitments to Extend Credit Commitments to extend credit are agreements to lend provided there is no violation of any condition in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a certain amount of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral to secure any funding of these commitments predominantly consists of residential and commercial real estate mortgages.

Standby Letters of Credit and Guarantees on Industrial Revenue Bonds Standby letters of credit and guarantees on industrial revenue bonds are conditional commitments issued by the Corporation guaranteeing the performance of a customer to a third-party. These conditional commitments expire in various years through 2039. The majority of these standby letters of credit are collateralized. Collateral held consists primarily of commercial real estate mortgages. Since the conditions under which the Corporation is required to fund these commitments may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

Contingencies and Guarantees The Corporation has originated and sold certain loans, and additionally acquired the potential liability for those historical originated and sold loans by merged or acquired entities, for which the buyer has limited recourse to the Corporation in the event the loans do not perform as specified in the agreements. The outstanding balance and the maximum potential amount of undiscounted future payments that the Corporation could be required to make in the event of nonperformance by the borrower totaled $6.0 million at December 31, 2019. In the event of nonperformance, the Corporation has rights to the underlying collateral securing the loans. At December 31, 2019, the Corporation had recorded a liability of $100 thousand, in connection with the recourse agreements, in other liabilities.

In addition, the Corporation acquired certain Small Business Administration (“SBA”) guaranteed loans in which the guaranteed portion had been sold to a third party investor. In the event these loans default and the SBA guaranty is no longer intact (i.e. an issue found to have occurred during the origination or the liquidation of the loans) the Corporation would be liable to make the loan whole to the third-party investor. The maximum potential amount of undiscounted future payments that the Corporation could be required to make in the event of default by the borrower was $16.7 million at December 31, 2019. In the event of default, the Corporation has rights to the underlying collateral securing the loans. At December 31, 2019, the Corporation had recorded a liability of $891 thousand, in other liabilities.

Representations, Warranties and Contractual Liabilities In connection with the Corporation’s residential mortgage loan sales, and the historical sales of merged or acquired entities, the Corporation makes certain representations and warranties that the loans meet certain criteria, such as collateral type, underwriting standards and the manner in which the loans will be serviced. The Corporation may be required to repurchase individual loans and/or indemnify the purchaser against losses if the loan fails to meet established criteria. In addition, some agreements contain a requirement to repurchase loans as a result of early payoffs by the borrower, early payment default of the borrower or the failure to obtain valid title. At December 31, 2019 and December 31, 2018 the liability recorded in connection with these representations and warranties was $5.7 million and $1.3 million, respectively, included in other liabilities.

Litigation Contingencies From time to time, the Corporation is a party to legal proceedings arising out of its lending, leasing and deposit operations, including foreclosure proceedings and other collection actions as part of its lending and leasing collections activities. The Corporation may also be subject to regulatory examinations and enforcement actions brought by federal regulators, including the Securities and Exchange Commission, the Federal Reserve, the OCC and the Consumer Financial Protection Bureau (“CFPB”) which may impose sanctions on the Corporation for failures related to regulatory compliance. From time to time borrowers and other customers, and employees and former employees have also brought actions against the Corporation, in some cases claiming substantial damages. The Corporation and other financial services companies are subject to the risk of class action litigation. Litigation is often unpredictable and the actual results of litigation cannot be determined and therefore the ultimate resolution of a matter and the possible range of loss associated with certain potential outcomes cannot be established. Based on the current understanding of the Corporation’s pending legal proceedings, management does not believe that judgments or settlements arising from pending or threatened legal matters, individually or in the aggregate, would have a material adverse effect on the consolidated financial position, operating results or cash flows of the Corporation.

Note 23. Derivative Instruments

Derivative instruments, recognized at fair value within other assets or accrued expenses and other liabilities on the Consolidated Statements of Financial Condition, were as follows:

	At December 31, 2019
		Fair Value
(In thousands)	Notional Amount(1)	Derivative Assets	Derivative Liabilities
Derivatives designated as hedging instruments:
Interest rate contract	$150,000	$—	$168
Forward foreign exchange contracts	177,593	—	3,251

Total derivatives designated as hedging instruments		—	3,419

Derivatives not designated as hedging instruments:
Interest rate contracts	5,095,969	102,893	5,872
Risk participation agreements	316,353	202	354
Forward foreign exchange contracts	262,656	—	3,268
Interest rate lock commitments	158,111	2,772	20
Forward loan sales commitments	174,013	41	289
Power Equity CDs	29,009	734	734
Swap agreement	12,652	—	356

Total derivatives not designated as hedging instruments		106,642	10,893

Total derivatives before netting		106,642	14,312
Netting(2)		(540)	(5,109)

Total derivatives, net		$106,102	$9,203

(1)

Notional or contract amounts, which represent the extent of involvement in the derivatives market, are used to determine the contractual cash flows required in accordance with the terms of the agreement. These amounts are typically not exchanged, significantly exceed amounts subject to credit or market risk and are not reflected in the Consolidated Statements of Financial Condition.

(2)	Includes netting of derivative asset and liability balances and related cash collateral, where counterparty netting agreements are in place.

	At December 31, 2018
		Fair Value
(In thousands)	Notional Amount(1)	Derivative Assets	Derivative Liabilities
Derivatives designated as hedging instruments:
Interest rate contract	$150,000	$393	$—
Forward foreign exchange contracts	157,271	2,980	—

Total derivatives designated as hedging instruments		3,373	—

Derivatives not designated as hedging instruments:
Interest rate contracts	1,030,198	7,491	3,706
Risk participation agreements	65,251	25	26
Forward foreign exchange contracts	254,274	3,709	13
Interest rate lock commitments	28,007	652	28
Swap agreement	13,020	—	583

Total derivatives not designated as hedging instruments		11,877	4,356

Total derivatives before netting		15,250	4,356
Netting(2)		(6,982)	(991)

Total derivatives, net		$8,268	$3,365

(1)

Notional or contract amounts, which represent the extent of involvement in the derivatives market, are used to determine the contractual cash flows required in accordance with the terms of the agreement. These amounts are typically not exchanged, significantly exceed amounts subject to credit or market risk and are not reflected in the Consolidated Statements of Financial Condition.

(2)	Includes netting of derivative asset and liability balances and related cash collateral, where counterparty netting agreements are in place.

Derivative instruments may be subject to master netting arrangements and collateral arrangements and qualify for offset in the Consolidated Statements of Financial Condition. A master netting arrangement with a counterparty creates a right of offset for amounts due to and from that same counterparty that is enforceable in the event of a default or bankruptcy. Derivative instruments subject to master netting arrangements and collateral arrangements are recognized on a net basis in the Consolidated Statements of Financial Condition. The gross amounts recognized, gross amounts offset and net amount presented of derivative instruments were as follows:

	At December 31, 2019
(In thousands)	Gross Amounts Recognized	Gross Amounts Offset(1)	Net Amount Presented
Derivative assets
Interest rate contracts	$102,893	$(492)	$102,401
Risk participation agreements	202	—	202
Forward foreign exchange contracts	—	—	—
Interest rate lock commitments	2,772	(7)	2,765
Forward loan sales commitments	41	(41)	—
Power Equity CDs	734	—	734

Total derivative assets	$106,642	$(540)	$106,102

Derivative liabilities
Interest rate contracts	$6,040	$(491)	$5,549
Risk participation agreements	354	—	354
Forward foreign exchange contracts	6,519	(4,214)	2,305
Interest rate lock commitments	20	(7)	13
Forward loan sales commitments	289	(41)	248
Power Equity CDs	734	—	734
Swap agreement	356	(356)	—

Total derivative liabilities	$14,312	$(5,109)	$9,203

	At December 31, 2018
(In thousands)	Gross Amounts Recognized	Gross Amounts Offset(1)	Net Amount Presented
Derivative assets
Interest rate contracts	$7,884	$(395)	$7,489
Risk participation agreements	25	—	25
Forward foreign exchange contracts	6,689	(6,587)	102
Interest rate lock commitments	652	—	652

Total derivative assets	$15,250	$(6,982)	$8,268

Derivative liabilities
Interest rate contracts	$3,706	$(395)	$3,311
Risk participation agreements	26	—	26
Forward foreign exchange contracts	13	(13)	—
Interest rate lock commitments	28	—	28
Swap agreement	583	(583)	—

Total derivative liabilities	$4,356	$(991)	$3,365

(1)	Includes the amounts with counterparties subject to enforceable master netting arrangements that have been offset in the Consolidated Statements of Financial Condition.

Derivatives Designated as Hedging Instruments

Interest rate contract The carrying amount of the hedged subordinated debt, including the cumulative basis adjustment related to the application of fair value hedge accounting, is recorded in long-term borrowings on the Consolidated Statements of Financial Condition and was as follows:

	Carrying Amount of the Hedged Liability		Cumulative Amount of Fair Value Hedging Adjustments Included in the Carrying Amount of the Hedged Liability
	At December 31,		At December 31,
(In thousands)	2019	2018	2019	2018
Subordinated bank note - 2025	$151,454	$144,296	$2,773	$(4,165)

The following table summarizes the effect of fair value hedge accounting on the Consolidated Statements of Income for the years ended December 31, 2019 and 2018.

	Year Ended December 31,
(In thousands)	2019	2018	2017
Statement of income line where the gain (loss) on the fair value hedge was recorded:
Interest expense on borrowings	$72,072	$43,144	$—
Other noninterest income	—	—	23,969
Gain (loss) on interest rate contract (fair value hedge)
Hedged item	$(6,937)	$2,163	$808
Derivative designated as a hedging instrument	6,986	(2,275)	(609)

Net income (expense) recognized on fair value hedge in interest expense on borrowings	49	(112)	199

Forward Foreign Exchange Contracts The effect of net investment hedges on accumulated other comprehensive income was as follows:

	Year Ended December 31,
(In thousands)	2019	2018	2017
Forward foreign exchange contracts	$(7,001)	$13,762	$(4,430)

Derivatives Not Designated as Hedging Instruments Certain other interest rate contracts, forward foreign exchange contracts, interest rate lock commitments and other contracts have not been designated as hedging instruments. The effect of these derivatives on the Consolidated Statements of Income was as follows:

		Year Ended December 31,
(In thousands)	Location of Gain (Loss)	2019	2018	2017
Interest rate contracts(1)	Other noninterest income	$(18,240)	$(440)	$(230)
Risk participation agreements	Other noninterest income	123	31	(38)
Forward foreign exchange contracts	Other noninterest expense	(10,209)	23,707	(15,748)
Interest rate lock commitments	Net gains on sales of loans	(573)	806	(73)
Forward loan sales commitments	Net gains on sales of loans	(172)	—	—
Swap agreement	Other noninterest expense	(69)	(274)	(311)

Net gain (loss) recognized		$(29,140)	$23,830	$(16,400)

(1)	Included in the year ended December 31, 2019 is a loss of $17.3 million related to the termination of $1.1 billion of interest rate swaps.

The Corporation executes all of its forward foreign exchange contracts in the over-the-counter market with large financial institutions pursuant to International Swaps and Derivatives Association, Inc. agreements. These agreements include credit risk-related features that enhance the creditworthiness of these instruments, as compared with other obligations of the respective counterparty with whom the Corporation has transacted, by requiring that additional collateral be posted under certain circumstances. The amount of collateral required depends on the contract and is determined daily based on market and currency exchange rate conditions.

At December 31, 2019 and 2018, credit risk-related contingent features existed on forward foreign exchange contracts with a notional value of $23.1 million and $25.7 million, respectively. In the event the Corporation is rated less than BB- by Standard and Poor’s, the contracts could be terminated or the Corporation may be required to provide approximately $462 thousand in additional collateral at both December 31, 2019 and 2018. There were no forward foreign exchange contracts containing credit risk-related features in a liability position at both December 31, 2019 and December 31, 2018.

At December 31, 2019, the Corporation had posted $54.6 million, $4.8 million and $1.3 million of cash collateral related to its interest rate contracts, forward foreign exchange contracts and swap agreement, respectively.

Note 24. Fair Value Measurements

The Corporation uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair values are based on the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Investment securities available-for-sale, certain loans held-for-sale, interest-only strips, derivative instruments, forward loan sales commitments and assets and liabilities held in trust for deferred compensation plans are recorded at fair value on a recurring basis. From time to time we may be required to record at fair value other assets on a non-recurring basis, such as certain investment securities held-to-maturity, loans and leases, goodwill, loan servicing rights, other intangible assets, other real estate owned, repossessed and returned assets or the securitization receivable. These non-recurring fair value adjustments typically involve application of lower of cost or fair value accounting or write-downs of individual assets.

The Corporation groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the degree and reliability of estimates and assumptions used to determine fair value. The levels are as follows:

Level 1	Valuations that are based on prices obtained from independent pricing sources for the same instruments traded in active markets.

Level 2	Valuations that are based on prices obtained from independent pricing sources that are based on observable transactions of similar instruments, but not quoted markets.

Level 3

Valuations generated from Corporation model-based techniques that use at least one significant unobservable input. Such unobservable inputs reflect estimates of assumptions that market participants would use in pricing the asset or liability.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Investment Securities Available-for-Sale: The fair value of investment securities available-for-sale, categorized as Level 2, is recorded using prices obtained from independent asset pricing services that are based on observable transactions, but not quoted markets. Management reviews the prices obtained from independent asset pricing services for unusual fluctuations and comparisons to current market trading activity.

Loans Held-for-Sale: The Corporation has elected the fair value option for certain residential mortgage loans held-for-sale. Accordingly, the fair values of these loans held-for-sale are based on valuation models that use the market price for similar loans sold in the secondary market. As these prices are derived from market observable inputs, the Corporation categorized as Level 2.

Interest-only Strips: The fair value of interest-only strips, categorized as Level 3, represents the present value of future cash flows expected to be received by the Corporation on certain assets. The Corporation uses available market data, along with its own empirical data and discounted cash flow models, to arrive at the fair value of its interest-only strips. The present value of the estimated expected future cash flows to be received is determined by using discount, loss and prepayment rates that the Corporation believes are commensurate with the risks associated with the cash flows and what a market participant would use. These assumptions are inherently subject to volatility and uncertainty and, as a result, the fair value of the interest-only strips may fluctuate significantly from period to period.

Derivative Instruments:

Interest Rate Contracts: The Corporation executes interest rate contracts as described in Note 3. Summary of Significant Accounting Policies. The fair value of these interest rate contracts, categorized as Level 2, is determined using a cash flow model which may consider the forward curve, the discount curve, option volatilities and credit valuation adjustments related to counterparty and/or borrower nonperformance risk.

Risk Participation Agreements: The fair value of risk participation agreements, categorized as Level 2, is determined using a cash flow model which may consider the forward curve, the discount curve, option volatilities and credit valuation adjustments related to counterparty and/or borrower nonperformance risk.

Forward Foreign Exchange Contracts: The Corporation’s forward foreign exchange contracts are recorded at fair value using a cash flow model that includes key inputs such as foreign exchange rates and an assessment of the risk of counterparty nonperformance. The risk of counterparty nonperformance is based on external assessments of credit risk. The fair value of these contracts, categorized as Level 2, is based on observable transactions, but not quoted markets.

Interest Rate Lock Commitments: The Corporation’s interest rate lock commitments are derivative instruments that are recorded at fair value based on valuation models that use the market price for similar loans sold in the secondary market. The interest rate lock commitments are adjusted for expectations of exercise and funding. As the prices are derived from market observable inputs, the Corporation categorized as Level 2.

Power Equity CDs: Power Equity CDs are categorized as Level 2, and determined using quoted prices of underlying stocks, along with other terms and features of the derivate instruments.

Swap Agreement: The Corporation’s swap agreement, categorized as Level 3, is related to the sale of the Corporation’s Visa Class B stock. The fair value of the swap agreement is based on the estimated exposure related to the Visa covered litigation through a probability analysis of the funding and estimated settlement amounts.

Forward Loan Sales Commitments: The Corporation enters into forward loan sales commitments to sell certain mortgage loans which are recorded at fair value based on valuation models. The Corporation’s expectation of the amount of its interest rate lock commitments that will ultimately close is a factor in determining the position. The valuation models utilize the fair value of related mortgage loans determined using observable market data and therefore categorized as Level 2.

Assets and Liabilities Held in Trust for Deferred Compensation Plans: Assets held in trust for deferred compensation plans include investments in publicly traded securities, excluding TCF Financial common stock reported in treasury stock and other equity, and U.S. Treasury notes. The fair value of these assets, categorized as Level 1, is based on prices obtained from independent asset pricing services based on active markets. The fair value of the liabilities equals the fair value of the assets.

The balances of assets and liabilities measured at fair value on a recurring basis were as follows:

	December 31, 2019
(In thousands)	Level 1	Level 2	Level 3	Total
Assets
Investment securities available-for-sale	$—	$6,719,568	$433	$6,720,001
Loans held-for-sale	—	91,202	—	91,202
Interest-only strips	—	—	12,813	12,813
Derivative assets:(1)
Interest rate contracts	—	102,893	—	102,893
Risk participation agreements	—	202	—	202
Interest rate lock commitments	—	2,772	—	2,772
Forward loan sales commitments	—	41	—	41
Power Equity CDs	—	734	—	734

Total derivative assets	—	106,642	—	106,642
Forward loan sales commitments	—	46	—	46
Assets held in trust for deferred compensation plans	43,743	—	—	43,743

Total assets at fair value	$43,743	$6,917,458	$13,246	$6,974,447

Liabilities
Derivative liabilities:(1)
Interest rate contracts	$—	$6,040	$—	$6,040
Risk participation agreements	—	354	—	354
Forward foreign exchange contracts	—	6,519	—	6,519
Interest rate lock commitments	—	20	—	20
Forward loan sales commitments	—	289	—	289
Power Equity CDs	—	734	—	734
Swap agreement	—	—	356	356

Total derivative liabilities	—	13,956	356	14,312
Liabilities held in trust for deferred compensation plans	43,743	—	—	43,743

Total liabilities at fair value	$43,743	$13,956	$356	$58,055

(1)

As permitted under GAAP, the Corporation has elected to net derivative assets and derivative liabilities when a legally enforceable master netting agreement exists as well as the related cash collateral received and paid. For purposes of this table, the derivative assets and derivative liabilities are presented gross of this netting adjustment.

	December 31, 2018
(In thousands)	Level 1	Level 2	Level 3	Total
Assets
Investment securities available-for-sale	$—	$2,470,061	$4	$2,470,065
Loans held-for-sale	—	—	18,070	18,070
Interest-only strips	—	—	16,835	16,835
Derivative assets:(1)
Interest rate contracts	—	7,884	—	7,884
Risk participation agreements	—	25	—	25
Forward foreign exchange contracts	—	6,689	—	6,689
Interest rate lock commitments	—	—	652	652

Total derivative assets	—	14,598	652	15,250
Forward loan sales commitments	—	—	152	152
Assets held in trust for deferred compensation plans	33,217	—	—	33,217

Total assets at fair value	$33,217	$2,484,659	$35,713	$2,553,589

Liabilities
Derivative liabilities:(1)
Interest rate contracts	$—	$3,706	$—	$3,706
Risk participation agreements	—	26	—	26
Forward foreign exchange contracts	—	13	—	13
Interest rate lock commitments	—	—	28	28
Swap agreement	—	—	583	583

Total derivative liabilities	—	3,745	611	4,356
Forward loan sales commitments	—	—	178	178
Liabilities held in trust for deferred compensation plans	33,217	—	—	33,217

Total liabilities at fair value	$33,217	$3,745	$789	$37,751

(1)

As permitted under GAAP, the Corporation has elected to net derivative assets and derivative liabilities when a legally enforceable master netting agreement exists as well as the related cash collateral received and paid. For purposes of this table, the derivative assets and derivative liabilities are presented gross of this netting adjustment.

Management assesses the appropriate classification of financial assets and liabilities within the fair value hierarchy by monitoring the level of available observable market information. Changes in markets or economic conditions, as well as changes to the valuation models, may require the transfer of financial instruments from one fair value level to another. Such transfers, if any, are recorded at the fair values as of the beginning of the quarter in which the transfers occurred.

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis were as follows:

(In thousands)	Investment securities available-for-sale	Loans held-for-sale	Interest- only strips	Interest rate lock commitments	Swap agreement	Forward loan sales commitments
Asset (liability) balance, December 31, 2016	$18	$6,498	$40,152	$297	$(619)	$361
Total net gains (losses) included in:
Net income	—	129	3,939	(74)	(310)	(298)
Other comprehensive income (loss)	—	—	(452)	—	—	—
Sales	—	(215,381)	—	—	—	—
Originations	—	212,509	3,377	—	—	—
Principal paydowns / settlements	(12)	(399)	(25,630)	—	314	—

Asset (liability) balance, December 31, 2017	$6	$3,356	$21,386	$223	$(615)	$63
Total net gains (losses) included in:
Net income	—	454	2,616	401	(274)	(89)
Other comprehensive income (loss)	—	—	1,195	—	—	—
Sales	—	(332,288)	—	—	—	—
Originations	—	346,560	4,797	—	—	—
Principal paydowns / settlements	(2)	(12)	(13,159)	—	306	—

Asset (liability) balance, December 31, 2018	$4	$18,070	$16,835	$624	$(583)	$(26)
Total net gains (losses) included in:
Net income	1	534	2,568	778	(68)	(119)
Other comprehensive income (loss)	(21)	—	(262)	—	—	—
Acquired	450	—	—	—	—	—
Sales	—	(164,693)	—	—	—	—
Originations	—	175,304	2,789	—	—	—
Principal paydowns / settlements	(1)	(4)	(9,117)	—	295	—
Transfers out of Level 3 (1)	—	(29,211)	—	(1,402)	—	145

Asset (liability) balance, December 31, 2019	$433	$—	$12,813	$—	$(356)	$—

(1)	Certain assets (liabilities) previously classified as Level 3 were transferred to Level 2 because current period prices are derived from Level 2 observable market data.

Assets and Liabilities Recorded at Fair Value on a Non-recurring Basis

The following is a discussion of the valuation methodologies used to record assets and liabilities at fair value on a non-recurring basis.

Loans and Leases: Loans and leases for which repayment is expected to be provided solely by the value of the underlying collateral, categorized as Level 3 and recorded at fair value on a non-recurring basis, are valued based on the fair value of that collateral less estimated selling costs. The fair value of the collateral is determined based on internal estimates and/or assessments provided by third-party appraisers and the valuation relies on discount rates ranging from 10.0% to 30.0%. Effective January 1, 2019, in conjunction with the adoption of ASU No. 2016-02, Leases (Topic 842) and the related ASUs, such loans and leases include impaired loans and leases as well as certain delinquent nonaccrual consumer loans. Previously, the Corporation did not include impaired leases.

Loan servicing rights: The fair value of loan servicing rights, categorized as Level 3, is based on a third party valuation model utilizing a discounted cash flow analysis using interest rates and prepayment speed assumptions currently quoted for comparable instruments and a discount rate determined by management. The valuation relies on discount rates ranging from 2.0% to 30.0%. Loan servicing rights are recorded at the lower of cost or fair value.

Other Real Estate Owned: The fair value of other real estate owned, categorized as Level 3, is based on independent appraisals, real estate brokers’ price opinions or automated valuation methods, less estimated selling costs. Certain properties require assumptions that are not observable in an active market in the determination of fair value and include discount rates ranging from 8.0% to 30.0%. Assets acquired through foreclosure are initially recorded at the lower of the loan or lease carrying amount or fair value less estimated selling costs at the time of transfer to other real estate owned.

Repossessed and Returned Assets: The fair value of repossessed and returned assets, categorized as Level 2 or Level 3 depending on the underlying asset type, is based on available pricing guides, auction results or price opinions, less estimated selling costs. Unobservable inputs used to value repossessed and returned assets categorized as Level 3 include discount rates ranging from 20.0% to 30.0%. Assets acquired through repossession or returned to the Corporation are initially recorded at the lower of carrying amount or fair value less estimated selling costs at the time of transfer to repossessed and returned assets.

The balances of assets measured at fair value on a non-recurring basis were as follows. There were no liabilities measured at fair value on a non-recurring basis at December 31, 2019 and December 31, 2018.

(In thousands)	Level 1	Level 2	Level 3	Total
At December 31, 2019
Loans and leases	$—	$—	$141,199	$141,199
Loan servicing rights	—	—	56,298	56,298
Other real estate owned	—	—	17,577	17,577
Repossessed and returned assets	—	6,968	—	6,968

Total non-recurring fair value measurements	$—	$6,968	$215,074	$222,042

At December 31, 2018
Loans	$—	$—	$57,663	$57,663
Other real estate owned	—	—	9,397	9,397
Repossessed and returned assets	—	4,358	5,165	9,523

Total non-recurring fair value measurements	$—	$4,358	$72,225	$76,583

Fair Value Option

The Corporation has elected the fair value option for certain residential mortgage loans held-for-sale. This election facilitates the offsetting of changes in fair value of the loans held-for-sale and the derivative financial instruments used to economically hedge them. The difference between the aggregate fair value and aggregate unpaid principal balance of these loans held-for-sale was as follows:

(In thousands)	December 31, 2019	December 31, 2018
Fair value carrying amount	$91,202	$18,070
Aggregate unpaid principal amount	88,192	17,517

Fair value carrying amount less aggregate unpaid principal	$3,010	$553

Differences between the fair value carrying amount and the aggregate unpaid principal balance include changes in fair value recorded at and subsequent to funding and gains and losses on the related loan commitment prior to funding. No loans recorded under the fair value option were delinquent or on nonaccrual status at December 31, 2019 and December 31, 2018. The net gain from initial measurement of the loans held-for-sale, any subsequent changes in fair value while the loans are outstanding and any actual adjustment to the gains realized upon sales of the loans totaled $27.9 million, $10.0 million and $4.9 million for the years ended December 31, 2019, 2018 and 2017, respectively, and are included in net gains on sales of loans and leases. These amounts exclude the impacts from the interest rate lock commitments and forward loan sales commitments which are also included in net gains on sales of loans and leases.

Disclosures about Fair Value of Financial Instruments

Management discloses the estimated fair value of financial instruments, including assets and liabilities on and off the Consolidated Statements of Financial Condition, for which it is practicable to estimate fair value. These fair value estimates were made at December 31, 2019 and December 31, 2018 based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price at which an asset could be sold or a liability could be settled. However, given there is no active market or observable market transactions for many of the financial instruments, the estimates of fair value are subjective in nature, involve uncertainties and include matters of significant judgment. Changes in assumptions could significantly affect the estimated values.

The carrying amounts and estimated fair values of the financial instruments, excluding short-term financial assets and liabilities as their carrying amounts approximate fair value and excluding financial instruments recorded at fair value on a recurring basis, were as follows. This information represents only a portion of the Consolidated Statements of Financial Condition and not the estimated value of the Corporation as a whole. Nonfinancial instruments such as the intangible value of the Corporation’s branches and core deposits, leasing operations, goodwill, premises and equipment and the future revenues from the Corporation’s customers are not reflected in this disclosure. Therefore, this information is of limited use in assessing the value of the Corporation.

	At December 31, 2019
	Carrying	Estimated Fair Value
(In thousands)	Amount	Level 1	Level 2	Level 3	Total
Financial instrument assets
FHLB and FRB stocks	$442,440	$—	$442,440	$—	$442,440
Investment securities held-to-maturity	139,445	—	141,168	3,676	144,844
Loans and leases held-for-sale	108,584	—	110,252	2,273	112,525
Net loans(1)	31,699,285	—	—	31,804,513	31,804,513
Securitization receivable(2)	19,689	—	—	19,466	19,466
Deferred fees on commitments to extend credit	19,300	—	19,300	—	19,300

Total financial instrument assets	$32,428,743	$—	$713,160	$31,829,928	$32,543,088

Financial instrument liabilities
Certificates of deposits	$7,455,556	$—	$7,460,577	$—	$7,460,577
Long-term borrowings	2,354,448	—	2,368,469	—	2,368,469
Deferred fees on standby letters of credit	56	—	56	—	56

Total financial instrument liabilities	$9,810,060	$—	$9,829,102	$—	$9,829,102

	At December 31, 2018
	Carrying	Estimated Fair Value
(In thousands)	Amount	Level 1	Level 2	Level 3	Total
Financial instrument assets
FHLB and FRB stocks	$91,654	$—	$91,654	$—	$91,654
Investment securities held-to-maturity	148,852	—	146,467	2,800	149,267
Loans held-for-sale	72,594	—	—	74,078	74,078
Net loans(1)	16,398,860	—	—	16,399,551	16,399,551
Securitization receivable(2)	19,432	—	—	19,025	19,025
Deferred fees on commitments to extend credit	18,555	—	18,555	—	18,555

Total financial instrument assets	$16,749,947	$—	$256,676	$16,495,454	$16,752,130

Financial instrument liabilities
Certificates of deposits	$4,790,680	$—	$4,820,442	$—	$4,820,442
Long-term borrowings	1,449,472	—	1,451,550	—	1,451,550
Deferred fees on standby letters of credit	77	—	77	—	77

Total financial instrument liabilities	$6,240,229	$—	$6,272,069	$—	$6,272,069

(1)	Expected credit losses are included in the estimated fair values.
(2)

The Corporation executed an auto finance loan securitization during 2016 with a related receivable representing a cash reserve account posted at the inception of the securitization. The carrying amount is included in other assets.

Note 25. Earnings Per Common Share

The computations of basic and diluted earnings per common share were as follows:

	Year Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2017
Basic Earnings Per Common Share:
Net income attributable to TCF Financial Corporation	$295,468	$304,358	$268,637
Preferred stock dividends	9,975	11,588	19,904
Impact of preferred stock redemption(1)	—	3,481	5,779

Net income available to common shareholders	285,493	289,289	242,954
Less: Earnings allocated to participating securities	20	42	42

Earnings allocated to common stock	$285,473	$289,247	$242,912

Weighted-average common shares outstanding used in basic earnings per common share calculation	111,604,094	84,133,983	85,706,054

Basic earnings per common share	$2.56	$3.44	$2.83

Diluted Earnings Per Common Share:
Earnings allocated to common stock	$285,473	$289,247	$242,912

Weighted-average common shares outstanding used in basic earnings per common share calculation	111,604,094	84,133,983	85,706,054
Net dilutive effect of:
Non-participating restricted stock	140,832	—	—
Stock options	73,439	1,184	14,544
Warrants	—	189,519	13,977

Weighted-average common shares outstanding used in diluted earnings per common share calculation	111,818,365	84,324,686	85,734,575

Diluted earnings per common share	$2.55	$3.43	$2.83

Anti-dilutive shares outstanding not included in the computation of diluted earnings per common share
Non-participating restricted stock	1,288,539	1,028,942	1,163,382
Stock options	97,980	—	—

(1)	Amounts represent the deferred stock issuance costs originally recorded in preferred stock that were reclassified to retained earnings.

Note 26. Other Noninterest Expense

Other noninterest expense was as follows:

	Year Ended December 31,
(In thousands)	2019	2018	2017
Outside processing	$38,151	$20,574	$20,473
Loan and lease expense	31,216	13,649	22,149
Advertising and marketing	28,220	28,120	26,927
Professional fees	26,863	21,529	33,070
Card processing and issuance costs	21,235	17,461	18,325
FDIC insurance	18,298	15,056	16,049
CFPB and OCC settlement charge	—	32,000	—
Goodwill impairment	—	—	73,041
Other	139,733	107,097	115,712

Total other noninterest expense	$303,716	$255,486	$325,746

Note 27. Reportable Segments

The Corporation’s reportable segments are Consumer Banking, Commercial Banking and Enterprise Services. Consumer Banking is comprised of all of the Corporation’s consumer-facing businesses and includes retail banking, consumer lending, wealth management and small business banking. Commercial Banking, previously named Wholesale Banking, is comprised of commercial and industrial and commercial real estate banking and lease financing. Enterprise Services is comprised of (i) corporate treasury, which includes the Corporation’s investment and borrowing portfolios and management of capital, debt and market risks, (ii) corporate functions, such as information technology, risk and credit management, bank operations, finance, investor relations, corporate development, internal audit, legal and human capital management that provide services to the operating segments, (iii) TCF Financial and (iv) eliminations.

In connection with the Merger, effective August 1, 2019, the Corporation renamed its Wholesale Banking segment to Commercial Banking to align with the way the Corporation is now managed. In addition, activity that was related to small business banking and private banking were moved from the Commercial Banking segment to the Consumer Banking segment. The revised presentation of previously reported segment data has been applied retroactively to all periods presented in these financial statements.

The Corporation evaluates performance and allocates resources based on each reportable segment’s net income or loss. The reportable segments follow GAAP as described in Note 1. Basis of Presentation, except for the accounting for intercompany interest income and interest expense, which are eliminated in consolidation and presenting net interest income on a fully tax-equivalent basis. The Corporation generally accounts for inter-segment sales and transfers at cost.

Certain information for each of the reportable segments, including reconciliations of the Corporation’s consolidated totals, was as follows:

(In thousands)	Consumer Banking	Commercial Banking	Enterprise Services	Consolidated
At or For the Year Ended December 31, 2019:
Net interest income	$676,552	$536,154	$76,326	$1,289,032
Provision for credit losses	16,550	48,732	—	65,282
Noninterest income	273,915	198,898	(7,281)	465,532
Noninterest expense	753,904	383,390	194,821	1,332,115
Income tax expense (benefit)	38,353	50,581	(38,693)	50,241

Income (loss) after income tax expense (benefit)	141,660	252,349	(87,083)	306,926

Income attributable to non-controlling interest	—	11,458	—	11,458
Preferred stock dividends	—	—	9,975	9,975

Net income (loss) available to common shareholders	$141,660	$240,891	$(97,058)	$285,493

Total assets	$14,225,928	$23,610,054	$8,815,571	$46,651,553

(In thousands)	Consumer Banking	Commercial Banking	Enterprise Services	Consolidated
At or For the Year Ended December 31, 2018:
Net interest income	$569,220	$383,031	$56,244	$1,008,495
Provision for credit losses	24,661	22,107	—	46,768
Noninterest income	262,797	190,442	1,158	454,397
Noninterest expense	669,967	308,727	35,706	1,014,400
Income tax expense (benefit)	31,645	52,675	1,776	86,096

Income (loss) after income tax expense (benefit)	105,744	189,964	19,920	315,628

Income attributable to non-controlling interest	—	11,270	—	11,270
Preferred stock dividends	—	—	11,588	11,588
Impact of preferred stock call	—	—	3,481	3,481

Net income (loss) available to common shareholders	$105,744	$178,694	$4,851	$289,289

Total assets	$8,344,771	$12,077,321	$3,277,520	$23,699,612

(In thousands)	Consumer Banking	Commercial Banking	Enterprise Services	Consolidated
At or For the Year Ended December 31, 2017:
Net interest income (expense)	$586,290	$359,844	$(8,660)	$937,474
Provision for credit losses	49,683	18,760	—	68,443
Noninterest income	285,222	150,526	315	436,063
Noninterest expense	748,272	272,888	38,774	1,059,934
Income tax expense (benefit)	49,927	(69,297)	(14,254)	(33,624)

Income (loss) after income tax expense (benefit)	23,630	288,019	(32,865)	278,784

Income attributable to non-controlling interest	—	10,147	—	10,147
Preferred stock dividends	—	—	19,904	19,904
Impact of preferred stock call	—	—	5,779	5,779

Net income (loss) available to common shareholders	$23,630	$277,872	$(58,548)	$242,954

Total assets	$9,062,862	$11,402,657	$2,536,640	$23,002,159

Note 28. Parent Company Financial Information

TCF Financial’s condensed statements of financial condition, income and cash flows were as follows:

Condensed Statements of Financial Condition

	At December 31,
(In thousands)	2019	2018
Assets:
Cash and due from banks	$157,103	$91,132
Premises and equipment, net	3,813	78
Deferred tax asset	8,536	2,974
Investment in TCF Bank	5,526,078	2,426,329
Accounts receivable from TCF Bank	25,887	23,780
Other assets	40,961	1,201

Total assets	$5,762,378	$2,545,494

Liabilities and Equity:
Long term borrowings	$19,021	$—
Accrued expenses and other liabilities	36,342	7,693

Total liabilities	55,363	7,693

Equity	5,707,015	2,537,801

Total liabilities and equity	$5,762,378	$2,545,494

Condensed Statements of Income

	Year Ended December 31,
(In thousands)	2019	2018	2017
Interest income	$262	$200	$183
Interest expense	484	—	—

Net interest income	(222)	200	183
Noninterest income:
Dividends from TCF Bank	225,000	431,000	65,000
Management fees	14,001	20,532	15,660
Other	581	426	13

Total noninterest income	239,582	451,958	80,673

Noninterest expense:
Compensation and employee benefits	18,677	20,282	16,233
Occupancy and equipment	470	301	275
Merger-Related expenses	69,944	—	—
Other	5,040	5,682	3,353

Total noninterest expense	94,131	26,265	19,861

Income before income tax benefit and equity in undistributed earnings (loss) of TCF Bank	145,229	425,893	60,995
Income tax benefit	15,513	952	1,575

Income before equity in undistributed earnings (loss) of TCF Bank	160,742	426,845	62,570
Equity in undistributed earnings (loss) of TCF Bank	134,726	(122,487)	206,067

Net income	295,468	304,358	268,637
Preferred stock dividends	9,975	11,588	19,904
Impact of preferred stock redemption	—	3,481	5,779

Net income available to common shareholders	$285,493	$289,289	$242,954

Condensed Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2019	2018	2017
Cash flows from operating activities:
Net income	$295,468	$304,358	$268,637
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed (earnings) loss of TCF Bank	(134,726)	122,487	(206,067)
Share-based compensation expense	28,351	17,824	14,743
Depreciation and amortization	(640)	4,986	9,110
Provision (benefit) for deferred income taxes	4,893	(583)	4,690
Net gains (losses) on sales of assets	6	(402)	—
Net change in other assets	(1,072)	753	—
Net change in other liabilities	(1,154)	(374)	(2,494)
Other, net	(21,719)	(7,958)	(12,645)

Net cash provided by operating activities	169,407	441,091	75,974

Cash flows from investing activities:
Purchases of premises and equipment and lease equipment	(95)	(3)	(23)
Proceeds from sales of premises and equipment	17	727	—
Net cash acquired in business combination	155,155	—	—

Net cash provided by (used in) investing activities	155,077	724	(23)

Cash flows from financing activities:
Redemption of Series B preferred stock	—	(100,000)	—
Net proceeds from public offering of Series C preferred stock	—	—	169,302
Redemption of Series A preferred stock	—	—	(172,500)
Repurchases of common stock	(86,309)	(212,929)	(9,163)
Common shares sold to TCF employee benefit plans	—	715	23,254
Dividends paid on preferred stock	(9,975)	(11,588)	(19,904)
Dividends paid on common stock	(156,060)	(99,490)	(50,617)
Payments related to tax-withholding upon conversion of share-based awards	(6,198)	(6,865)	(5,506)
Exercise of stock options	29	(997)	(57)

Net cash used in financing activities	(258,513)	(431,154)	(65,191)

Net change in cash and due from banks	65,971	10,661	10,760
Cash and due from banks at beginning of period	91,132	80,471	69,711

Cash and due from banks at end of period	$157,103	$91,132	$80,471

TCF Financial’s operations are conducted through its banking subsidiary, TCF Bank. As a result, TCF Financial’s cash flows and ability to make dividend payments to its preferred and common shareholders depend on the earnings of TCF Bank. The ability of TCF Bank to pay dividends or make other payments to TCF Financial is limited by its obligation to maintain sufficient capital and by other regulatory restrictions on dividends. See “Note 19. Regulatory Capital Requirements” of Notes to Consolidated Financial Statements for further information.

Note 29. Accumulated Other Comprehensive Income (Loss)

The components of other comprehensive income (loss), reclassifications from accumulated other comprehensive income (loss) to various financial statement line items and the related tax effects were as follows:

(In thousands)	Before Tax	Tax Effect	Net of Tax
Year Ended December 31, 2019:
Net unrealized gains (losses) on available-for-sale investment securities and interest-only strips:
Net unrealized gains (losses) arising during the period	$109,403	$(25,707)	$83,696
Reclassification of net (gains) losses from accumulated other comprehensive income (loss) to:
Total interest income	2,644	(716)	1,928
Net gains (losses) on investment securities	(1,517)	369	(1,148)
Other noninterest expense	(485)	129	(356)

Amounts reclassified from accumulated other comprehensive income (loss)	642	(218)	424

Net unrealized gains (losses) on available-for-sale investment securities and interest-only strips	110,045	(25,925)	84,120

Recognized postretirement prior service cost:
Reclassification of amortization of prior service cost to other noninterest expense	(46)	13	(33)
Net unrealized gains (losses) on net investment hedges	(7,001)	1,815	(5,186)

Foreign currency translation adjustment(1)	8,514	—	8,514

Total other comprehensive income (loss)	$111,512	$(24,097)	$87,415

Year Ended December 31, 2018:
Net unrealized gains (losses) on available-for-sale investment securities and interest-only strips:
Net unrealized gains (losses) arising during the period	$(16,373)	$4,002	$(12,371)
Reclassification of net (gains) losses from accumulated other comprehensive income (loss) to:
Total interest income	1,066	(335)	731
Net gains (losses) on investment securities	(127)	31	(96)
Other noninterest expense	90	(23)	67

Amounts reclassified from accumulated other comprehensive income (loss)	1,029	(327)	702

Net unrealized gains (losses) on available-for-sale investment securities and interest-only strips	(15,344)	3,675	(11,669)

Recognized postretirement prior service cost:
Reclassification of amortization of prior service cost to other noninterest expense	(46)	12	(34)

Net unrealized gains (losses) on net investment hedges	13,762	(3,312)	10,450

Foreign currency translation adjustment(1)	(13,368)	—	(13,368)

Total other comprehensive income (loss)	$(14,996)	$375	$(14,621)

Year Ended December 31, 2017:
Net unrealized gains (losses) on available-for-sale investment securities and interest-only strips:
Net unrealized gains (losses) arising during the period	$24,244	$(8,857)	$15,387
Reclassification of net (gains) losses from accumulated other comprehensive income (loss) to:
Total interest income	963	572	1,535
Other noninterest expense	(755)	287	(468)

Amounts reclassified from accumulated other comprehensive income (loss)	208	859	1,067

Net unrealized gains (losses) on available-for-sale investment securities and interest-only strips	24,452	(7,998)	16,454

Recognized postretirement prior service cost:
Reclassification of amortization of prior service cost to other noninterest expense	(46)	17	(29)

Net unrealized gains (losses) on net investment hedges	(4,430)	1,684	(2,746)

Foreign currency translation adjustment(1)	4,921	—	4,921

Total other comprehensive income (loss)	$24,897	$(6,297)	$18,600

(1)	Foreign investments are deemed to be permanent in nature and, therefore, TCF does not provide for taxes on foreign currency translation adjustments.

Reclassifications of net (gains) losses from accumulated other comprehensive income (loss) for available-for-sale investment securities and interest-only strips were recorded in the Consolidated Statements of Income in interest income for those investment securities that were previously transferred to held-to-maturity, in net gains on investment securities for sales of available-for-sale investment securities and in other noninterest expense for interest-only strips. During 2014, the Corporation transferred $191.7 million of available-for-sale mortgage-backed investment securities to held-to-maturity. At December 31, 2019 and 2018, the unrealized holding loss on the transferred investment securities retained in accumulated other comprehensive income (loss) totaled $8.4 million and $11.0 million, respectively. These amounts are amortized over the remaining lives of the transferred investment securities. The tax effects of the reclassifications included in the table above were recorded in income tax expense (benefit) in the Consolidated Statements of Income.

The components of accumulated other comprehensive income (loss) were as follows:

(In thousands)	Net Unrealized Gains (Losses) on Available-for- Sale Investment Securities and Interest-only Strips	Net Unrealized Gains (Losses) on Net Investment Hedges	Foreign Currency Translation Adjustment	Recognized Postretirement Prior Service Cost	Total
At or For the Year Ended December 31, 2019:
Balance, beginning of period	$(28,022)	$14,986	$(20,211)	$109	$(33,138)
Other comprehensive income (loss)	83,696	(5,186)	8,514	—	87,024
Amounts reclassified from accumulated other comprehensive income (loss)	424	—	—	(33)	391

Net other comprehensive income (loss)	84,120	(5,186)	8,514	(33)	87,415

Balance, end of period	$56,098	$9,800	$(11,697)	$76	$54,277

At or For the Year Ended December 31, 2018:
Balance, beginning of period	$(16,353)	$4,536	$(6,843)	$143	$(18,517)
Other comprehensive income (loss)	(12,371)	10,450	(13,368)	—	(15,289)
Amounts reclassified from accumulated other comprehensive income (loss)	702	—	—	(34)	668

Net other comprehensive income (loss)	(11,669)	10,450	(13,368)	(34)	(14,621)

Balance, end of period	$(28,022)	$14,986	$(20,211)	$109	$(33,138)

At or For the Year Ended December 31, 2017:
Balance, beginning of period	$(28,601)	$6,493	$(11,764)	$147	$(33,725)
Other comprehensive income (loss)	15,387	(2,746)	4,921	—	17,562
Amounts reclassified from accumulated other comprehensive income (loss)	1,067	—	—	(29)	1,038

Net other comprehensive income (loss)	16,454	(2,746)	4,921	(29)	18,600

Adoption impact of ASU 2018-02	(4,206)	789	—	25	(3,392)

Balance, end of period	$(16,353)	$4,536	$(6,843)	$143	$(18,517)

Note 30. Selected Quarterly Financial Data (Unaudited)

	Quarter Ended
(In thousands, except per share data)	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018
Net interest income	$408,753	$371,793	$254,057	$254,429	$253,153	$253,502	$254,751	$247,089
Provision for credit losses	14,403	27,188	13,569	10,122	18,894	2,270	14,236	11,368

Net interest income after provision for credit losses	394,350	344,605	240,488	244,307	234,259	251,232	240,515	235,721
Noninterest income	158,052	94,258	109,718	103,504	123,868	112,064	110,151	108,314
Noninterest expense	416,571	425,620	236,849	253,075	249,958	246,423	272,039	245,980

Income before income tax expense (benefit)	135,831	13,243	113,357	94,736	108,169	116,873	78,627	98,055
Income tax expense (benefit)	21,375	(11,735)	19,314	21,287	20,013	28,034	16,418	21,631

Income after income tax expense (benefit)	114,456	24,978	94,043	73,449	88,156	88,839	62,209	76,424
Income attributable to non-controlling interest	2,057	2,830	3,616	2,955	2,504	2,643	3,460	2,663

Net income attributable to TCF Financial Corporation	112,399	22,148	90,427	70,494	85,652	86,196	58,749	73,761
Preferred stock dividends	2,494	2,494	2,494	2,493	2,494	2,494	2,494	4,106
Impact of preferred stock redemption	—	—	—	—	—	—	—	3,481

Net income available to common shareholders	$109,905	$19,654	$87,933	$68,001	$83,158	$83,702	$56,255	$66,174

Earnings per common share:
Basic	$0.72	$0.15	$1.07	$0.83	$1.00	$1.00	$0.67	$0.77
Diluted	0.72	0.15	1.07	0.83	1.00	1.00	0.67	0.77

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Controls and Procedures

Disclosure Controls and Procedures TCF Financial carried out an evaluation, under the supervision and with the participation of TCF Financial’s management, including its Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer), of the effectiveness of the design and operation of TCF Financial’s disclosure controls and procedures pursuant to Rules 13a-15 and 15d-15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on that evaluation, management concluded that TCF Financial’s disclosure controls and procedures were effective as of December 31, 2019.

Any system of disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. The design of a control system inherently has limitations and the benefits of controls must be weighed against their costs. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of the controls. Therefore, no assessment of a cost-effective system of internal controls can provide absolute assurance that all control issues and instances of fraud, if any, will be detected.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by TCF Financial in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to TCF Financial’s management, including the Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer), as appropriate, to allow for timely decisions regarding required disclosure. TCF Financial’s disclosure controls also include internal controls that are designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use and that transactions are properly recorded and reported.

Changes in Internal Control Over Financial Reporting Management is responsible for establishing and maintaining adequate internal control over financial reporting for TCF. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of TCF; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of TCF are only being made in accordance with authorizations of management and directors of TCF; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of TCF’s assets that could have a material effect on the financial statements.

The Merger, which was completed on August 1, 2019, had a material impact on the financial position, results of operations and cash flows of the combined company from the date of acquisition through December 31, 2019. We continue to progress in our process of planning for the future integration of our financial systems and assessing the anticipated changes in the internal controls over financial reporting for the combined company. We expect that the integration will be completed in the second half of 2020 and we will disclose material changes in internal control over financial reporting on an on-going basis as they occur.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for TCF Financial Corporation (the “Corporation”). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Corporation are only being made in accordance with authorizations of management and directors of the Corporation; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation’s assets that could have a material effect on the financial statements.

Management, with the participation of the Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Financial Officer), completed an assessment of TCF’s internal control over financial reporting as of December 31, 2019. This assessment was based on criteria for evaluating internal control over financial reporting established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in May 2013. Based on this assessment, management concluded that TCF’s internal control over financial reporting was effective as of December 31, 2019.

KPMG LLP, the Corporation’s independent registered public accounting firm that audited the consolidated financial statements included in this annual report, has issued an unqualified attestation report on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2019.

Any control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. The design of a control system inherently has limitations and the benefits of controls must be weighed against their costs. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of the controls. Therefore, no assessment of a cost-effective system of internal controls can provide absolute assurance that all control issues and instances of fraud, if any, will be detected.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

TCF Financial Corporation:

Opinion on Internal Control Over Financial Reporting

We have audited TCF Financial Corporation and subsidiaries’ (the Corporation) internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated statements of financial condition of the Corporation as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and our report dated March 2, 2020 expressed an unqualified opinion on those consolidated financial statements.

Basis for Opinion

The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ KPMG LLP

Detroit, Michigan

March 2, 2020